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As filed with the Securities and Exchange Commission on October 15, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PG&E Energy Recovery Funding LLC
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	245 Market Street, Room 424 San Francisco, CA 94105 (415) 973-6252	20-1707696 (I.R.S. Employer Identification Number)
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Linda Y.H. Cheng
245 Market Street, Room 424
San Francisco, CA 94105
(415) 973-6252
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Dean E. Criddle Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, California 94105 (415) 773-5700 Fax (415) 773-5759	Eric D. Tashman Sidley Austin Brown & Wood LLP 555 California Street, 20th Floor San Francisco, California 94104 (415) 772-1200 Fax (415) 397-4621

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Debt Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Energy Recovery Bonds	$1,000,000	100%	$1,000,000	$126.70

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

FORM OF PROSPECTUS SUPPLEMENT

(To Prospectus dated                             ,               )

$                      Energy Recovery Bonds, Series 200[4]-1
PG&E Energy Recovery Funding LLC, issuer
Pacific Gas and Electric Company, seller and servicer

The following securities are being offered in this prospectus supplement*:

Class	Initial Principal Amount	Interest Rate	Price	Underwriting Discounts and Commissions	Net Proceeds to Issuer	Scheduled Maturity Date	Final Legal Maturity Date

* These securities will be referred to as the series 200[4]-1 bonds in this prospectus supplement.

Interest and principal on the series 200[4]-1 bonds will be payable [quarterly, on the     th day of                            ,                            ,                            and                            ] or the first business day after these dates, beginning                           , 2005.

Consider carefully the risk factors beginning on page [18] of the accompanying prospectus before investing in the series 200[4]-1 bonds.

The series 200[4]-1 bonds will be issued by PG&E Energy Recovery Funding LLC, a Delaware limited liability company, and will be secured only by certain collateral described under "THE ENERGY RECOVERY BONDS—Security for Payment of the Energy Recovery Bonds" in the accompanying prospectus. That collateral consists primarily of recovery property, including rights in a dedicated rate component charge to be collected from electricity consumers within the geographical area where Pacific Gas and Electric Company, or PG&E, provided electricity distribution service as of December 19, 2003, subject to certain limited exemptions, in amounts designed to be sufficient to make payments on the series 200[4]-1 bonds. Neither the full faith and credit nor the taxing power of the State of California is pledged to the payment of principal of, or interest on, the series 200[4]-1 bonds.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

There currently is no secondary market for the series 200[4]-1 bonds, and there is no assurance that one will develop.

The series 200[4]-1 bonds are offered by the underwriters when, as and if issued by PG&E Energy Recovery Funding LLC and accepted by the underwriters and subject to the underwriters' right to reject orders in whole or in part. The underwriters expect to deliver the series 200[4]-1 bonds in book-entry form through the facilities of The Depository Trust Company, New York, New York on [              ], 200[4].

This prospectus supplement does not contain complete information about the offering of the series 200[4]-1 bonds. Additional information is contained in the accompanying prospectus. Prospective investors are urged to read both this prospectus supplement and the accompanying prospectus in full. Sales of the series 200[4]-1 bonds may not be consummated unless the purchaser has received both this prospectus supplement and the accompanying prospectus.

Morgan Stanley

The date of this prospectus supplement is [                           ], 200[4].

Prospectus Supplement

[Prospectus Table of Contents]

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus contain various forward-looking statements. These forward-looking statements can be identified by the use of words such as "assume," "expect," "intend," "plan," "project," "believe," "estimate," "predict," "anticipate," "may," "might," "will," "should," "could," "goal," "potential" and similar expressions. We base these forward-looking statements on our current expectations and projections about future events, our assumptions regarding these events and our knowledge of facts at the time the statements are made. These forward-looking statements are subject to various risks and uncertainties that may be outside our control, and actual results could differ materially from projected results. These risks and uncertainties include, among other things:

  •
  prevailing governmental policies and legislative or regulatory actions generally, including those of the California legislature, the U.S. Congress, the California Public Utilities Commission, or the CPUC, and the Federal Regulatory Energy Commission;

  •
  the accuracy of the servicer's estimates of industrial, commercial and residential growth in PG&E's service territory, including related estimates of conservation and electricity usage efficiency;

  •
  the accuracy of the servicer's estimates of the payment patterns of electricity consumers, including the rate of delinquencies and any collections curves;

  •
  the operating performance of PG&E's facilities;

  •
  weather, storms, earthquakes, fires, floods, other natural disasters, explosions, accidents, mechanical breakdowns and other events or hazards that affect demand and electricity usage, result in power outages, reduce generating output, or cause damage to PG&E's assets or operations or those of third parties on which PG&E relies;

  •
  unanticipated population growth or decline, changes in market demand, demographic patterns or general economic and financial market conditions that affect demand and electricity usage;

  •
  the ability of alternate energy service providers that provide consolidated billing and sell electricity to electricity consumers in PG&E's service territory to pay dedicated rate component charges; and

  •
  acts of terrorism.

For additional factors that could affect the validity of our forward-looking statements, you should read the section of the accompanying prospectus titled "Risk Factors."

        You should read this prospectus supplement and the accompanying prospectus, the documents that we have filed as exhibits to the registration statement of which the accompanying prospectus is a part and the documents that we refer to under the section of the accompanying prospectus titled "Where You Can Find More Information" completely and with the understanding that our actual future results could be materially different from what we currently expect. We qualify all our forward-looking statements by these cautionary statements. These forward-looking statements in this prospectus supplement speak only as of the date of this prospectus supplement. Except as required by applicable laws or regulations, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

ii

SUMMARY OF TERMS—PROSPECTUS SUPPLEMENT

        The following information supplements, and should be read together with, the information contained in the accompanying prospectus. This summary highlights some information from this prospectus supplement and the accompanying prospectus, but it may not contain all the information that may be important to you in deciding whether to purchase the series 200[4]-1 bonds offered by this prospectus supplement. You should read this entire prospectus supplement, the accompanying prospectus and the information incorporated by reference into the accompanying prospectus carefully before purchasing series 200[4]-1 bonds.

Issuer of the Series 200[4]-1 Bonds:	PG&E Energy Recovery Funding LLC is a Delaware limited liability company, wholly owned by PG&E. We were formed solely for the purpose of purchasing and owning the recovery property, issuing one or more series of energy recovery bonds, including the series 200[4]-1 bonds, pledging our interest in recovery property for a series of energy recovery bonds and certain other property to the indenture trustee for that series of energy recovery bonds in order to secure that series of energy recovery bonds.
Issuer's Address:	245 Market Street, Room 424, San Francisco, California 94105
Issuer's Telephone Number:	(415) 973-6252
Seller of the Recovery Property:	PG&E, a public utility operating in northern and central California, is engaged primarily in the businesses of electricity and natural gas distribution, electricity generation, electricity transmission and natural gas transportation and storage. At December 31, 2003, PG&E served approximately 4.9 million electricity distribution customers. PG&E is a subsidiary of PG&E Corporation, an energy-based holding company.
Servicer of the Recovery Property:	PG&E, acting as the initial servicer, and any successor servicer, will service the recovery property securing the series 200[4]-1 bonds under a servicing agreement with us. PG&E, as servicer of the recovery property, will collect the DRC charge.
Indenture Trustee:	[Trustee]
Closing Date:	On or about , 200[4]
DRC Charge:	As more fully described under "THE RECOVERY PROPERTY" in the accompanying prospectus, a uniform nonbypassable dedicated rate component charge per kilowatt hour will be imposed on all electricity consumed in the geographical area where PG&E provided electricity distribution service as of December 19, 2003, subject to certain limited exemptions. In this prospectus supplement, we refer to the geographical area where PG&E provided electricity distribution service as of December 19, 2003 as "PG&E's service territory" and we refer to this dedicated rate component charge as the "DRC charge."

Based on the expected amortization schedule for the series 200[4]-1 bonds set forth in this prospectus supplement and the assumptions related to the expected amortization schedule, the initial DRC charge will be [ ] cents per kilowatt-hour. See "THE RECOVERY PROPERTY FOR THE SERIES 200[4]-1 BONDS" in this prospectus supplement.
Adjustments to DRC Charge:	In order to enhance the likelihood that actual DRC charge collections are neither more nor less than the amount necessary to amortize the series 200[4]-1 bonds in accordance with the expected amortization schedule, pay all related fees and expenses, fund the overcollateralization subaccount as scheduled and replenish the capital subaccount as necessary, the servicing agreement requires the servicer to seek, and the financing order issued by the CPUC on November , 2005, or the financing order, requires the CPUC to approve, periodic true-up adjustments to the DRC charge. The true-up adjustments to the DRC charge will continue until all interest and principal on all series of energy recovery bonds and related expenses have been paid or provided for in full. See "THE RECOVERY PROPERTY—True-Up Adjustments" in the accompanying prospectus and "THE RECOVERY PROPERTY FOR THE SERIES 200[4]-1 BONDS" in this prospectus supplement.
Payment Dates:	Each [ , , and ] (or if any payment date is not a business day, the next succeeding business day), commencing , 2005.
Record Date:	With respect to any payment date, the business day preceding that payment date, if the series 200[4]-1 bonds are in book-entry form or, if definitive bonds are issued, the [last day of the preceding calendar month].
Optional Redemption:	We may redeem the series 200[4]-1 bonds in whole after the last scheduled maturity date for the series 200[4]-1 bonds if the outstanding principal balance of the series 200[4]-1 bonds on or before the redemption date is less than or equal to five percent of the initial principal balance of the series 200[4]-1 bonds. The redemption price for the series 200[4]-1 bonds will be the outstanding principal balance of, and accrued but unpaid interest on, the series 200[4]-1 bonds. We may only exercise this redemption option if we have adequate funds to do so and if such exercise would not cause us to be insolvent.
Minimum Denominations:	$1,000, except for one bond of each class that may be of a smaller denomination.

Book-Entry:	The series 200[4]-1 bonds will initially be registered in the name of Cede & Co., the nominee of The Depository Trust Company, or DTC, and available only in the form of book-entries on the records of DTC, its participants and its indirect participants. [Bondholders may also hold energy recovery bonds through Clearstream Banking, Luxembourg S.A. or Euroclear in Europe, if they are participants in those systems or indirectly through organizations that are participants in those systems.] For a more complete discussion of the book-entry bonds, see "THE ENERGY RECOVERY BONDS—Book-Entry Registration" in the accompanying prospectus.
Additional Bonds:	We may issue additional series of energy recovery bonds under a separate indenture without the consent of holders of the series 200[4]-1 bonds. Additional series may be issued upon satisfaction of certain conditions. See "THE SALE AGREEMENTS—Conditions to the Sale of Recovery Property" in the accompanying prospectus.
Risk Factors:	Consider carefully the risk factors beginning on page [16] of the accompanying prospectus before you invest in the series 200[4]-1 bonds.
Ratings:	It is a condition of any underwriter's obligation to purchase the series 200[4]-1 bonds that each class of series 200[4]-1 bonds be rated "AAA" by Standard and Poor's, a division of The McGraw-Hill Companies, Inc., or S&P, "Aaa" by Moody's Investors Service, Inc., or Moody's, and "AAA" by Fitch Ratings, Inc., or Fitch.
Tax Status:	See "TAX MATTERS" in this prospectus supplement.
ERISA Considerations:	Pension plans and other investors subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, or ERISA, and/or the prohibited transaction provisions of Section 4975 of the Internal Revenue Code of 1986, or the Code, may acquire the series 200[4]-1 bonds subject to specified conditions. The acquisition and holding of the series 200[4]-1 bonds could be treated as indirect prohibited transactions under ERISA and/or Section 4975 of the Code. Accordingly, by purchasing the series 200[4]-1 bonds, each investor purchasing on behalf of a pension plan, or other investor subject to Title I of ERISA and/or Section 4975 of the Code, will be deemed to certify that the purchase and subsequent holding of the energy recovery bonds would be exempt from the prohibited transaction rules of ERISA and/or Section 4975 of the Code. For further information regarding the application of ERISA and/or the prohibited transaction provisions of the Code, see "ERISA CONSIDERATIONS" in the accompanying prospectus.

THE SERIES 200[4]-1 BONDS

General

        We will issue the series 200[4]-1 bonds as a new series of energy recovery bonds under, and their payment will be secured pursuant to, an indenture to be entered into between us and [Trustee], as trustee, or the indenture trustee, as that indenture may be amended or supplemented from time to time. We will issue the series 200[4]-1 bonds in minimum denominations of $1,000 and in integral multiples of $1,000. The series 200[4]-1 bonds will consist of [    ] classes, in the initial principal amounts and bearing the interest rates and having the scheduled maturity dates and final legal maturity dates listed below:

TABLE 1

Class	Interest Rate	Initial Principal Amount	Scheduled Maturity Date	Final Legal Maturity Date

        The scheduled maturity date for a class of series 200[4]-1 bonds is the date by which we expect all principal of that class of series 200[4]-1 bonds to be paid in full. The final legal maturity date for a class of series 200[4]-1 bonds is the date by which all principal of that class of the series 200[4]-1 bonds is required to be paid. The failure to pay the entire principal of any class of series 200[4]-1 bonds by the scheduled maturity date for that class will not constitute a default or an event of default for the series 200[4]-1 bonds under the indenture. However, the failure to pay the entire principal of any class of series 200[4]-1 bonds by the final legal maturity date for that class will be an event of default under the indenture.

        In the event of an acceleration of the principal of the series 200[4]-1 bonds, the indenture trustee will distribute available principal amounts among the various classes of the series 200[4]-1 bonds pro rata in accordance with the amount of principal then due on each such class.

Interest Payments

        Interest on each class of the series 200[4]-1 bonds will accrue at the respective interest rates indicated above in Table 1 on this page and will be calculated on the basis of a 360-day year of twelve 30-day months. For each class of the series 200[4]-1 bonds, interest is payable on a [quarterly] basis on each payment date indicated in Table 2 on page S-    of this prospectus supplement, commencing                        2005, to record holders of the series 200[4]-1 bonds. If any payment date is not a business day, interest payments will be made on the next succeeding business day with the same effect as if made on the payment date. "Business day" means any day other than a Saturday, a Sunday or a day in which financial institutions in New York, New York or the city in which the principal corporate trust office of the indenture trustee is located are authorized or obligated by law, regulation or executive order to remain closed.

        Interest means, for the first payment date for each class of series 200[4]-1 bonds, an amount equal to the amount of interest accrued at the interest rate applicable to that class from and including

, 200[4] to but not including the first payment date. For any subsequent payment date for each class of series 200[4]-1 bonds, interest means, the sum, without duplication, of:

  •
  an amount equal to the amount of interest accrued at the interest rate applicable to that class from and including the prior payment date to but not including the current payment date with respect to the series 200[4]-1 bonds of that class; plus

  •
  any unpaid interest due on any prior payment date.

        On each payment date, holders of each class of series 200[4]-1 bonds will be entitled to receive payments of interest on an equal basis among all classes. We will pay interest on the series 200[4]-1 bonds before we pay principal on the series 200[4]-1 bonds. The record date with respect to interest and principal payable on any payment date, other than the final payment date, for any series 200[4]-1 bonds held in book-entry form will be the close of business on the business day immediately preceding the payment date. The record date with respect to interest and principal payable on any payment date, other than the final payment date, for any series 200[4]-1 bonds not held in book-entry form will be the close of business on the [last business day of the preceding calendar month]. These payments will be made by check mailed to the address of the holder as it appears on the register maintained by the indenture trustee on the applicable record date, except that with respect to series 200[4]-1 bonds registered on the record date in the name of DTC or its nominee, payments will be made by wire transfer in immediately available funds to the account designated by DTC or its nominee. The final payment for any series 200[4]-1 bonds will be made only upon presentation and surrender of those series 200[4]-1 bonds. See "THE ENERGY RECOVERY BONDS—Payments on the Energy Recovery Bonds" in the accompanying prospectus.

        The failure to pay accrued interest on any payment date (even if the failure is caused by a shortfall in collections of the DRC charge received) will result in an event of default for the series 200[4]-1 bonds, unless such failure is cured within five business days. See "THE ENERGY RECOVERY BONDS—What Constitutes an Event of Default on the Energy Recovery Bonds" in the accompanying prospectus. In the event of an acceleration of the principal amount of the series 200[4]-1 bonds, the indenture trustee will distribute available amounts among the various classes of the series 200[4]-1 bonds to pay interest with respect to those classes on a pro rata basis in accordance with the amount of interest then accrued on each such class until all accrued interest on the series 200[4]-1 bonds has been paid in full.

Principal Payments

        To the extent funds are available after payment of certain of our fees and expenses and after payment of interest to all classes, except as provided below, we will pay principal then due, if any, to holders of each class of series 200[4]-1 bonds in a sequential manner, as follows:

  •
  first, to the holders of the series 200[4]-1 bonds, class A-1, until the principal balance of that class has been reduced to zero;

  •
  second, to the holders of the series 200[4]-1 bonds, class A-2, until the principal balance of that class has been reduced to zero;

  •
  third, to the holders of the series 200[4]-1 bonds, class A-3, until the principal balance of that class has been reduced to zero; and

  •
  fourth, to the holders of the series 200[4]-1 bonds, class A-4, until the principal balance of that class has been reduced to zero.

        [Add more classes as appropriate.]

We will not, however, pay principal of any class of series 200[4]-1 bonds on a payment date if making the payment would reduce the principal balance of a class to an amount lower than the balance specified in the expected amortization schedule for that class on that payment date, except in the case of an acceleration of the energy recovery bonds following an event of default. If an event of default under the indenture has occurred and is continuing with respect to the series 200[4]-1 bonds, the indenture trustee or the holders of not less than a majority in principal amount of the series 200[4]-1 bonds then outstanding may declare the principal amount of the series 200[4]-1 bonds then outstanding to be due and payable, in which event the indenture trustee will distribute available principal amounts to pay principal of all classes of the series 200[4]-1 bonds on a pro rata basis in accordance with the outstanding principal balances of the respective classes and not according to the priority described above.

        Expected Amortization Schedule for the Series 200[4]-1 Bonds.    Table 2 below sets forth the principal balance that is expected to remain outstanding on each payment date for each class of the series 200[4]-1 bonds after giving effect to the payments to be made on that date. In preparing Table 2, we have assumed, among other things, the following:

  •
  the series 200[4]-1 bonds are issued on                        , 200[4];

  •
  we make all payments on the series 200[4]-1 bonds on each payment date, commencing                        200[4];

  •
  our annualized payment of servicing fees with respect to the recovery property securing the series 200[4]-1 bonds equals $                        ;

  •
  there are no net earnings on amounts on deposit in the collection account for the series 200[4]-1 bonds;

  •
  our annualized operating expenses for the series 200[4]-1 bonds, including all amounts payable to the indenture trustee, amounts payable to our independent director, and all our other fees (not including servicing fees), costs and charges are equal to $                        ;

  •
  electricity consumption is as forecasted by PG&E;

  •
  DRC charge payments for the series 200[4]-1 bonds are collected and deposited in the general subaccount within the collection account for the series 200[4]-1 bonds in accordance with the servicer's forecasts;

  •
  an implied loss of            % per billing cycle[; and

  •
  a collection curve reflecting the delay between the billings and the actual receipt of cash that assumes            % of billed amounts will be received one month after the billing cycle and            % will be received two months after the billing cycle].

TABLE 2

Expected Amortization Schedule

Outstanding Class Principal Balance

Payment Date	Class A-1 Balance ($)	Class A-2 Balance ($)	Class A-3 Balance ($)	Class A-4 Balance ($)
Closing

        [Add more classes as appropriate.]

        Series 200[4]-1 Bond Principal Payments May Be Made Later Than Scheduled.    There can be no assurance that the principal balance of any class of the series 200[4]-1 bonds will be reduced to the amounts indicated in Table 2 for each payment date. The actual principal payments on a class may be made on a payment date later than indicated in Table 2 (but not earlier, except in the case of an acceleration of the series 200[4]-1 bonds following an event of default). The series 200[4]-1 bonds will not be in default if principal is not paid as specified in Table 2, unless the entire principal balance of any class is not paid in full on its respective final legal maturity date. See "THE ENERGY RECOVERY BONDS—Interest and Principal on the Energy Recovery Bonds" in the accompanying prospectus.

Weighted Average Life Sensitivity Table

        Weighted average life refers to the average amount of time from the date of issuance of a security until each dollar of principal of such security has been paid to the investor. The rate of principal payments on each class of series 200[4]-1 bonds, the aggregate amount of each interest payment on each class of series 200[4]-1 bonds and the actual final payment date of each class of series 200[4]-1 bonds will be dependent on the rate and timing of the servicer's receipt of DRC charge collections. See "WEIGHTED AVERAGE LIFE AND YIELD CONSIDERATIONS FOR THE ENERGY RECOVERY BONDS" in the accompanying prospectus. The following table analyzes the sensitivity of the weighted average lives of the classes of the series 200[4]-1 bonds to electricity consumption levels below forecasted levels.

TABLE 3

Weighted Average Life Sensitivity

WAL (yrs) Assuming Uniform Cumulative Annual Decline from Forecasted Electricity Consumption
Expected Weighted Avg. Life ("WAL") (yrs)
		[-5]%		[-15]%
Class
		WAL	Change	WAL	Change
A-1
A-2
A-3
A-4

        For the purposes of preparing Table 3, in addition to those assumptions beginning on page S-[7] in deriving the expected amortization schedule, we have assumed, among others, that:

  •
  the forecast error stays constant over the life of the series 200[4]-1 bonds and is equal to [5]% or [15]% below the initial forecasted energy consumption each year as stated in Table 3 above;

  •
  annual routine true-ups adjustments take effect on January 1 of each year, commencing January 1, 200[    ];

  •
  quarterly routine true-ups are implemented only after a    % variance from the expected amortization schedule (taking into account amounts in the reserve subaccount) has occurred;

  •
  no other routine true-ups are made;

  •
  no non-routine true-ups are made; and

  •
  no optional redemption is exercised.

        There can be no assurance that the weighted average lives of the various classes of the series 200[4]-1 bonds will be as shown in Table 3.

Optional Redemption of the Series 200[4]-1 Bonds

        We may redeem the series 200[4]-1 bonds, in whole but not in part, at our option, without premium or penalty, only after the last scheduled maturity date for the series 200[4]-1 bonds, and only if the outstanding principal balance of the series 200[4]-1 bonds on or before the redemption date is less than or equal to five percent of the initial principal balance of the series 200[4]-1 bonds. We may only exercise this redemption option if we have adequate funds to do so and if such exercise would not cause us to be insolvent. We cannot redeem the series 200[4]-1 bonds under any other circumstances.

        In the case of redemption, we will pay the outstanding principal amount of the series 200[4]-1 bonds, together with accrued but unpaid interest as of the redemption date. The indenture trustee will give notice of the redemption to the holders of series 200[4]-1 bonds by first-class mail, postage prepaid, mailed not less than five days nor more than 45 days prior to the redemption date.

Collection Account and Subaccounts

        The indenture trustee will establish a collection account for the series 200[4]-1 bonds. That collection account will be divided into the following subaccounts:

  •
  a general subaccount into which DRC charge collections that have been remitted by the servicer to the indenture trustee during the applicable collection period have been deposited;

  •
  a reserve subaccount;

  •
  an overcollateralization subaccount; and

  •
  a capital subaccount.

        Withdrawals from and deposits to these subaccounts will be made as described under "THE SERIES 200[4]-1 BONDS—How Funds in the General Subaccount Within the Collection Account Will be Allocated" in this prospectus supplement.

Scheduled Overcollateralization Level

        We are entitled to collect amounts arising from the recovery property securing the series 200[4]-1 bonds in excess of the actual amounts necessary to pay interest on and principal of the series 200[4]-1 bonds and all fees and expenses of servicing and retiring the series 200[4]-1 bonds. The collection of these excess amounts is intended to enhance the likelihood that payments on the series 200[4]-1 bonds will be made on a timely basis. Some of these amounts will fund the required overcollateralization level for the series 200[4]-1 bonds. To the extent of available funds, the indenture trustee will deposit a portion of the DRC charge collections remitted to it by the servicer into the overcollateralization subaccount for the series 200[4]-1 bonds over the expected life of the series 200[4]-1 bonds on each payment date up to an amount which we refer to as the "scheduled overcollateralization level." The scheduled overcollateralization level for each payment date is listed in Table 4 below. The aggregate overcollateralization level for the series 200[4]-1 bonds is $                        , which represents            % of the initial outstanding principal amount of the series 200[4]-1 bonds. The scheduled overcollateralization level has been set at a level sufficient to obtain the ratings on the series 200[4]-1 bonds which are described below under "RATINGS FOR THE SERIES 200[4]-1 BONDS." See also "THE SERIES 200[4]-1 BONDS—How Funds in the General Subaccount Within the Collection Account Will be Allocated" in this prospectus supplement.

TABLE 4

Payment Date	Scheduled Overcollateralization Level

        If amounts available in the general subaccount and the reserve subaccount within the collection account for the series 200[4]-1 bonds are not sufficient on any payment date to make those payments specified in clauses (1) through (8) below under "How Funds in the General Subaccount Within the Collection Account Will Be Allocated," the indenture trustee will draw on amounts in the overcollateralization subaccount for the series 200[4]-1 bonds to make those payments. See "THE ENERGY RECOVERY BONDS—How Funds in the General Subaccount Within the Collection Account Will Be Allocated" in this prospectus supplement.

        If the indenture trustee uses funds withdrawn from the overcollateralization subaccount for the series 200[4]-1 bonds to pay those amounts, subsequent true-up adjustments to the DRC charge will take into account those amounts and on subsequent payment dates, the indenture trustee will replenish the overcollateralization subaccount for the series 200[4]-1 bonds to the extent DRC charge collections arising from the recovery property securing the series 200[4]-1 bonds exceed amounts required to pay amounts having a higher priority of payment. See "THE RECOVERY PROPERTY—True-Up Adjustments" in the accompanying prospectus.

Other Credit Enhancement

        The Capital Subaccount.    Upon the issuance of the series 200[4]-1 bonds, PG&E will deposit $                        in the capital subaccount for the series 200[4]-1 bonds as a capital contribution to us, which is            % of the initial principal amount of the series 200[4]-1 bonds. If amounts available in the general subaccount, the reserve subaccount and the overcollateralization subaccount within the collection account for the series 200[4]-1 bonds are not sufficient on any payment date to make scheduled payments to the holders of series 200[4]-1 bonds and to pay the fees, expenses, costs and charges specified in the indenture, the indenture trustee will draw on any amounts in the capital subaccount for the series 200[4]-1 bonds to make those payments.

        If the indenture trustee uses funds withdrawn from the capital subaccount for the series 200[4]-1 bonds to pay those amounts, subsequent true-up adjustments to the DRC charge will take into account those amounts and on subsequent payment dates the indenture trustee will replenish the capital subaccount for the series 200[4]-1 bonds to the extent DRC charge collections exceed amounts required to pay amounts having a higher priority of payment. The amount deposited by PG&E in the capital subaccount for the series 200[4]-1 bonds has been set at a level sufficient to obtain the ratings on the series 200[4]-1 bonds that are described below under "RATINGS FOR THE SERIES 200[4]-1 BONDS."

        The Reserve Subaccount.    On each payment date, the indenture trustee will allocate to the reserve subaccount for the series 200[4]-1 bonds any amounts remitted to the collection account for the series 200[4]-1 bonds (other than investment earnings on the capital subaccount for the series 200[4]-1 bonds released to us on such payment date) exceeding amounts necessary to:

  •
  pay fees and expenses, including any indemnity payments, related to the servicing and retirement of the series 200[4]-1 bonds;

  •
  pay interest on and principal of the series 200[4]-1 bonds;

  •
  replenish the capital subaccount for the series 200[4]-1 bonds to the required capital level;

  •
  fund the overcollateralization subaccount for the series 200[4]-1 bonds to the required overcollateralization level; and

  •
  pay amounts released to us equal to the lesser of the positive balance remaining after all required allocations are made and the investment earnings on amounts in the capital subaccount.

        The indenture trustee will apply amounts in the reserve subaccount for the series 200[4]-1 bonds, as described below under "—How Funds in the General Subaccount Within the Collection Account Will Be Allocated."

How Funds in the General Subaccount Within the Collection Account Will Be Allocated

        On each payment date, the indenture trustee will pay or allocate, at the direction of the servicer, all amounts on deposit in the general subaccount within the collection account for the series 200[4]-1 bonds (including net earnings thereon) to pay the following amounts in the following priority:

  (1)
  the indenture trustee will pay all fees owed by us to the indenture trustee up to $                        ;

  (2)
  the indenture trustee will pay all amounts owed by us to our independent director up to $                        ;

  (3)
  the indenture trustee will pay the servicing fee for the series 200[4]-1 bonds and all unpaid allocable servicing fees from any prior payment dates allocated to the series 200[4]-1 bonds to the servicer;

  (4)
  so long as no event of default has occurred and is continuing with respect to the series 200[4]-1 bonds or would be caused by their payment, the indenture trustee will pay all other fees, expenses and indemnity amounts to the persons entitled thereto, provided that the amount paid in any calendar year may not exceed $                        ;

  (5)
  the indenture trustee will pay any overdue interest on the series 200[4]-1 bonds and then currently due interest on the series 200[4]-1 bonds to the bondholders on a pro rata basis among all classes of the series 200[4]-1 bonds then outstanding;

  (6)
  the indenture trustee will pay principal of the series 200[4]-1 bonds due as a result of an event of default and an acceleration of principal of the series 200[4]-1 bonds, including any past due installments of principal, on a pro rata basis among all classes of the series 200[4]-1 bonds then outstanding;

  (7)
  the indenture trustee will pay the principal of a class of the series 200[4]-1 bonds on its final legal maturity date (including any unpaid principal from prior payment dates) or upon redemption;

  (8)
  the indenture trustee will pay the scheduled principal payments to the bondholders of a class of series 200[4]-1 bonds in accordance with its expected amortization schedule (including any unpaid principal from prior payment dates), but only if all of the series 200[4]-1 bonds of a class whose principal amortizes earlier than that class has been paid in full;

  (9)
  the indenture trustee will replenish any shortfalls in the capital subaccount for the series 200[4]-1 bonds;

  (10)
  the indenture trustee will allocate or replenish the required amount to the overcollateralization subaccount for the series 200[4]-1 bonds;

  (11)
  the indenture trustee will pay the indenture trustee fees, the independent director fees, and all of our other expenses, fees and indemnity amounts not paid under clauses (1), (2) and (4) above;

  (12)
  if there is a positive balance after making the foregoing allocations, the indenture trustee will release to us, free and clear of the lien of the indenture, an amount not exceeding the lesser of such positive balance and the investment earnings on the capital subaccount;

  (13)
  the indenture trustee will allocate the balance, if any, to the reserve subaccount for the series 200[4]-1 bonds; and

        Following the payment in full of the outstanding series 200[4]-1 bonds, the indenture trustee will release the balance, if any (including amounts in the applicable overcollateralization subaccount, capital subaccount and reserve subaccount), to us, free and clear of the lien of the indenture.

        If on any payment date funds on deposit in the general subaccount for the series 200[4]-1 bonds are insufficient to make the payments contemplated by clauses (1) through (8) above, the indenture trustee will first, draw from amounts on deposit in the reserve subaccount for the series 200[4]-1 bonds, second, draw from amounts on deposit in the overcollateralization subaccount for the series 200[4]-1 bonds, and third, draw from amounts on deposit in the capital subaccount for the series 200[4]-1 bonds, up to the amount of the shortfall, in order to make those payments in full. If on any payment date funds on deposit in the general subaccount within the collection account for the series 200[4]-1 bonds are insufficient to make the transfers described in clauses (9) and (10) above, the indenture trustee will draw from amounts on deposit in the reserve subaccount for the series 200[4]-1 bonds to make the transfers.

Issuance of Additional Energy Recovery Bonds

        Under the terms of the financing order, we may, and currently intend to, issue another series of energy recovery bonds, with one or more classes, without the prior approval of the holders of the series 200[4]-1 bonds, by December 31, 2006. This additional series may include terms and provisions that are unique to that series. However, additional energy recovery bonds may not be issued unless the applicable rating agencies confirm that the issuance would not result in a reduction or withdrawal of the then current ratings on the outstanding series 200[4]-1 bonds. See "RISK FACTORS—Other Risks Associated with an Investment in the Energy Recovery Bonds" and "THE ENERGY RECOVERY BONDS—General Terms of the Energy Recovery Bonds" in the accompanying prospectus.

        The series 200[4]-1 bonds will be issued under a separate indenture and will be payable from collateral that is separate from that securing other series of energy recovery bonds. If additional energy recovery bonds are issued, the principal source of payment for those energy recovery bonds will be collections of the DRC charge received by the servicer in respect of separate recovery property for that series. The issuance of additional energy recovery bonds is not expected to adversely affect collections of the DRC charge sufficient in time and amount to provide for the timely payment of all amounts in respect of the series 200[4]-1 bonds.

THE RECOVERY PROPERTY FOR THE SERIES 200[4]-1 BONDS

        The financing order requires PG&E to file an issuance advice letter with the CPUC with respect to each series of energy recovery bonds. The issuance advice letter to be filed in connection with the offered series 200[4]-1 bonds will establish the recovery property for the series 200[4]-1 bonds, including rights in the DRC charge. The DRC charge will be a uniform per kilowatt hour charge payable by electricity consumers in PG&E's service territory based on the amount of electricity consumed, subject to certain limited exemptions. See "THE RECOVERY PROPERTY—Potential Limitations to Collecting DRC Charges" in the accompanying prospectus.

        Beginning on the first full billing cycle after the issuance of the series 200[4]-1 bonds, an initial DRC charge of $[            ] cents per kilowatt hour will be imposed on electricity consumers in PG&E's service territory, subject to certain limited exemptions. The amount of the DRC charge is based on the expected amortization schedule set forth in this prospectus supplement and the assumptions relating to the expected amortization schedule. The servicer, on our behalf, will collect the DRC charge.

        The servicer is required to make a filing with the CPUC for a true-up adjustment of the DRC charge at least annually to correct any undercollection or overcollection of the DRC charge in the preceding 12 months, and to ensure the billing of the DRC charge necessary to generate the collection of amounts sufficient to provide for the timely payment of all scheduled payments of principal and interest and certain other amounts payable in connection with the series 200[4]-1 bonds. In addition, if after application of collections of the DRC charge in accordance with the indenture, the servicer determines that the actual principal balances of series 200[4]-1 bonds plus amounts on deposit in the reserve subaccount will be more than [    ]% higher or lower than the scheduled principal balance on the expected amortization schedule for the series 200[4]-1 bonds, it will file for a true-up adjustment, but not more frequently than once every quarter. The financing order also provides for the servicer to file routine and non-routine quarterly true-up adjustments in its discretion. See "THE RECOVERY PROPERTY—True-Up Adjustments" in the accompanying prospectus.

        If any outstanding class of the series 200[4]-1 bonds is not paid in full at its final legal maturity date, the DRC charge will continue to be collected until all series 200[4]-1 bonds and related costs are paid in full. See "THE RECOVERY PROPERTY—Financing Order" in the accompanying prospectus.

SERVICING

        The servicer, on our behalf, will manage, service, administer and make collections in respect of the recovery property for the series 200[4]-1 bonds pursuant to the servicing agreement between the servicer and us. For further discussion of the servicer's procedures and related matters, see "THE SERVICING AGREEMENTS" in the accompanying prospectus.

        So long as PG&E or a related person acts as servicer, the servicing fee for the series 200[4]-1 bonds in each year will equal 0.25% per annum of the initial principal balance of the series 200[4]-1 bonds. The servicing fee will be payable on each payment date in an amount equal to [one-quarter] of the annual servicing fee for the series 200[4]-1 bonds and will be paid prior to the distribution of any amounts in respect of interest on and principal of the series 200[4]-1 bonds. The servicer will be entitled to retain as additional compensation allocable net investment income on DRC charge collections received by the servicer prior to remittance of DRC charge collections to the collection account for the series 200[4]-1 bonds and the allocable portion of late fees, if any, paid by electricity consumers relating to the DRC charge. If a successor servicer is appointed, the servicing fee could be higher than the servicing fee paid to PG&E, as initial servicer.

UNDERWRITING THE SERIES 200[4]-1 BONDS

        Subject to the terms and conditions set forth in the underwriting agreement with the underwriters, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal amount of series 200[4]-1 bonds set forth opposite each underwriter's name below:

Principal Amount

Underwriter	Class A-1	Class A-2	Class A-3	Class A-4	Total
Morgan Stanley & Co. Incorporated

Total

        Under the terms and conditions of the underwriting agreement, the underwriters are committed to take and to pay for all of the series 200[4]-1 bonds we offer hereby, if any are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased. In addition, if an underwriter defaults, we have the option to terminate the underwriting agreement if the non-defaulting underwriters fail to purchase and pay for (or procure other eligible underwriters to purchase and pay for) the principal amount of series 200[4]-1 bonds that the defaulting underwriter was obligated to purchase.

        The Underwriters' Sales Price for the Series 200[4]-1 Bonds.    The underwriters propose to offer the series 200[4]-1 bonds in part directly to retail purchasers at the initial public offering prices set forth on the cover page of this prospectus supplement, and in part to some securities dealers at the prices set forth on the cover page of the prospectus supplement less a concession not in excess of the percentage listed below for each class.

Class	Selling Concession	Reallowance Discount
A-1
A-2
A-3
A-4

        After the series 200[4]-1 bonds are released for sale to the public, the underwriters may from time to time vary the offering price and other selling terms.

        No Assurance as to Resale Price or Resale Liquidity for the Series 200[4]-1 Bonds.    The series 200[4]-1 bonds are a new issue of securities with no established trading market. The series 200[4]-1 bonds will not be listed on any securities exchange. The underwriters have advised us that they intend to make a market in the series 200[4]-1 bonds but are not obligated to do so and may discontinue market making at any time without notice. We cannot assure you that a trading market will develop for the series 200[4]-1 bonds.

        Various Types of Underwriter Transactions Which May Affect the Price of the Series 200[4]-1 Bonds.    The underwriters may engage in overallotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids with respect to the series 200[4]-1 bonds in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment transactions involve syndicate sales in excess of the offering size, which create a syndicate short position. Stabilizing transactions permit bids to purchase the series 200[4]-1 bonds so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the series 200[4]-1 bonds in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the series 200[4]-1 bonds originally sold by the syndicate member are purchased in a syndicate covering transaction. These overallotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids may cause the prices of the series 200[4]-1 bonds to be higher than they would otherwise be in the absence of these transactions. Neither we, the indenture trustee nor any of the underwriters represents that the underwriters will engage in any of these transactions or that these transactions, once commenced, will not be discontinued without notice at any time.

        Certain of the underwriters and their affiliates engage in transactions with, and perform services for PG&E, PG&E Corporation and its subsidiaries and its affiliates in the ordinary course of business, and have engaged and may engage in commercial banking and investment banking transactions with us, PG&E Corporation, its subsidiaries and its affiliates, including PG&E. In addition, each underwriter may from time to time take positions in the series 200[4]-1 bonds.

        We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $ [                        ]. Under the terms of the underwriting agreement, we have agreed to reimburse the underwriters for some expenses.

        We and PG&E have agreed to indemnify the underwriters against, or contribute to payments that the underwriters may be required to make in respect of certain liabilities under the Securities Act of 1933.

RATINGS FOR THE SERIES 200[4]-1 BONDS

        It is a condition of any underwriter's obligation to purchase the series 200[4]-1 bonds that each class of the series 200[4]-1 bonds be rated "AAA" by S&P, "Aaa" by Moody's and "AAA" by Fitch.

        A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency. No person is obligated to maintain the rating on any series 200[4]-1 bond and, accordingly, there can be no assurance that the ratings assigned to any class of series 200[4]-1 bonds upon initial issuance will not be revised or withdrawn by a rating agency at any time thereafter. If a rating of any class of series 200[4]-1 bonds is revised or withdrawn, the liquidity of that class of series 200[4]-1 bonds may be adversely affected. In general, ratings address credit risk and do not represent any assessment of any particular rate of principal payments on the series 200[4]-1 bonds other than payment in full of each class of series 200[4]-1 bonds by the applicable final legal maturity date, as well as the timely payment of interest.

TAX MATTERS

        In the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the issuer, for federal income tax purposes, the series 200[4]-1 bonds will be characterized as indebtedness, and neither the issuer, nor any portion of the issuer as created and governed pursuant to the terms and conditions of its limited liability company agreement, will be characterized as an association, or a publicly traded partnership, taxable as a corporation for federal income tax purposes. In addition, by its acceptance of a series 200[4]-1 bond, each bondholder will agree to treat that series 200[4]-1 bond as debt for federal, state and local tax purposes.

        For further information regarding material income tax considerations in respect of an investment in the series 200[4]-1 bonds, we refer you to "MATERIAL FEDERAL INCOME TAX CONSIDERATION" and "STATE AND OTHER TAX CONSEQUENCES" in the accompanying prospectus.

LEGAL MATTERS

        Certain legal matters relating to the series 200[4]-1 bonds will be passed upon by Orrick, Herrington & Sutcliffe LLP, San Francisco, California. Certain legal matters relating to the series 200[4]-1 bonds will be passed upon for the underwriters by Sidley Austin Brown & Wood LLP, San Francisco, California.

Subject to Completion, dated October 15, 2004

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

PG&E Energy Recovery Funding LLC, Issuer

Pacific Gas and Electric Company, Seller
and Servicer

Energy Recovery Bonds

Consider carefully the risk factors beginning on page 18 of this prospectus.

These securities will be backed primarily by an intangible asset as described in this prospectus and will be nonrecourse obligations of PG&E Energy Recovery Funding LLC. These securities will not be obligations of Pacific Gas and Electric Company or any of its affiliates other than PG&E Energy Recovery Funding LLC.

This prospectus may be used to offer and sell a series of energy recovery bonds only if accompanied by a prospectus supplement for energy recovery bonds of that series.

  The issuer

  •
  may periodically offer and sell energy recovery bonds in one or more series, each with one or more classes;

  •
  for each series of energy recovery bonds, will pledge recovery property, which is a property right established under California law and created through the financing order issued by the California Public Utilities Commission and which includes the right to impose on, and collect and receive dedicated rate component charges from, consumers of electricity in Pacific Gas and Electric Company's service territory in amounts designed to repay that series, to pay related expenses and to fund or replenish certain collateral accounts established for that series; and

  •
  for each series of energy recovery bonds, will pledge other assets only as described in this prospectus or in a prospectus supplement for that series.

  Each series of energy recovery bonds

  •
  will be issued pursuant to a separate indenture; and

  •
  will be payable from amounts on deposit in the collateral accounts held by the indenture trustee for that series, including collections from the dedicated rate component charge for that series, and, if so stated in the prospectus supplement, other credit enhancement.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                        , 2004

i

Servicer to Provide Compliance Reports Concerning the Servicing Agreements	62
Matters Regarding the Servicer	63
Servicer Defaults	64
Rights When the Servicer Defaults	65
Waivers of Past Defaults	65
Successor Servicer	65
Amendment	65
THE ENERGY RECOVERY BONDS	66
General Terms of the Energy Recovery Bonds	66
Interest and Principal on the Energy Recovery Bonds	67
Payments on the Energy Recovery Bonds	68
Floating Rate Energy Recovery Bonds	69
Third-Party Credit Enhancement	69
Registration and Transfer of the Energy Recovery Bonds	69
Book-Entry Registration	70
Definitive Energy Recovery Bonds	72
Redemption of the Energy Recovery Bonds	73
Purchase in Lieu of Redemption	74
Security for Payment of the Energy Recovery Bonds	74
Collection Account for Each Series of Energy Recovery Bonds	75
How Funds in the General Subaccount Within the Collection Account for Each Series of Energy Recovery Bonds Will Be Allocated	78
State Pledge	79
Access Rights of Bondholders	79
Reports to Holders of the Energy Recovery Bonds	80
Supplemental Indentures	80
Covenants of PG&E Energy Recovery Funding LLC	81
What Constitutes an Event of Default on the Energy Recovery Bonds	84
Annual Report of Indenture Trustee	87
Annual Compliance Statement	88
Satisfaction and Discharge of the Indenture	88
Our Legal Defeasance and Covenant Defeasance Options	88
Indenture Trustee	90
RATINGS FOR THE ENERGY RECOVERY BONDS	90
HOW WE AND THE SELLER WILL USE THE PROCEEDS OF THE ENERGY RECOVERY BONDS	90
WEIGHTED AVERAGE LIFE AND YIELD CONSIDERATIONS FOR THE ENERGY RECOVERY BONDS	91
General	91
Effect of the Servicer's Receipt of DRC Charges on the Timing of Energy Recovery Bond Payments	91
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS	91
Treatment of the Energy Recovery Bonds	92
Treatment of PG&E Energy Recovery Funding LLC	92
Interest and Original Issue Discount	93
Market Discount	95
Premium	96
Losses	97
Sales of Energy Recovery Bonds	97
Backup Withholding	97
Tax Treatment of Foreign Investors	98
STATE AND OTHER TAX CONSEQUENCES	98
ERISA CONSIDERATIONS	99
Plan Asset Issues	99
Prohibited Transactions	99
Additional Prohibited Transaction Issues	100
Importance of Obtaining Professional Advice	100
PLAN OF DISTRIBUTION FOR THE ENERGY RECOVERY BONDS	100
VARIOUS LEGAL MATTERS RELATING TO THE ENERGY RECOVERY BONDS	101

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a shelf registration process. Under this shelf registration process, we may from time to time offer the energy recovery bonds in one or more offerings.

        This prospectus provides you with only a general description of the energy recovery bonds that we may offer. This prospectus does not contain all of the information set forth in the registration statement of which this prospectus is a part, as permitted by the rules and regulations of the SEC. For additional information regarding us and the offered energy recovery bonds, please refer to the registration statement of which this prospectus is a part. Each time we offer energy recovery bonds, we will provide a prospectus supplement that contains specific information about the offering and the terms of the offered energy recovery bonds. The prospectus supplement may also add, delete, update or change information contained in this prospectus. You should rely only on the information in the applicable prospectus supplement if the information in this prospectus and the applicable prospectus supplement is inconsistent. Before purchasing any energy recovery bonds, you should carefully read both this prospectus and the applicable prospectus supplement, together with additional information described under the section of this prospectus titled "WHERE YOU CAN FIND MORE INFORMATION."

        References in this prospectus and any prospectus supplement to the terms "we," "us," "our" or "the issuer" mean PG&E Energy Recovery Funding LLC. We will purchase recovery property from Pacific Gas and Electric Company, or PG&E, under one or more sale agreements and enter into one or more servicing agreements with PG&E as servicer, as described in this prospectus. References to the "sale agreement" and to the "servicing agreement" in this prospectus and any prospectus supplement refer to the sale agreement or the servicing agreement, relating to the series of energy recovery bonds being referenced. References to the "servicer" in this prospectus and any prospectus supplement refer to PG&E and any successor servicer under a servicing agreement. References to the "seller" in this prospectus and any prospectus supplement refer to PG&E as seller under a sale agreement.

        You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the energy recovery bonds in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus and any prospectus supplement is accurate only as of the dates on their covers.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, the documents incorporated by reference in this prospectus and any applicable prospectus supplement contain various forward-looking statements. These forward-looking statements can be identified by the use of words such as "assume," "expect," "intend," "plan," "project," "believe," "estimate," "predict," "anticipate," "may," "might," "will," "should," "could," "goal," "potential" and similar expressions. We base these forward-looking statements on our current expectations and projections about future events, our assumptions regarding these events and our knowledge of facts at the time the statements are made. These forward-looking statements are subject to various risks and uncertainties that may be outside our control, and actual results could differ materially from projected results. These risks and uncertainties include, among other things:

  •
  prevailing governmental policies and legislative or regulatory actions generally, including those of the California legislature, the U.S. Congress, the California Public Utilities Commission, or the CPUC, and the Federal Regulatory Energy Commission;

  •
  the accuracy of the servicer's estimates of industrial, commercial and residential growth in PG&E's service territory, including related estimates of conservation and electricity usage efficiency;

  •
  the accuracy of the servicer's estimates of the payment patterns of electricity consumers, including the rate of delinquencies and any collections curves;

  •
  the operating performance of PG&E's facilities;

  •
  weather, storms, earthquakes, fires, floods, other natural disasters, explosions, accidents, mechanical breakdowns and other events or hazards that affect demand and electricity usage, result in power outages, reduce generating output, or cause damage to PG&E's assets or operations or those of third parties on which PG&E relies;

  •
  unanticipated population growth or decline, changes in market demand, demographic patterns or general economic and financial market conditions that affect demand and electricity usage;

  •
  the ability of alternate energy service providers that provide consolidated billing and sell electricity to electricity consumers in PG&E's service territory to pay dedicated rate component charges; and

  •
  acts of terrorism.

For additional factors that could affect the validity of our forward-looking statements, you should read the section of this prospectus titled "Risk Factors."

        You should read this prospectus and any applicable prospectus supplements, the documents that we have filed as exhibits to the registration statement of which this prospectus is a part and the documents that we refer to under the section of this prospectus titled "Where You Can Find More Information" completely and with the understanding that our actual future results could be materially different from what we currently expect. We qualify all our forward-looking statements by these cautionary statements. These forward-looking statements speak only as of the date of this prospectus. Except as required by applicable laws or regulations, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement we have filed with the SEC relating to the energy recovery bonds. This prospectus and each prospectus supplement describe the material terms of some of the documents we have filed as exhibits to the registration statement. However, this prospectus and each prospectus supplement do not contain all of the information contained in the registration statement and the exhibits. Any statements contained in this prospectus or any prospectus supplement concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete. Each statement concerning those provisions is qualified in its entirety by reference to the respective exhibit. Information filed with the SEC is available to the public over the Internet at the SEC's website at http://www.sec.gov.

        We will also file with the SEC all of the periodic reports we are required to file under the Securities Exchange Act of 1934, or the Exchange Act, and the rules, regulations or orders of the SEC thereunder. We may discontinue filing periodic reports under the Exchange Act at the beginning of the fiscal year following the issuance of the energy recovery bonds of any series if there are fewer than 300 holders of such bonds.

        The SEC allows us to incorporate by reference into this prospectus certain information we file with the SEC. This means we can disclose important business, financial and other information in this prospectus by referring you to the documents containing the information. All information we incorporate by reference is deemed to be part of this prospectus, unless we update or supercede that information by the information contained in the applicable prospectus supplement. Any information that we subsequently file with the SEC that is incorporated by reference as described below will automatically update and supercede any previous information that is part of this prospectus or the applicable prospectus supplement.

        We incorporate by reference into this prospectus our future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the energy recovery bonds offered hereby.

v

SUMMARY OF TERMS—PROSPECTUS

        This summary contains a brief description of the energy recovery bonds that applies to all series of energy recovery bonds issued under this prospectus. Information that relates to a specific series of energy recovery bonds can be found in the prospectus supplement related to that series. You will find a detailed description of the terms of the offering of energy recovery bonds following this summary.

        Consider carefully the risk factors beginning on page 18 of this prospectus.

Transaction Overview:	On December 19, 2003, PG&E, PG&E Corporation and the CPUC entered into a settlement agreement in connection with PG&E's bankruptcy, which among other things, established an after-tax regulatory asset of $2.21 billion. The CPUC decision approving the settlement agreement provided that, as a condition of the CPUC's execution of the settlement agreement, PG&E and PG&E Corporation agree that PG&E would seek to refinance the unamortized portion of the regulatory asset and associated federal and state income and franchise taxes. In accordance with the CPUC decision, PG&E agreed to seek to refinance, as expeditiously as possible following its exit from bankruptcy, the after-tax unamortized portion of the regulatory asset and associated federal and state income and franchise taxes using a securitized financing supported by a dedicated rate component charge, provided that specified conditions were met. See "BACKGROUND AND OVERVIEW—PG&E's Plan of Reorganization and Settlement Agreement" in this prospectus. PG&E emerged from bankruptcy on April 12, 2004.

California Senate Bill 772 (Chapter 46, California Statutes of 2004), codified at Public Utilities Code section 848 et seq., or the Act, which was signed into law on June 7, 2004, permits PG&E to refinance recovery costs that are approved by a financing order of the CPUC through the issuance of energy recovery bonds. Under the Act, recovery costs consist of:
	•	the unamortized net after-tax balance of the regulatory asset established by the settlement agreement;
	•	federal and state of California income and franchise taxes associated with recovery of the unamortized balance of the regulatory asset;
	•	costs of issuing energy recovery bonds; and
	•	professional fees, premiums and other costs incurred by PG&E in using energy recovery bond proceeds to acquire outstanding securities of PG&E.

The Act provides for the CPUC to authorize the imposition of nonbypassable rates and other charges, subject to certain limited exemptions, to allow PG&E to recover recovery costs specified in a financing order of the CPUC and certain other costs, including costs of recovering, financing or refinancing those recovery costs. These rates and charges include, but are not limited to, distribution, connection, disconnection and termination rates and charges that are authorized by the CPUC in a financing order and assessed on electricity consumers within the geographical area where PG&E provided electricity distribution service as of December 19, 2003. The geographical area where PG&E provided electricity distribution service as of December 19, 2003 is referred to as "PG&E's service territory" and these rates and other charges, or dedicated rate component charges, are referred to as "DRC charges." A uniform DRC charge per kilowatt hour will be imposed on all electricity consumed in PG&E's service territory, subject to certain limited exemptions, for each series of energy recovery bonds. The initial amount of the DRC charge imposed with respect to a series of energy recovery bonds will be established in an issuance advice letter that PG&E will file with the CPUC for each series. The initial DRC charge for each series of energy recovery bonds will be set forth in the prospectus supplement for that series. The Act and the financing order do not impose a cap on the DRC charge.

On July 22, 2004, PG&E submitted its application to the CPUC for a financing order approving the recovery of up to $3 billion in recovery costs, the issuance of up to $3 billion in energy recovery bonds in up to two series (each of which will be comprised of one or more classes) to finance recovery costs, and the imposition of a separate DRC charge for each series of energy recovery bonds. Collections from the DRC charge for a series of energy recovery bonds will be deposited into the collection account established for that series and used to pay interest and principal with respect to that series of energy recovery bonds, make deposits to certain collateral accounts as required by the indenture establishing that series, and pay certain expenses and costs for that series authorized by the financing order. The financing order approving PG&E's July 22, 2004 application, or the financing order, is scheduled to be issued on November 19, 2004.

The Act permits PG&E to sell and assign its interests in recovery property to a subsidiary or affiliate of PG&E that is authorized by the CPUC to issue energy recovery bonds or acquire recovery property, or both. In this prospectus, recovery property relating to a series of energy recovery bonds means the right, title and interest:
•	in the tariff imposing the DRC charge for that series, as adjusted from time to time as permitted by the Act and the financing order;
•	in the right to be paid the amount that PG&E or we, as transferee of that recovery property, are entitled to receive pursuant to the Act and the proceeds of that amount;
•	in and to all revenues, collections, claims, payments, money or proceeds of or arising from that tariff or constituting the DRC charge under the financing order, including the DRC charge; and
•	in and to all rights to obtain adjustments to that tariff relating to the DRC charge pursuant to the Act and the financing order.
The primary transactions underlying the offering of each series of energy recovery bonds are as follows:
•	we will sell energy recovery bonds of that series to the underwriters named in the applicable prospectus supplement;
•	we will purchase the recovery property related to that series from PG&E with the net proceeds from the sale of the energy recovery bonds of that series and certain other consideration; and
•	PG&E will act as the initial servicer of the recovery property.

The energy recovery bonds will not be obligations of the indenture trustee, PG&E, or of any of its affiliates, other than us. The energy recovery bonds will be our nonrecourse obligations, secured only by the collateral described below. Neither the full faith and credit nor the taxing power of the State of California, or the State, will be pledged to the payment of the principal of, or interest on, the energy recovery bonds.

Issuer of the Energy Recovery Bonds:
PG&E Energy Recovery Funding LLC is a Delaware limited liability company, wholly owned by PG&E. We were formed solely for the purpose of purchasing and owning the recovery property, issuing one or more series of energy recovery bonds, pledging our interest in the recovery property for a series of energy recovery bonds and certain other property to the indenture trustee for that series in order to secure that series of energy recovery bonds and engaging in any lawful act or activity and exercising any powers permitted under Delaware law that are related or incidental to and necessary, convenient or advisable to accomplish those purposes.
Issuer's Address:	245 Market Street, Room 424, San Francisco, California 94105
Issuer's Telephone Number:	(415) 973-6252
Seller of the Recovery Property to the Issuer:
PG&E, a public utility operating in northern and central California, is engaged primarily in the businesses of electricity and natural gas distribution, electricity generation, electricity transmission and natural gas transportation and storage. At December 31, 2003, PG&E served approximately 4.9 million electricity distribution customers. PG&E is a subsidiary of PG&E Corporation, an energy-based holding company.
Servicer of the Recovery Property:
PG&E, acting as the initial servicer, and any successor or assignee servicer, will service the recovery property under one or more servicing agreements with us. PG&E, as servicer of the recovery property, will collect the DRC charges on our behalf.
Indenture Trustee:	The trustee for each series of energy recovery bonds will be specified in the applicable prospectus supplement.

PARTIES TO THE TRANSACTIONS

PG&E
(Seller and servicer)
PG&E applied for the financing order, and will apply, as servicer, to set and adjust DRC charges
CPUC
(California state agency; not affiliated with the issuer or PG&E)
CPUC issues the financing order; initial DRC charges and subsequent true-up adjustments to DRC charges are filed with the CPUC
PG&E, as seller, sells recovery property for cash
PG&E, as servicer, services recovery property of issuer, including billing, collecting and remitting the DRC charge revenues, and receives servicing fee; as administrator, provides administrative support to the issuer and receives an administration fee
PG&E Energy Recovery Funding LLC
(Issuer)
Issuer sells energy recovery bonds for cash, pursuant to underwriting agreement(s)
Issuer pledges collateral, including recovery property and collateral accounts, to the indenture trustee for a series of energy recovery bonds
Trustee
(Acts for holders of energy recovery bonds pursuant to the indenture)
Underwriters
Underwriters sell energy recovery bonds for cash
Holders of Energy Recovery Bonds

The Collateral:	For each series of energy recovery bonds, PG&E will sell recovery property to us to support our issuance of that series. The recovery property for a series will consist primarily of the rights in the DRC charge for that series. The recovery property and all other assets that we pledge to the indenture trustee as security for that series is referred to in this prospectus as "collateral" for that series.
The Act and the financing order authorize the imposition of a DRC charge for each series of energy recovery bonds to recover:
	•	recovery costs equal to the principal amount of that series; and
	•	costs of recovering, financing, or refinancing those recovery costs, including the costs of servicing and retiring that series.
These costs include interest and other expenses associated with the energy recovery bonds.

DRC charges will be payable by electricity consumers within PG&E's service territory, subject to certain limited exemptions. Recovery property is discussed in more detail under "THE RECOVERY PROPERTY" in this prospectus.
In addition to the recovery property for each series, we will pledge as collateral to the indenture trustee for that series:
	•	the sale agreement with respect to that series;
	•	the servicing agreement with respect to that series;
•
the collection account for that series, all subaccounts of the collection account and all cash, instruments, investment property or other property on deposit therein or credited thereto from time to time, except as described in this prospectus (see "THE ENERGY RECOVERY BONDS—Security for Payment of Energy Recovery Bonds" in this prospectus);
•
with respect to a class of floating rate energy recovery bonds of that series, any swap agreement entered into by us with respect to that class of floating rate energy recovery bonds, but only securing that class of energy recovery bonds;
	•	all rights to compel the servicer for that series to file for and obtain true-up adjustments to the DRC charge relating to that series in accordance with the Act and the financing order;
	•	all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing and all payments on or under the foregoing;

	•	all proceeds in respect of any or all of the foregoing; and
	•	any other assets pledged to that series as may be specified in the prospectus supplement for that series.
See "THE ENERGY RECOVERY BONDS—Security for Payment of Energy Recovery Bonds" in this prospectus.
Accounts and Payment Sources:
Under the indenture for each series of energy recovery bonds, a collection account will be established and held by the indenture trustee. Each collection account will be divided into the following subaccounts:
	•	a general subaccount into which DRC charge collections that have been remitted by the servicer to the indenture trustee during the applicable collection period have been deposited;
	•	an overcollateralization subaccount;
	•	a capital subaccount;
	•	a reserve subaccount; and
	•	any other subaccounts in the collection account established for that series.

On each payment date specified in the applicable prospectus supplement for a series of energy recovery bonds, the indenture trustee under the indenture for that series will pay amounts owed on that series from amounts available in the collection account and other collateral accounts, if any, for that series held by the indenture trustee. These accounts and subaccounts are described in greater detail under "THE ENERGY RECOVERY BONDS—The Collection Account for Each Series of Energy Recovery Bonds" in this prospectus.

Any payments by a swap provider under a swap agreement that we enter into with respect to a class of floating rate energy recovery bonds of a series will be deposited into a subaccount for that class established within the collection account for that series and applied to make interest payments with respect to that class.
Interest:
Interest on each class of energy recovery bonds of a series will accrue at the interest rate specified in the related prospectus supplement. The indenture trustee for that series will pay interest accrued on each class of that series on each payment date (defined in the next paragraph), but only to the extent amounts in the general subaccount within the collection account and amounts available in other collateral accounts held by the indenture trustee for that series are sufficient to make interest payments after payment of amounts having a higher priority of payment. See "THE ENERGY RECOVERY BONDS—How Funds in the General Subaccount Within the Collection Account for Each Series of Energy Recovery Bonds Will Be Allocated" in this prospectus. The failure to pay accrued interest on any class of energy recovery bonds of a series on any payment date (even if the failure is caused by a shortfall in DRC charge collections received) will result in an event of default for that series of energy recovery bonds unless such failure is cured within five business days. In the event of an acceleration of the principal amount of a series of energy recovery bonds, the indenture trustee for that series will distribute available amounts among the various classes of that series to pay interest with respect to those classes and to make payments to any interest rate swap providers on a pro rata basis in accordance with the amount of interest then accrued on each such class and amounts payable to any interest rate swap providers until all accrued interest on that series has been paid in full.

Principal Payment; Scheduled Maturity Dates and Final Legal Maturity Dates:
Each class of energy recovery bonds of a series will have its own amortization schedule, which we refer to in this prospectus or the related prospectus supplement as the "expected amortization schedule" for that class. The expected amortization schedule for each class of energy recovery bonds of a series will be set forth in the related prospectus supplement. The indenture trustee will pay the principal of each class of energy recovery bonds of a series in the amounts and on the payment dates specified in the expected amortization schedule for that class, but only to the extent amounts in the general subaccount within the collection account and amounts available in other collateral accounts held by the indenture trustee for that series are available after payment of amounts having a higher priority of payment. See "THE ENERGY RECOVERY BONDS—How Funds in the General Subaccount Within the Collection Account for Each Series of Energy Recovery Bonds Will Be Allocated" in this prospectus. We refer to any date on which a principal payment is scheduled to be made as set forth in the expected amortization schedule for a class of energy recovery bonds as a "payment date."

On each payment date for a class of energy recovery bonds of a series, so long as no event of default has occurred and is continuing and no acceleration of the principal for that series has occurred, the indenture trustee will pay the principal of the energy recovery bonds of that class only until the outstanding principal balance of that class of energy recovery bonds has been reduced to the principal balance specified in the expected amortization schedule for that class on that payment date. To the extent amounts in the collection account for a series are insufficient to reduce the principal balance of that class to the amount specified in the expected amortization schedule for that class on a payment date, unless there is additional third-party credit enhancement for that series, the indenture trustee will pay principal of that class of energy recovery bonds later than set forth in the expected amortization schedule for that class. In addition, so long as no acceleration of the principal amount of the series has occurred, no class whose principal starts to amortize under its expected amortization schedule later than another class of the same series will be paid until the outstanding principal of the class with the earlier amortizing principal has been paid in full.

Each class of energy recovery bonds of a series will have its own scheduled maturity date, which is the date by which we expect all principal of that class to be paid in full. Each class of energy recovery bonds of a series will also have its own final legal maturity date, which is the date by which all principal of that class is required to be paid. The scheduled maturity date and the final legal maturity date of each class of energy recovery bonds will be specified in the applicable prospectus supplement.

The failure to pay the entire principal of any class of a series by the scheduled maturity date for that class will not constitute a default or an event of default under that indenture. However, the failure to pay the entire principal of any class by the final legal maturity date for that class will be an event of default under that indenture. See "THE ENERGY RECOVERY BONDS—What Constitutes an Event of Default on the Energy Recovery Bonds" in this prospectus.

In the event of an acceleration of the principal of a series, once all accrued interest in respect of that series and all scheduled payments to swap providers, if any, have been paid in full, the indenture trustee for that series will distribute available amounts among the classes of that series pro rata in accordance with the amount of principal then due on each such class.
Priority of Distributions:
On each payment date with respect to a series of energy recovery bonds, as specified in the applicable prospectus supplement, the indenture trustee for that series will make payments from the general subaccount within the collection account for that series, to the extent funds are available therein, in the following order of priority:
(1) payment of the indenture trustee's fees up to an amount to be specified in a prospectus supplement relating to that series;
(2) payment of the independent director's fees up to an amount to be specified in the prospectus supplement relating to that series;

(3)
payment of the servicing fee that will be a fixed percentage of the initial principal balance of that series, and any unpaid servicing fees from prior payment dates as described under "THE SERVICING AGREEMENTS—Servicing Compensation," in this prospectus;
(4)
payment of all of our other expenses, fees and indemnity amounts for that series up to an amount in any calendar year to be specified in a prospectus supplement relating to that series, so long as no event of default with respect to that series has occurred and is continuing or would be caused by this payment;
(5)
payment of overdue interest and currently due interest on that series, including payment of any amount payable to the swap counterparty on any interest rate swap (with the exception of any swap termination payment), on a pro rata basis among all classes of that series then outstanding;
(6)	payment of principal of that series due as a result of an event of default and an acceleration of the principal of that series, on a pro rata basis among all classes of that series then outstanding;
(7)	payment of the principal of a class of energy recovery bonds on its final legal maturity date (including any unpaid principal from prior payment dates) or upon redemption;
(8)
payment of the principal of a class of energy recovery bonds then scheduled to be paid on that series according to its expected amortization schedule (including any unpaid principal from prior payment dates), but only if all of the energy recovery bonds of a class whose principal amortizes earlier than that class has been paid in full;
(9)	replenishment of any shortfalls in the capital subaccount for that series;
(10)	allocation or replenishment of any required amount to the overcollateralization subaccount for that series;
(11)
any swap termination payment due to (a) failure to pay as a result of insufficient collections of the DRC charge (up to the amount specified in the related prospectus supplement); (b) breach of the swap agreement by us or the indenture trustee (up to the amount specified in the related prospectus supplement); (c) our bankruptcy; (d) our merger without assumption; or (e) failure or termination of the security interest of the indenture trustee under the indenture for that series; any other swap termination payment is payable after all energy recovery bonds of that class have been paid in full;

(12)	payment of the indenture trustee's fees, the independent director's fees, and all of our other expenses, fees and indemnity amounts not paid under clauses (1), (2) and (4) above;
(13)
if there is a positive balance after making the foregoing payments, release to us an amount not to exceed the lesser of such balance and the investment earnings on amounts in the capital subaccount for that series, free and clear of the lien of the indenture; and
(14)	allocation of the remainder, if any, to the reserve subaccount for that series.

The amounts of all fees referenced in clauses (1) through (4) above will be described in a prospectus supplement for the related series of energy recovery bonds. The priority of distributions, as well as available amounts in the subaccounts for each series, are described in more detail in "THE ENERGY RECOVERY BONDS—How Funds in the General Subaccount Within the Collection Account for Each Series of Energy Recovery Bonds Will Be Allocated" in this prospectus, as well as in the prospectus supplement for each series of energy recovery bonds.

If, on any payment date for a class of energy recovery bonds of a series, funds on deposit in the general subaccount for that series are insufficient to make the payments contemplated by clauses (1) through (8) above, the indenture trustee will first draw from amounts on deposit in the reserve subaccount for that series, second, draw from amounts on deposit in the overcollateralization subaccount for that series, and third, draw from amounts on deposit in the capital subaccount for that series, up to the amount of the shortfall in order to make those payments. In addition, if on any payment date funds on deposit in the general subaccount for that series are insufficient to make the transfers described in clauses (9) and (10) above, the indenture trustee will draw from amounts on deposit in the reserve subaccount for that series to make those transfers.
A diagram depicting how the DRC charge and investment earnings will be allocated for each series is shown below.

ALLOCATIONS AND DISTRIBUTIONS IN RESPECT OF EACH SERIES OF
ENERGY RECOVERY BONDS

Credit Enhancement:	Unless otherwise specified in any prospectus supplement, credit enhancement for the energy recovery bonds of a series will be as follows:
•
True-up Mechanism—The servicer will make periodic true-up adjustments to the DRC charge for each series of energy recovery bonds, at least annually, to make up for any shortfall or reduce any excess in DRC charge collections for that series. See "THE RECOVERY PROPERTY—True-Up Adjustments" in this prospectus.
•
Collection Account—Under each indenture, the indenture trustee will hold a collection account for the series of energy recovery bonds issued under that indenture, divided into various subaccounts. The subaccounts of the collection account for credit enhancement purposes are:
•
Capital Subaccount—On the date of issuance of a series of energy recovery bonds, PG&E, in its capacity as our sole equity member, will deposit into the capital subaccount for that series for our account an amount not less than 0.50% of the initial principal amount of that series of energy recovery bonds. The amount of the deposit into the capital subaccount for a series of energy recovery bonds will be specified in the prospectus supplement for that series. The amount deposited will depend on tax and rating agency considerations. Any shortfall in the capital subaccount will be included in the periodic true-up adjustment of the DRC charge for that series and will be replenished from future DRC charge collections with respect to that series;
•
Overcollateralization Subaccount—The prospectus supplement for each series of energy recovery bonds will specify a funding level for the overcollateralization subaccount for that series. The aggregate amount and timing of the collections, through DRC charges, of the overcollateralization amount depends on tax and rating agency considerations and is expected to be not less than 0.50% of the initial principal amount of that series of energy recovery bonds. That amount will be funded from DRC charge collections over the life of the energy recovery bonds of that series, and any shortfall in the overcollateralization subaccount will be included for recovery in the periodic true-up adjustment of the DRC charge for that series and will be replenished from future DRC charge collections with respect to that series; and

•
Reserve Subaccount—All amounts (including all investment earnings other than investment earnings on amounts in the capital subaccount for that series) that, as of a payment date, are not needed to pay interest, principal, fees and expenses or to replenish the capital subaccount and overcollateralization subaccount for that series will be held in the reserve subaccount for that series until needed.

Any deficiency in the overcollateralization subaccount and the capital subaccount for a series as a result of withdrawals from those subaccounts will be replenished on a periodic basis through the true-up adjustment process, with the capital subaccount being replenished before the overcollateralization subaccount is replenished.

Additional credit enhancement for any series of energy recovery bonds may include surety bonds or letters of credit or other forms of credit enhancement. Any additional forms of credit enhancement for a series will be specified in a prospectus supplement for that series. Credit enhancement for the energy recovery bonds is intended to protect you against losses or delays in payments on your energy recovery bonds.
State Pledge:
In the Act, the State has pledged that it will neither limit nor alter the DRC charges, recovery property, the financing order, or any rights thereunder until the energy recovery bonds, together with the interest thereon, are fully paid and discharged. However, the Act further provides that nothing in this pledge precludes the State from limiting or altering the DRC charges, recovery property or the financing order, if and when adequate provision is made by law for the protection of PG&E, owners of recovery property and holders of energy recovery bonds. We refer to this pledge in this prospectus or any prospectus supplement as the "state pledge."
Optional Redemption:
Unless otherwise described in a prospectus supplement, we will only have the option to redeem a series of energy recovery bonds in whole after the last scheduled maturity date for that series and only if the outstanding principal balance of that series of energy recovery bonds on or before the redemption date is less than or equal to 5% of the initial principal amount of that series. The redemption price will be the outstanding principal balance of, and accrued but unpaid interest on the energy recovery bonds of that series. We may only exercise this redemption option if we have adequate funds to do so and if such exercise would not cause us to be insolvent.

Events of Default:	An event of default with respect to a series of energy recovery bonds is defined in the indenture for that series as being:
•
a default in the payment of interest on any energy recovery bond of that series that is not cured within five business days (whether such failure to pay interest is caused by a shortfall in DRC charge collections received or otherwise);
	•	a default in the payment of principal of any energy recovery bond of any class of that series on the final legal maturity date for that class;
	•	a default in the payment of the redemption price on a redemption date for any energy recovery bond of that series;
•
our default in the observance or performance of any covenant or agreement made by us in that indenture (other than those described in the first three bullet points in this section), which default materially adversely affects holders of energy recovery bonds and which continues unremedied for 30 days after the date that notice of the default is given to us by the indenture trustee for that series or to us and the indenture trustee for that series by the holders of at least 25% in principal amount of the energy recovery bonds of that series then outstanding;
•
any representation or warranty made by us in that indenture or in any certificate or other writing delivered by us pursuant to or in connection with that indenture proving to have been incorrect in any material respect when made which materially adversely affects holders of energy recovery bonds of that series and which continues unremedied for a period of 30 days after the date that notice of the default is given to us by the indenture trustee for that series or to us and the indenture trustee for that series by the holders of at least 25% in principal amount of the energy recovery bonds of that series then outstanding;
	•	events of bankruptcy, insolvency, receivership or liquidation or other similar events of the issuer;
	•	a breach by the State or any of its agencies (including the CPUC), officers or employees, of the state pledge; or
	•	any other event designated as an event of default for the energy recovery bonds of that series in the related prospectus supplement.

If an event of default occurs (other than a breach of the state pledge) and is continuing with respect to a series of energy recovery bonds, the indenture trustee for that series or the holders of not less than a majority in aggregate principal amount of the energy recovery bonds of that series then outstanding may declare the energy recovery bonds of that series to be immediately due and payable. Under circumstances set forth in the indenture, the holders of not less than a majority in principal amount of energy recovery bonds of a series then outstanding may rescind the declaration.

If the energy recovery bonds of a series have been declared to be due and payable following an event of default, the indenture trustee for that series, in its discretion, subject to the limitations and conditions provided in the applicable indenture, may either sell the recovery property securing that series or elect to have us maintain possession of the recovery property and continue to apply payments arising from the DRC charge remitted to the indenture trustee for that series as if there had been no declaration of acceleration.

In the case of an event of default under the indenture for a series of energy recovery bonds resulting from a breach of the state pledge, the indenture trustee, for the benefit of the holders of energy recovery bonds of that series, may institute proceedings to compel performance or to enforce the state pledge and may prosecute such proceedings to final judgment or decree.
Payment and Record Dates:	The payment and record dates for each series of energy recovery bonds will be specified in the related prospectus supplement.
Servicing Compensation:
We will pay the servicer on each payment date the servicing fee due with respect to any series of energy recovery bonds, solely to the extent that we have funds available to pay this fee. The servicing fee in respect of a series of energy recovery bonds will be specified in the related prospectus supplement. If a successor servicer is appointed with respect to a series of energy recovery bonds, the servicing fee could be higher than the servicing fee paid to the initial servicer.
Ratings of the Energy Recovery Bonds:
It will be a condition of issuance for each class of energy recovery bonds of a series that such class be rated "Aaa" by Moody's Investors Service, Inc., or Moody's, "AAA" by Standard and Poor's Rating Services, a division of McGraw-Hill Companies, or S&P, and "AAA" by Fitch Ratings, Inc., or Fitch. See "RATINGS FOR THE ENERGY RECOVERY BONDS" in this prospectus.
Material Federal Income Tax Considerations:
In the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the issuer, for federal income tax purposes, the energy recovery bonds will be characterized as indebtedness, and neither the issuer, nor any portion of the issuer as created and governed pursuant to the terms and conditions of its limited liability company agreement, will be characterized as an association, or a publicly traded partnership, taxable as a corporation for federal income tax purposes. In addition, by its acceptance of an energy recovery bond, each bondholder will agree to treat that energy recovery bond as debt for federal, state and local tax purposes.

For further information regarding material income tax considerations in respect of an investment in the energy recovery bonds, we refer you to "Material Federal Income Tax Considerations" and "State and Other Tax Consequences" in this prospectus.
ERISA Considerations:
Pension plans and other investors subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, or ERISA, and/or the prohibited transaction provisions of Section 4975 of the Internal Revenue Code of 1986, or the Code, may acquire the energy recovery bonds subject to specified conditions. The acquisition and holding of the energy recovery bonds could be treated as indirect prohibited transactions under ERISA and/or Section 4975 of the Code. Accordingly, by purchasing the energy recovery bonds, each investor purchasing on behalf of a pension plan, or other investor subject to Title I of ERISA and/or Section 4975 of the Code, will be deemed to certify that the purchase and subsequent holding of the energy recovery bonds would be exempt from the prohibited transaction rules of ERISA and/or Section 4975 of the Code. For further information regarding the application of ERISA and/or the prohibited transaction provisions of the Code, see "ERISA CONSIDERATIONS" in this prospectus.

RISK FACTORS

        You should carefully consider the risks and uncertainties described below and the other information contained or incorporated by reference in this prospectus or any applicable prospectus supplement before you decide whether to purchase the energy recovery bonds. The risks and uncertainties described below are not the only ones we may face. The following risks, together with additional risks and uncertainties not currently known to us or that we may currently deem immaterial, could ultimately affect our ability to make payments on the energy recovery bonds.

Risks Associated With Limited Sources of Payment for the Energy Recovery Bonds

        You May Experience Material Payment Delays or Losses on Your Energy Recovery Bonds Due to Insufficient Funds From the Limited Sources of Payment for the Energy Recovery Bonds and Limited Credit Enhancement.    You may suffer material payment delays or losses on your energy recovery bonds if the collateral securing your energy recovery bonds is insufficient to pay the accrued interest on and the principal amount of those energy recovery bonds in full. The only source of funds for payments of interest on and principal of the energy recovery bonds of a particular series will be the related collateral for that series. The collateral for a particular series of energy recovery bonds will be limited to:

  •
  the recovery property for that series acquired by us from PG&E from time to time pursuant to a sale agreement;

  •
  the sale agreement with respect to that series;

  •
  the servicing agreement with respect to that series;

  •
  the collection account for that series, all subaccounts of the collection account and all cash, instruments, investment property or other property on deposit therein or credited thereto from time to time;

  •
  with respect to a class of floating rate energy recovery bonds of that series, any swap agreement entered into by us with respect to that class, but only securing that class;

  •
  all rights to compel the servicer for that series to file for and obtain true-up adjustments to the DRC charge relating to that series in accordance with the Act and the financing order;

  •
  all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing and all payments on or under the foregoing;

  •
  all proceeds in respect of any or all of the foregoing; and

  •
  any other assets pledged to that series as may be specified in the prospectus supplement for that series.

        The security interest does not extend to:

  •
  any collateral securing a different series of energy recovery bonds;

  •
  amounts representing investment earnings on the capital subaccount for that series released to us; and

  •
  amounts deposited with us on any series issuance date for payment of costs of issuance with respect to the related series of energy recovery bonds (together with any interest earnings thereon).

        The energy recovery bonds will not be insured or guaranteed by PG&E, including in its capacity as servicer, or by its parent and our indirect parent, PG&E Corporation, any of their respective affiliates, the applicable indenture trustee or any other person or entity. Each series of energy recovery bonds will be our nonrecourse obligations, secured only by collateral for that series and not from DRC charges imposed and collected for any other series of energy recovery bonds. See "PG&E ENERGY RECOVERY FUNDING LLC" in this prospectus.

Risks Associated With Judicial, Legislative or Regulatory Actions

        Legal Action May Reduce the Value of Your Investment.    The recovery property for each series of energy recovery bonds will be created pursuant to the Act, the financing order and the filing of an issuance advice letter with respect to that series. The Act, which was signed into law on June 7, 2004, has a limited history, and is subject to judicial interpretation and regulatory implementation.

        If in the future a court were to determine that the relevant provisions of the Act are unlawful or invalid, that decision could adversely affect the validity of the energy recovery bonds or our ability to make payments on the energy recovery bonds. In that case, you could suffer material payment delays or losses on your energy recovery bonds. We cannot assure you that a lawsuit challenging the validity of the Act will not be filed in the future or that, if filed, such lawsuit would not be successful.

        California and other states have passed legislation permitting the financing of costs otherwise unrecoverable by a utility, or "stranded costs," due to the restructuring of the electric industry. These stranded cost laws have features similar to the Act, and lawsuits have been filed challenging some of these laws. Although the Act does not directly and expressly authorize the refinancing of stranded costs, and an unfavorable decision regarding another state's stranded cost recovery legislation would not invalidate the Act or the financing order, it might provoke a challenge to the Act or the financing order. In addition, an unfavorable court decision with respect to another state's statute may establish a legal precedent for a successful challenge to the Act depending on the similarity of the other statute and the applicability of the legal precedent to the Act. Furthermore, legal action in other states could heighten awareness of the political and other risks of the energy recovery bonds, and in that way may limit the liquidity and market value of the energy recovery bonds.

        Neither we nor the seller will indemnify you for any changes in the law, including any amendment or repeal of the Act, that may affect the value of your energy recovery bonds. The seller may have to indemnify us, however, if legal action based on law in effect at the time of the issuance of the energy recovery bonds invalidates the recovery property. See "THE SALE AGREEMENTS—Seller's Obligation to Indemnify Us and the Indenture Trustee" in this prospectus.

        Future California Legislative Action May Invalidate the Energy Recovery Bonds or the Recovery Property Which Is the Primary Source of Payments on Your Energy Recovery Bonds Causing the Market Value of the Energy Recovery Bonds to Decline.    The State has pledged that it will neither limit nor alter the DRC charges, recovery property, financing orders of the CPUC, or any rights thereunder until the energy recovery bonds, together with the interest thereon, are fully paid and discharged. However, the Act further provides that nothing in this pledge precludes the State from limiting or altering the DRC charges, recovery property or any financing order of the CPUC, if and when adequate provision is made by law for the protection of PG&E, owners of recovery property and holders of energy recovery bonds. It is unclear what "adequate provision" would be afforded to holders of energy recovery bonds by the State if such limitation or alteration were attempted. Accordingly, no assurance can be given that any such provision would not adversely affect the market value of the energy recovery bonds, or the timing of receipt of payments with respect to the energy recovery bonds.

        In addition, under California law, the electorate has the right, through its initiative powers, to propose statutes as well as amendments to the California constitution. Generally, any matter that is a proper subject of legislation can become the subject of an initiative. Among other procedural requirements, in order for an initiative measure to qualify for an election, the initiative measure must be submitted to the California Attorney General and a petition signed by electors constituting five percent, in the case of a statutory initiative, and eight percent, in the case of a constitutional initiative, of the votes cast at the immediately preceding gubernatorial election must be submitted to the California Secretary of State. To become effective, the initiative must then be approved by a majority vote of the electors voting at the next general election.

        Orrick, Herrington & Sutcliffe LLP will render to us its reasoned opinion that, under the "contract clause" of the U.S. Constitution and the "contract clause" of the State Constitution, holders of energy recovery bonds would have a basis to challenge successfully the constitutionality of any law enacted by the State, whether enacted by legislation or voter initiative, that, prior to the time the energy recovery bonds are fully paid, repeals, amends or violates the state pledge in a manner that substantially impairs the energy recovery bonds or the indenture for any series of energy recovery bonds, unless the law is reasonable and necessary to serve an important public purpose such as remedying a broad and general social or economic problem. To date, there is no reported case addressing these issues in the context of securities similar to the energy recovery bonds.

        Orrick, Herrington & Sutcliffe LLP also will render to us its reasoned opinion that, assuming that recovery property is property of a character protected by the "takings clause" of the U.S. Constitution and the "takings clause" of the State Constitution, under the "takings clause" of the U.S. Constitution and the "takings clause" of the State Constitution, any law enacted by the State, whether by legislation or voter initiative, that repeals or amends the state pledge or takes any other action in contravention of the state pledge would constitute a "taking," for which just compensation must be paid, if, for a public use, either the law (a) permanently appropriates the recovery property or denies all economically productive use of the recovery property; (b) destroys the recovery property, other than in response to emergency conditions; or (c) reduces the value of the recovery property and (i) does not substantially advance a legitimate state interest or (ii) unduly interferes with the claimant's reasonable expectations arising from its investment in the recovery property. Even if such future action is deemed a "taking" and the State provides you with an amount deemed to be just compensation, that amount might not be sufficient to allow you to recover your full investment in the energy recovery bonds. To date, there is no reported case addressing these issues in the context of securities similar to the energy recovery bonds.

        As of the date of this prospectus, we are not aware of any pending legislation in the California legislature or of any pending California voter initiative that would materially and adversely affect any of the provisions of the Act. However, the State could enact a statute or take other action, including action by voter initiative, that materially and adversely affects the rights and remedies of the holders of the energy recovery bonds, in pursuit of what the State contends is an important public purpose such as remedying a broad and general social or economic problem. In any such event, costly and time-consuming litigation against the State might ensue. Given the lack of judicial precedent directly on point, the novelty of the security for the energy recovery bonds, and the fact that PG&E is part of a heavily regulated industry, the outcome of any litigation cannot be predicted with certainty; and, accordingly, we cannot give you any assurance that any such future action by the State would be deemed to violate the "contract clause" of the State or U.S. Constitution, nor can we give you any assurance that any such future action would be deemed to be a "taking" under the "takings clause" of the State or U.S. Constitution. Even if such litigation is ultimately successful, such litigation might adversely affect the market value and liquidity of the energy recovery bonds and might delay the payment of interest and principal and, accordingly, the weighted average life of the energy recovery bonds.

        The Act May Be Overturned by the Federal Government and Any Compensation Paid by the Federal Government May Not Be Adequate to Compensate Holders of Energy Recovery Bonds.    The United States Congress or a federal agency may decide that it can preempt the California legislature and pass a law or adopt a rule or regulation prohibiting or limiting the recovery of recovery costs or the imposition of DRC charges, or otherwise affecting the electric industry. One bill was introduced in the 107th Congress prohibiting the recovery of wholesale stranded costs through charges similar to the DRC charges provided for in the Act. As of the date of this prospectus, neither the House nor the Senate committees of the current Congress having primary relevant jurisdiction have considered, or indicated an intent to consider, prohibiting or limiting the recovery of recovery costs or stranded costs or the imposition of DRC charges. We cannot predict whether any bills that prohibit or limit the recovery of recovery costs or stranded costs or the imposition of DRC charges, or the financing of recovery costs or stranded costs supported by charges imposed on electricity consumers, will be introduced, will become law or, if they become law, what their final form or effect will be. We can give no assurance that a court would consider the preemption by federal law, rule or regulation of the Act a taking of property from us or from the holders of energy recovery bonds under the U.S. Constitution. Moreover, even if this preemption of the Act by the federal government were considered a taking under the U.S. Constitution for which the government had to pay "just compensation," we can give no assurance that this compensation would be sufficient to pay the full amount of principal of and interest on the energy recovery bonds or to pay such amounts on a timely basis.

        The servicer has agreed to take legal or administrative action as may be reasonably necessary to block or overturn any attempts to cause a repeal, modification or amendment to the Act, the financing order or the recovery property. No assurance can be given that any efforts of the servicer will be successful.

        Except as described under the "THE SALE AGREEMENTS—Seller's Obligation to Indemnify Us and the Indenture Trustee" and "THE SERVICING AGREEMENTS—Servicer Will Indemnify Us and Other Related Entities", we, the seller or servicer will not indemnify you for changes in any law, rule or regulation that may affect the value of your energy recovery bonds. In addition, any action by Congress, even if the action is ultimately determined to be invalid, and even if full compensation is ultimately provided to the holders of energy recovery bonds, might result in costly and time-consuming litigation. Any litigation of this type might adversely affect the market value and liquidity of the energy recovery bonds and the dates of payment of interest and principal. Moreover, given the lack of judicial precedent directly on point, we cannot predict the outcome of any litigation with certainty. Accordingly, you may suffer material payment delays or losses on your energy recovery bonds.

        The CPUC May Take Future Actions That May Reduce the Value of Your Investment.    The Act provides that the financing order is irrevocable upon issuance of energy recovery bonds and is not subject to reduction, impairment or adjustment by further action of the CPUC, except for the true-up adjustments. The Act also contains the state pledge. However, the CPUC retains the power to adopt, revise or rescind rules or regulations affecting the seller or the servicer. The CPUC also retains the power to interpret the financing order. Any new or amended regulations or decisions by the CPUC, for example, could affect the ability of the servicer to collect the DRC charges in full and on a timely basis. The servicer has agreed to take legal or administrative action to resist any CPUC rule, regulation or decision that would reduce the value of the recovery property. We cannot assure you that the servicer would be successful in its efforts. Thus, future CPUC rules, regulations or decisions may adversely affect the rating of the energy recovery bonds, their liquidity, their market value or the rate of DRC charge collections and, accordingly, the amortization of energy recovery bonds and their weighted average lives. As a result, you could suffer a loss on your investment.

        The servicer is required to file with the CPUC, on our behalf, periodic true-up adjustments of the DRC charges. See "THE RECOVERY PROPERTY—True-Up Adjustments" in this prospectus. We cannot assure you that the true-up adjustment procedures and true-up adjustments will not be challenged. Such challenges could result in costly and time consuming litigation.

Servicing Risks

        Inaccurate Forecasting or Unanticipated Delinquencies Could Result in Insufficient Funds to Make Scheduled Payments on the Energy Recovery Bonds.    The amount and the rate of collection of DRC

charges that the servicer will collect from electricity consumers will depend on actual electricity usage and the amount of collections and write-offs. If the servicer inaccurately forecasts electricity consumption or underestimates customer delinquencies or charge-offs when setting or adjusting the DRC charges, there could be a shortfall or material delay in DRC charge collections. If the servicer collects DRC charges at a slower rate than expected from electricity consumers or from any alternate energy service provider, it may have to request true-up adjustments to the DRC charges. See "THE RECOVERY PROPERTY—True-Up Adjustments" and "THE SERVICER OF THE RECOVERY PROPERTY—Billings by and Collections From Alternate Energy Service Providers" in this prospectus. If those true-up adjustments are not timely and accurate, you may suffer material payment delays or a material decrease in the market value and liquidity of your investment. If payments on energy recovery bonds are not being made according to the expected amortization schedule, the weighted average life of the energy recovery bonds will be lengthened or you may not receive all payments of principal and interest on your energy recovery bonds.

        The DRC charges generally will be assessed based on PG&E's forecasted electricity sales, which are based on a combination of short-term and long-term forecasting models. The servicer will calculate the DRC charges for each series of energy recovery bonds according to the methodology approved by the financing order authorizing those DRC charges. In addition, the servicer will be required to file with the CPUC periodic true-up adjustments of the DRC charges. See "THE RECOVERY PROPERTY—True-Up Adjustments" in this prospectus. The servicer will generally base its true-up adjustment calculations on any shortfalls or excess in collections from customers during the prior true-up adjustment period and on projections of future electricity use and customers' ability to pay their electric bills. Inaccurate forecasting of electricity consumption by the servicer could result from, among other things:

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  warmer winters or cooler summers, resulting in less electricity consumption than forecasted;

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  general economic conditions being worse than expected, causing electricity consumers to migrate from PG&E's service territory or reduce their electricity consumption;

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  the occurrence of a natural disaster, such as an earthquake, or an act of war or terrorism or other catastrophic event unexpectedly disrupting electricity service and reducing usage;

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  electricity consumers ceasing business or departing PG&E's service territory;

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  increases in electricity prices resulting in decreased consumption;

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  electricity consumers consuming less electricity because of increased conservation efforts or increased electricity usage efficiency; or

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  electricity consumers switching to alternative sources of energy, including self-generation of electricity, in some cases, without using PG&E's transmission or distribution facilities.

        Inaccurate forecasting of delinquencies or charge-offs by the servicer could result from, among other things:

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  unexpected deterioration of the economy or the occurrence of a natural disaster, or an act of war or terrorism or other catastrophic event;

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  a change in law that makes it more difficult for PG&E or alternate energy servicer providers to terminate service to nonpaying electricity consumers, or that requires PG&E or an alternate energy servicer provider to apply more lenient credit standards in accepting customers; or

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  increases in the number of alternate energy servicer providers who fail to pay DRC charges to the servicer in a timely manner.

        Your Investment Relies on PG&E or Its Successor Acting as Servicer of the Recovery Property.    PG&E, as servicer, will be responsible for billing and collecting DRC charges from customers and alternate energy servicer providers who elect to do consolidated billing and for filing true-up adjustments to these charges with the CPUC. Any failure by PG&E or a successor servicer to discharge its obligations under the servicing agreement may adversely affect the liquidity and market value of the energy recovery bonds.

        If PG&E ceases servicing the recovery property, it might be difficult to find a successor servicer, and any transfer of servicing to a successor servicer may adversely affect you. Any successor servicer may have less experience than PG&E and may have less capable billing and/or collection systems than PG&E and may experience difficulties in collecting DRC charges and determining appropriate true-up adjustments to DRC charges. A successor servicer might charge fees that, while permitted under the financing order, are higher than the fees paid to PG&E as servicer. If PG&E were to be replaced as servicer, any of these factors and others could delay the timing of payments to holders of energy recovery bonds, and may reduce the liquidity and market value of energy recovery bonds. Also, a change in servicer may cause billing and/or payment arrangements to change, which may lead to a period of disruption in which electricity consumers continue to remit payments according to the former arrangement, resulting in delays in collection that could result in delays in payment on your energy recovery bonds. See "THE SERVICING AGREEMENTS" in this prospectus.

        Pending Litigation May Adversely Affect the Financial Condition of PG&E.    On December 18, 2003, the CPUC issued an order approving PG&E's settlement agreement. On January 20, 2004, various parties to the CPUC proceedings filed applications for rehearing of the CPUC's decision, challenging, among other things, the CPUC's authority to execute the settlement agreement which by its terms would bind future commissions and subject the CPUC to the continuing jurisdiction of the bankruptcy court to enforce the agreement. On March 16, 2004, the CPUC denied these applications for rehearing. On April 15, 2004, the City and County of San Francisco, or CCSF, and Aglet Consumer Alliance, or Aglet, each filed a petition with the California Court of Appeal seeking review of the CPUC's December 18, 2003 decision approving the settlement agreement and the CPUC's March 16, 2004 decision denying applications for rehearing of the December 18, 2003 decision. CCSF and Aglet allege that the settlement agreement violates California law, among other claims. CCSF requests the appellate court to hear and review the CPUC's decisions approving the settlement agreement and Aglet requests that the CPUC's decisions be overturned. PG&E and the CPUC filed answers in opposition to the petitions for review on May 19, 2004. On July 16, 2004, three California state senators filed a request for permission to file a brief in support of CCSF's and Aglet's petitions. On August 5, 2004, the California Court of Appeal granted the senators' application and accepted their brief. PG&E and the CPUC each filed an answer to the senators' brief on August 20, 2004. The California Court of Appeal has not yet acted on the petitions.

        In addition, appeals of the bankruptcy court's order confirming the Utility's plan of reorganization were filed in the U.S. District Court for the Northern District of California, or the District Court, by the dissenting commissioners and a municipality. On July 15, 2004, the District Court dismissed the appeals filed by the dissenting commissioners. The dissenting commissioners have filed a notice of appeal of the District Court's order with the U.S. Court of Appeals for the Ninth Circuit. The municipality's appeal remains pending at the District Court.

        If the bankruptcy court's confirmation order or the settlement agreement is subsequently overturned or modified, the financial strength and credit rating of PG&E could be adversely affected. This may adversely affect PG&E's ability to perform its obligations as seller, including indemnity obligations, or its obligations as servicer of recovery property, and your investment in the energy recovery bonds could be materially adversely affected.

        Changes to Billing and Collection Practices May Reduce the Value of Your Investment.    The servicer may set its own billing and collection arrangements with those electricity consumers from whom it collects the DRC charges, provided that these arrangements comply with CPUC regulations. For example, to recover part of an outstanding bill, the servicer may agree to extend an electricity consumer's payment schedule or to write off the remaining portion of the bill, including DRC charges. Also, the servicer may change billing and collection practices. Separately, the CPUC may require changes to these practices. Any changes in billing and collection practices or regulations might adversely affect the billing and collection terms of the servicer or make it more difficult for the servicer to collect the DRC charges. These changes may adversely affect the liquidity and market value of the energy recovery bonds or their payment in accordance with their expected amortization schedules and, accordingly, their weighted average lives. See "THE SERVICER OF THE RECOVERY PROPERTY—How PG&E Forecasts the Number of Customers and the Amount of Electricity Usage" in this prospectus.

        It May Be Difficult to Collect DRC Charges From Alternate Energy Service Providers that Provide Consolidated Billing, and the Failure of Alternate Energy Service Providers That Collect DRC Charges From a Substantial Number of Customers to Remit Those Charges to the Servicer May Cause Delays in the Payment of Energy Recovery Bonds.    As part of the deregulation of the California electric industry described elsewhere herein, electricity consumers in PG&E's service territory were authorized to purchase electricity from alternate energy service providers. A decision of the CPUC suspended this "direct access" on September 20, 2001. California Assembly Bill 428, or AB 428, which is currently pending in the California legislature, would require the CPUC, on or before April 1, 2005, to establish rules for reintroduction of direct access through a phased implementation and to establish a model for direct access transactions, to commence January 1, 2009. For the period commencing January 1, 2006 until January 1, 2009, AB 428 would also require the CPUC in each year to permit new direct access transactions in an amount equivalent to the combined amount of Statewide utility load growth and reduction in the electricity supply contract obligations of the California Department of Water Resources, or the DWR. No prediction can be made as to whether AB 428 will ultimately be enacted or, if it becomes law, will be enacted in its present form.

        Although direct access has been suspended by the CPUC, direct access customers existing as of September 20, 2001 were not affected by the CPUC decision. For those direct access customers, a CPUC decision allows alternate energy service providers to provide a consolidated bill to them covering amounts owed to the alternate energy service providers for electricity and amounts owed to PG&E for distribution and other charges, including applicable DRC charges. At present, Sempra Energy Solutions is the only alternate energy service provider that provides consolidated billing in PG&E's service territory. PG&E estimates that the average aggregate monthly amount that Sempra Energy Solutions bills for PG&E's portion of the bill is approximately $1,500,000, and that the average aggregate monthly DRC charge to be billed by Sempra Energy Solutions during 2005 will be immaterial.

        Under the CPUC's current rules, any alternate energy service provider that provides consolidated billing, including monthly amounts with respect to DRC charges, is required to remit periodic amounts reflecting amounts billed by the servicer to the alternate energy service provider, including the DRC charges, regardless of the alternate energy service provider's actual collection of such amounts from electricity consumers. Any alternate energy service providers that opt for consolidated billing will in effect replace the electricity consumer as the obligor with respect to those DRC charges and we, as the owner of the recovery property, will have no right to collect such DRC charges from the electricity consumer. See "THE SERVICER OF THE RECOVERY PROPERTY—Billings by and Collections From Alternate Energy Service Providers" in this prospectus. The servicer will not have the right to pursue customers of an alternate energy service provider that defaults in the payment of DRC charges. However, the servicer will have the right to terminate consolidated billing by an alternate energy service provider following payment defaults by that alternate energy service provider and begin billing and collecting DRC charges and other amounts from that alternate energy service provider's consolidated billing customers. An alternate energy service provider that has defaulted will have the right to elect consolidated billing six months after its default or cure upon the satisfaction of certain conditions. Frequent changes in customer billing and payment arrangements may result in customer confusion and the misdirection of payments, which could have the effect of causing delays in distributions to holders of energy recovery bonds. Neither the seller nor the servicer will pay any shortfalls resulting from the failure of any alternate energy service providers to pay DRC charges to the servicer. No assurances are given that the CPUC will not require an amendment to PG&E's current rules regarding alternate energy service provider consolidated billing procedures.

        If a substantial number of electricity consumers elect to have their electricity provided by alternate energy service providers that provide consolidated billing, we may be relying on a small number of alternate energy service providers to remit DRC charges to the servicer. In this circumstance, there is a greater likelihood that a default in the payment of DRC charges by one or more alternate energy service providers that provide electricity services to a large number of electricity consumers may adversely affect the timing of payments on the energy recovery bonds.

Risks Associated With the Unusual Nature of the Recovery Property

        Under the Act and the indenture for a series of energy recovery bonds, the indenture trustee for that series or the holders of energy recovery bonds of that series have the right to foreclose or otherwise enforce the lien on recovery property securing that series of energy recovery bonds following certain events of default under the indenture for that series, and to take other actions to enforce the provisions of the indenture and the other basic documents (i.e., any sale agreement, any servicing agreement, the administrative services agreement, any indenture, our limited liability company agreement and our certificate of formation). However, in the event of foreclosure, there is likely to be a limited market, if any, for the recovery property. In addition, the consent of the CPUC may be required before the indenture trustee or the holders of energy recovery bonds can foreclose or otherwise exercise the remedies provided for by the indenture and the other basic documents. Therefore, foreclosure and the other remedies may not be realistic or practical remedies, and the liquidity and market value of your investment may be materially reduced.

Risks Associated With a Bankruptcy of the Seller or the Servicer

        A Bankruptcy of the Seller Could Result in Delays or Reductions in Payments on the Energy Recovery Bonds.    The seller will represent and warrant in each sale agreement that the transfer of the recovery property to us under that sale agreement is a valid sale and assignment of that recovery property from the seller to us. The seller will also represent, warrant, and covenant that it will take the appropriate actions under the Act to perfect this sale. The Act provides that the transactions described in each sale agreement shall constitute a sale of the recovery property to us, and the seller and we will treat each transaction as a sale under applicable law, although for financial reporting and tax reporting purposes each transaction will be treated as debt of the seller. If the seller were to become a debtor in a bankruptcy case, and a party in interest (including the seller itself) were to take the position that the sale of the recovery property to us should be recharacterized as the grant of a security interest in such recovery property to secure a borrowing of the seller, delays in payments on the energy recovery bonds could result. If a court were to adopt such position, then delays or reductions in payments on the energy recovery bonds could result.

        The seller and we have taken steps to minimize the risk that in the event the seller or an affiliate of the seller were to become the debtor in a bankruptcy case, a court would order that our assets and liabilities be substantively consolidated with those of the seller or its affiliate. We are a separate limited liability company. Our organizational documents provide that we shall not commence a voluntary bankruptcy case without the unanimous affirmative vote of all of our directors, although this provision may not be enforceable. Nevertheless, if a party in interest (including the seller itself) asserted that our assets and liabilities should be consolidated with those of the seller of an affiliate of the seller, delays in payments on the energy recovery bonds could result. If the court ordered that our assets and liabilities be consolidated with those of the seller or such affiliate, there could be delays or reductions in payments on the energy recovery bonds.

        Pursuant to the Act and the financing order, upon the filing of each issuance advice letter associated with the financing order, the recovery property identified in that issuance advice letter constitutes a current property right, and it thereafter continuously exists as property for all purposes. Nonetheless, no assurance can be given that if the seller were to become the debtor in a bankruptcy case, a party in interest (including the seller itself) would not take the position that, because the DRC charges are usage-based charges, recovery property comes into existence only as customers use electricity. If a court were to adopt this position, no assurance can be given that the court would not also rule that any recovery property relating to electricity consumed after the commencement of the seller's bankruptcy case was not required to be transferred to us, thus resulting in delays or reductions of payments on the energy recovery bonds.

        Because the DRC charges are usage-based charges, if the seller were to become the debtor in a bankruptcy case, a party in interest (including the seller itself) could take the position that we should pay a portion of the costs of the seller associated with the generation, transmission, or distribution by the seller of the electricity whose consumption gave rise to the collections on recovery property that are used to make payments on the energy recovery bonds. If a court were to adopt this position, there could be delays or reductions in payments on the energy recovery bonds.

        Should the seller go into bankruptcy, there could be other adverse effects on the holders of the energy recovery bonds that could result in delays or reductions in payments on the energy recovery bonds. These adverse effects could include, but may not be limited to, one or more of the following. Unless approval of the bankruptcy court is obtained, the automatic stay provisions of the Bankruptcy Code could prevent any action by us, the indenture trustee for any series of energy recovery bonds, or any holders of the energy recovery bonds to enforce any obligations of the seller under any sale agreement or any other basic document or to collect any amount owing by the seller under the sale agreement or any other basic document, even though the Act and the financing order authorize such enforcement or collection actions. In addition, with the authorization of the bankruptcy court, the seller may be able to repudiate a sale agreement or any of the other basic documents to which it is a party. A repudiation of such an agreement would excuse the seller from performing any of its obligations (including payment obligations) under the agreement and any of our rights under the agreement that have been assigned to any indenture trustee may be limited or eliminated. Such a repudiation could also excuse the other parties to the agreement from performing any of their obligations.

        The seller is a regulated public utility with an obligation to serve the public. Should a court conclude in a bankruptcy case of the seller that the obligation to serve the public is more important than the seller's obligations under the basic documents, the court could authorize or require actions by the seller that could result in delays or reductions in payments on the energy recovery bonds.

        There may be other possible effects of a bankruptcy of the seller that could result in delays or reductions in payments to the holders of the energy recovery bonds.

        Regardless of any specific adverse determinations in a bankruptcy case of the seller, the fact such a case has been commenced could have an adverse effect on the liquidity and market value of the energy recovery bonds.

        A Bankruptcy of the Servicer or Administrator Could Result in Delays or Reductions in Payments on the Energy Recovery Bonds.    At the time of the issuance of the energy recovery bonds, PG&E will be both the servicer of the recovery property and our administrator. The servicer will be permitted to commingle collections on the recovery property with its own funds for the periods of time specified in the servicing agreements. See "THE SERVICING AGREEMENTS—Remittances to Collection Accounts" in this prospectus. In the event of a bankruptcy of the servicer, we and the applicable indenture trustee for a series of energy recovery bonds may not have a perfected interest in any collections of recovery property relating to that series that are in the servicer's possession at the time of the commencement of the servicer's bankruptcy case. The servicer may not be required to turn over to us or the indenture trustee for any series of energy recovery bonds any collections of recovery property that are in its possession at the time it goes into bankruptcy.

        To the extent that the servicer has commingled collections of the recovery property with its own funds, the holders of the energy recovery bonds may be required to return to the servicer as preferential transfers all payments received on the energy recovery bonds during the 90 days before the bankruptcy.

        If the servicer or administrator is in bankruptcy, it may stop performing its functions as servicer or administrator, and it may be difficult to find a third party to act as successor servicer or administrator. Alternatively, the servicer or administrator may take the position that unless the amount of its fee is increased or the terms of its obligations are otherwise altered, it will stop performing its functions as servicer or administrator. If it would be difficult to find a third party to act as successor servicer or administrator, the indenture trustee for a series of energy recovery bonds, as a practical matter, may have no choice but to agree to the demands of the servicer or administrator. The servicer or administrator may also have the power, with the approval of the bankruptcy court, to assign its rights and obligations as servicer or administrator to a third party without the consent, and even over the objection, of us, the CPUC, the applicable indenture trustee, or the holders of the energy recovery bonds and without complying with the requirements of the applicable basic documents, the financing order, or the Act.

        The automatic stay provisions of the Bankruptcy Code could prevent (unless approval of the bankruptcy court was obtained) any action by us, the applicable indenture trustee, or any holders of the energy recovery bonds to enforce any obligations of the servicer or the administrator under the applicable basic documents or to collect any amount owing by the servicer or administrator under the applicable basic documents, even though the Act and the financing order authorize such enforcement or collection actions.

        If the servicer or administrator is in bankruptcy, then, despite the terms of the basic documents, the financing order, and the Act, we, each applicable indenture trustee, and the holders of the energy recovery bonds may be prohibited from terminating the servicer or administrator and appointing a successor servicer or administrator.

        PG&E, the initial servicer and administrator, is a regulated public utility with an obligation to serve the public. Any successor servicer or administrator may be a public utility. Should a court conclude in a bankruptcy case of the servicer or administrator that the obligation to serve the public is more important than obligations of the servicer or administrator under the basic documents, the court could authorize or require actions by the servicer or administrator that could result in delays or reductions in payments on the energy recovery bonds.

        The occurrence of any of these events could result in delays or reductions in payments to the holders of the energy recovery bonds. There may also be other possible effects of a bankruptcy of the servicer or administrator that could result in delays or reductions in payments to the holders of the energy recovery bonds.

        Regardless of any specific adverse determinations in a bankruptcy case of the servicer or administrator, the fact that such a case has been commenced could have an adverse effect on the liquidity and market value of the energy recovery bonds.

Risk That Other Liens May Have Priority Over the Lien of Each Indenture

        A Court May Hold That a Lien on Recovery Property Comes Into Existence Only as Consumers Use Electricity, Thereby Adversely Affecting the Priority of the Lien That Holders of Energy Recovery Bonds Have on Recovery Property.    Regardless of whether the seller is the debtor in a bankruptcy case, if a court were to accept the argument that recovery property comes into existence only as customers use electricity, a security interest or lien on property of the seller arising before the recovery property came into existence may have priority over the interest of us and the indenture trustee for a series of energy recovery bonds in such recovery property, thereby resulting in delays or reductions in payments on the energy recovery bonds.

        If the Representations of the Seller and Us Are Not Correct, the Indenture Trustee May Not Have a First Priority Perfected Lien on the Recovery Property.    The seller will represent, warrant, and covenant that we have a first priority perfected ownership interest in the recovery property, and that the seller will take the actions necessary to maintain that interest. We will represent, warrant, and covenant that each indenture trustee has a first priority perfected lien on the related recovery property and that we will take the actions necessary to maintain that lien. If any of these representations, warranties, or covenants is breached, then other liens may have priority over the lien of each indenture trustee in the related recovery property, and delays or reductions in payments on the related energy recovery bonds may result.

Other Risks Associated With an Investment in the Energy Recovery Bonds

        Absence of a Secondary Market for Energy Recovery Bonds Could Limit Your Ability to Resell Energy Recovery Bonds.    The underwriters for the energy recovery bonds may assist in resales of the energy recovery bonds, but they are not required to do so. A secondary market for the energy recovery bonds may not develop. If a secondary market does develop, it may not continue, or there may not be sufficient liquidity to allow you to resell any of your energy recovery bonds. See "PLAN OF DISTRIBUTION FOR THE ENERGY RECOVERY BONDS" in this prospectus.

        Ratings Do Not Assess the Likelihood That Principal of the Energy Recovery Bonds Will Be Paid According to Their Expected Amortization Schedule.    Each class of energy recovery bonds within a series will be rated by S&P, Moody's and Fitch. The ratings merely analyze the probability that we will repay the total principal amount of the energy recovery bonds for each class on or before the final legal maturity date for that class (which is later than the scheduled maturity date for that class) and will make timely interest payments. The ratings are not an indication that the rating agencies believe that principal payments with respect to a class of energy recovery bonds are likely to be paid on time according to the expected amortization schedule for that class. A rating is not a recommendation to buy, sell or hold energy recovery bonds. The ratings may change at any time. A rating agency has the authority to revise or withdraw its rating based solely upon its own judgment. See "RATINGS FOR THE ENERGY RECOVERY BONDS" in this prospectus.

        The Servicer's and the Seller's Obligation to Indemnify Us for a Breach of a Representation or Warranty May Not Be Sufficient to Protect Your Investment.    If the seller breaches a representation or warranty in the applicable sale agreement, or the servicer breaches a representation or warranty under the applicable servicing agreement, it is obligated to indemnify us and the applicable indenture trustee for any liability, obligation, claim, action, suit or payment resulting from that breach, as well as any reasonable costs and expenses incurred. Neither the seller nor the servicer will be obligated to repurchase the applicable recovery property in the event of a breach of any representation or warranty regarding the recovery property, and neither the applicable indenture trustee nor the related holders of energy recovery bonds will have the right to accelerate payments on those energy recovery bonds because of such a breach (absent an event of default under the applicable indenture). Each sale agreement will provide that any change in the law by legislative enactment, constitutional amendment or voter initiative that renders any of the representations and warranties untrue will not constitute a breach under that sale agreement. The seller or servicer may not have sufficient funds available to satisfy its indemnification obligations to us and to the applicable indenture trustee; therefore we may not be able to pay you amounts owing on the energy recovery bonds in full. If the seller or servicer becomes obligated to indemnify holders of energy recovery bonds, the ratings on the energy recovery bonds may be downgraded since holders of energy recovery bonds will be unsecured creditors of the seller or the servicer with respect to any of these indemnification amounts. Neither the seller nor the servicer will indemnify any person for any liability, obligation, claim, action, suit or payment resulting solely from a downgrade in the ratings on the energy recovery bonds. See "THE SALE AGREEMENTS—Seller's Representations and Warranties" in this prospectus.

        Risks Associated With the Use of Credit Enhancements or Swap Transactions.    We may enter into certain forms of credit enhancement or interest rate swap arrangements with respect to one or more classes of floating rate energy recovery bonds that entail additional kinds of risks, including the risk associated with the credit of any party providing the credit enhancement or interest rate swap. The prospectus supplement will contain the risk factors, if any, associated with any applicable credit enhancement or interest rate swap.

BACKGROUND AND OVERVIEW

Restructuring of the California Electric Industry

        In 1996, California enacted Assembly Bill 1890, or AB 1890, which mandated the restructuring of the California electric industry and established a market framework for electricity generation in which generators and other electricity providers were permitted to charge market-based prices for wholesale electricity. As required by AB 1890, beginning January 1, 1997, electricity rates for all customers were frozen at the level in effect on June 10, 1996 and, beginning January 1, 1998, rates for residential and small commercial customers were further reduced by 10%. The frozen rates were designed to allow PG&E to recover its ongoing authorized utility costs and, to the extent the frozen rates generated revenues greater than these costs, to recover its costs stranded by the regulatory change, or transition costs.

        AB 1890 also provided for the creation of transition property, which is the right to impose, collect and adjust (from time to time) a per kilowatt hour transition charge payable by residential and small commercial electricity customers. In 1997, PG&E sold its transition property to a wholly owned subsidiary, PG&E Funding LLC, which issued $2,901,000,000 in principal amount of notes secured by the transition property, to the California Infrastructure and Economic Development Bank Special Purpose Trust PG&E-1, a Delaware business trust. This trust then issued certificates corresponding to each class of notes, referred to herein as the rate reduction bonds, in a public offering. PG&E is the servicer of the transition property.

The California Energy Crisis and PG&E's Chapter 11 Proceeding

        Beginning in May 2000, wholesale electricity prices began to increase so that the frozen rates were not sufficient to recover PG&E's operating and electricity procurement costs. Ultimately, PG&E's inability to recover its electricity procurement costs from its customers resulted in billions of dollars in defaulted debt and unpaid bills. On April 6, 2001, PG&E filed a voluntary petition for relief under the provisions of Chapter 11 of the United States Bankruptcy Code, or Chapter 11, in the United States Bankruptcy Court for the Northern District of California, or the bankruptcy court. PG&E retained control of its assets and was authorized to operate its business as a debtor-in-possession during its Chapter 11 proceeding.

        In January 2001, because of the deteriorating credit of the California investor-owned electric utilities, the DWR began purchasing electricity to meet each utility's net open position, which is the portion of the demand of a utility's customers, plus applicable reserve margins, not satisfied from that utility's own generation facilities and existing electricity contracts. The DWR pays for its costs of purchasing electricity from a revenue requirement collected from electricity customers of the three California investor-owned electric utilities through what is known as a power charge. These customers also must pay another revenue requirement, which is known as a bond charge, for the DWR's costs associated with its $11.3 billion bond offering completed in November 2002. Each California investor-owned electric utility, including PG&E, bills and collects these power charges and bond charges as agent on behalf of the DWR. On January 1, 2003, each California investor-owned electric utility resumed purchasing electricity to meet its residual net open position.

        In response to the California energy crisis, the CPUC suspended "direct access" on September 20, 2001, which AB 1890 authorized and which gave PG&E customers the choice of continuing to buy electricity from PG&E or becoming direct access customers who purchase electricity from alternate energy service providers.

Effect of Chapter 11 Filing on Rate Reduction Bonds

        Although PG&E's Chapter 11 filing resulted in a servicer default under the servicing agreement relating to the rate reduction bonds, PG&E continued to perform all duties as servicer of the rate reduction bonds, including remitting daily to the trustee of the rate reduction bonds all transition charges collected. Remittances from PG&E to the rate reduction bond trustee were not interrupted by PG&E's Chapter 11 proceeding, and all scheduled payments of interest and principal to holders of the rate reduction bonds were made. Although PG&E's Chapter 11 filing did not adversely affect payments on the rate reduction bonds or PG&E's performance as servicer of the rate reduction bonds, no assurances can be given that in any subsequent bankruptcy of PG&E the outcome would be as favorable for the energy recovery bonds. See "RISK FACTORS—Risks Associated With a Bankruptcy of the Seller or the Servicer" in this prospectus.

PG&E's Plan of Reorganization and Settlement Agreement

        In September 2001, PG&E and PG&E Corporation proposed a plan of reorganization that would have disaggregated PG&E's businesses. In April 2002, the CPUC, later joined by the Official Committee of Unsecured Creditors, proposed an alternate plan of reorganization that would not have disaggregated PG&E's businesses. On December 19, 2003, PG&E, PG&E Corporation and the CPUC entered into a settlement agreement that contemplated a new plan of reorganization to supersede the competing plans. Under the settlement agreement, PG&E remains vertically integrated. On December 22, 2003, the bankruptcy court confirmed the new plan of reorganization, which fully incorporated the settlement agreement. The plan of reorganization provided for the payment of all allowed creditor claims in full (except for the claims of holders of certain pollution control bond-related obligations that were reinstated) from the proceeds of the public offering of $6.7 billion of mortgage bonds issued by PG&E, cash on hand and the proceeds of credit and accounts receivable facilities.

        The settlement agreement established an after-tax regulatory asset of $2.21 billion and the CPUC decision approving the settlement agreement provided that, as a condition of the CPUC's execution of the settlement agreement, PG&E and PG&E Corporation agree in writing that PG&E would seek to refinance the unamortized portion of the regulatory asset. In accordance with the CPUC decision, PG&E agreed to seek to refinance, as expeditiously as possible following its exit from bankruptcy, the after-tax unamortized portion of the regulatory asset and associated federal and state income and franchise taxes using a securitized financing supported by a dedicated rate component charge, provided that the following four conditions were satisfied:

  •
  authorizing legislation satisfactory to the CPUC, The Utility Reform Network, a California consumer advocacy group, and PG&E was passed and signed into law;

  •
  the CPUC determines that, on a net present-value basis, the refinancing will save ratepayers money compared to the regulatory asset over the term of the energy recovery bonds;

  •
  the refinancing of the regulatory asset will not adversely affect PG&E company and other debt credit ratings; and

  •
  PG&E obtains, or determines it does not need, a private letter ruling from the IRS that neither the refinancing nor the issuance of energy recovery bonds is a presently taxable event to PG&E.

        The first condition has been satisfied by the enactment of the Act. The CPUC is scheduled to make the requisite finding required by the second condition in the financing order. The third condition will be satisfied by letters from the applicable rating agencies. With respect to the fourth condition, PG&E has requested a private letter ruling from the IRS, and such request is pending.

        On April 12, 2004, PG&E's plan of reorganization under Chapter 11 became effective, at which time PG&E emerged from bankruptcy with investment grade credit ratings.

THE RECOVERY PROPERTY

Establishment and Authorization Under the Act

        The Act, which was passed by a vote of 69 to 2 in the California Assembly and 30 to 0 in the California Senate, and signed into law on June 7, 2004, provides for the creation of recovery property to secure energy recovery bonds. Recovery property is a current property right and will be created upon the filing of an issuance advice letter by PG&E in respect of each series of energy recovery bonds. Each series will be secured by different and separate collateral pledged to secure payment of that series of energy recovery bonds, including separate recovery property. See "THE ENERGY RECOVERY BONDS—Security for Payment of the Energy Recovery Bonds" in this prospectus. Recovery property, for each series of energy recovery bonds, is defined as the right, title and interest:

  •
  in the tariff imposing the DRC charge for that series, as adjusted from time to time as permitted by the Act and the financing order;

  •
  in the right to be paid the amount that PG&E or we, as transferee of that recovery property, are entitled to receive pursuant to the Act and the proceeds of that amount;

  •
  in and to all revenues, collections, claims, payments, money or proceeds of or arising from that tariff or constituting the DRC charge under the financing order, including the DRC charge; and

  •
  in and to all rights to obtain adjustments to that tariff relating to the DRC charge pursuant to the Act and the financing order.

        With certain exceptions, the Act authorizes a uniform DRC charge per kilowatt hour for each series of energy recovery bonds to be imposed on all electricity consumed in PG&E's service territory. The Act refers to the DRC charges as "fixed recovery amounts" and energy recovery bonds as "recovery bonds." The Act provides for the CPUC to authorize the imposition of nonbypassable rates and other charges, subject to certain limited exemptions, to allow PG&E to recover recovery costs specified in the financing order and certain other costs, including costs of recovering, financing or refinancing those recovery costs. These rates and charges include, but are not limited to, distribution, connection, disconnection and termination rates and charges that are authorized by the CPUC in the financing order.

        The Act and the financing order authorize the imposition of a DRC charge for each series of energy recovery bonds to recover:

  •
  recovery costs equal to the principal amount of that series of energy recovery bonds; and

  •
  costs of recovering, financing, or refinancing those recovery costs, including the costs of servicing and retiring that series of energy recovery bonds.

These costs include interest and other expenses associated with the energy recovery bonds. The initial amount of the DRC charge imposed with respect to a series of energy recovery bonds will be established in an issuance advice letter that PG&E will file with CPUC for each series of energy recovery bonds. The initial DRC charge for each series of energy recovery bonds will be set forth in the prospectus supplement for that series.

        The Act contains a number of provisions designed to facilitate refinancing of the regulatory asset, including the following:

  •
  A Financing Order Will Be Irrevocable; State Pledge.    Once energy recovery bonds have been issued pursuant to a financing order issued under the Act, the financing order, together with the DRC charges authorized in the financing order, will be irrevocable and not subject to revaluation or revision by the CPUC for ratemaking purposes, except for true-up adjustments pursuant to the financing order to correct overcollections or undercollections and to ensure payments of debt service and other required amounts. Under the Act, the CPUC may not determine that the DRC charges are unjust or unreasonable, nor may the CPUC in any way reduce or impair the value of recovery property. In addition, in the Act, the State of California has pledged, that it will neither limit nor alter the DRC charges, recovery property, financing orders, or any rights thereunder until the energy recovery bonds, together with the interest thereon, are fully paid and discharged. However, the Act further provides that nothing in this pledge precludes the State from limiting or altering the DRC charges, recovery property or any financing order of the CPUC, if and when adequate provision is made by law for the protection of PG&E and owners and holders of energy recovery bonds. In addition, even after energy recovery bonds have been issued pursuant to a financing order, the CPUC retains the power to interpret the financing order. See "RISK FACTORS—Risks Associated with Judicial, Legislative or Regulatory Actions" in this prospectus.

  •
  The CPUC May Adjust DRC Charges; No DRC Charge Cap.    The Act requires the CPUC to approve true-up adjustments to the DRC charges as may be necessary to ensure timely recovery of all recovery costs approved in a financing order, and the costs of capital associated with the recovery, financing or refinancing of the recovery costs. The financing order requires that DRC charges be reviewed and adjusted at least annually, to correct any overcollections or undercollections of the preceding twelve months and to provide for the expected recovery of amounts sufficient to timely provide all payments of debt service and other required amounts and charges in connection with the energy recovery bonds. The Act and the financing order do not impose a cap on the DRC charge.

  •
  Electricity Consumers in PG&E's Service Territory Have Limited Exemptions From Paying DRC Charges.    The Act provides that the DRC charges are nonbypassable. Nonbypassable means that we will be entitled to collect these charges from all existing and future electricity consumers within PG&E's service territory as it existed on December 19, 2003, subject only to exceptions specified in the Act. The owner of recovery property is entitled to collect DRC charges from electricity consumers even if they elect to purchase electricity from another supplier. Generally, electricity consumers can only avoid paying DRC charges if they move out of PG&E's service territory or if they fall within categories exempted from paying DRC charges under the Act. See "THE RECOVERY PROPERTY—Potential Limitations to Collecting DRC Charges" and "RISK FACTORS—Other Risks Associated With an Investment in the Energy Recovery Bonds" in this prospectus.

  •
  The Act Provides for Liens on Recovery Property.    The Act provides that consensual security interests can be granted in recovery property and that a statutory lien will be established on recovery property. With respect to consensual security interests, the Act provides that a valid and enforceable security interest in recovery property attaches when (a) the CPUC has issued the financing order authorizing DRC charges included in the recovery property, (b) the pledgee of the recovery property (i.e., the indenture trustee) has given value for the recovery property, and (c) the pledgor (i.e., us or our successor) has signed a security agreement covering the recovery property. The security interest in the recovery property is perfected when it has attached and when a financing statement has been filed with the California Secretary of State in accordance with the Act. A statutory lien on recovery property with respect to any series of energy recovery bonds arises under the Act, unless otherwise ordered by the CPUC. This statutory lien arises automatically, without further action by the servicer, us or any other person. Under the financing order, a statutory lien will exist on the recovery property then existing or thereafter arising that is described in an issuance advice letter relating to a series of energy recovery bonds and will secure all obligations, then existing or subsequently arising, to the holders of those energy recovery bonds and the indenture trustee for those holders. This statutory lien will be a first priority lien on all recovery property then in existence or that subsequently arises pursuant to the terms of the financing order for that series of energy recovery bonds.

Financing Order

        Issuance of Energy Recovery Bonds.    On July 22, 2004, PG&E submitted its application to the CPUC for the financing order. The financing order, which is scheduled to be issued on November 19, 2004, approves the recovery of up to $3 billion in recovery costs and the issuance of up to $3 billion in energy recovery bonds in up to two series (each of which will be comprised of one or more classes) by December 31, 2006.

        Collection of DRC Charges.    The financing order authorizes the owner of recovery property to collect DRC charges from consumers of electricity in PG&E's service territory in an amount sufficient to recover its aggregate recovery costs authorized thereunder. Under the Act, as the owner of recovery property, we may collect DRC charges with respect to a series of energy recovery bonds until that series of energy recovery bonds and related costs have been paid in full. The financing order does not impose a cap on the DRC charge.

        Issuance Advice Letter.    Following the determination of the final terms of a series of energy recovery bonds and prior to their issuance, PG&E is required to file with the CPUC an issuance advice letter and a tariff that conform to the forms attached to the financing order. That issuance advice letter must be filed within four days after the pricing of a series of energy recovery bonds. The issuance advice letter:

  •
  will specify the recovery property for that series of energy recovery bonds;

  •
  will certify to the CPUC the interest rate, expected amortization schedule and other terms for the energy recovery bonds;

  •
  will show the initial DRC charge and the date upon which the initial DRC charge will take effect; and

  •
  will specify the variance between actual principal amortization and scheduled principal amortization, if any, that will trigger mandatory quarterly true-up adjustments to the DRC charge.

        The financing order provides that the issuance advice letter is not subject to protest.

        Service Termination.    PG&E shall have the right to terminate transmission and distribution service to any electricity customer for non-payment by the electricity customer of DRC charges pursuant to applicable CPUC rules.

        Binding on Successors.    The financing order provides that upon PG&E's consent it is binding on PG&E and any successor to PG&E that provides electricity distribution service directly to electricity consumers in PG&E's service territory.

Method of Calculation of Initial DRC Charges

        The servicer will calculate the initial DRC charge by determining the monthly electric sales forecast for customers for the ensuing year and the components that the DRC charge collections must cover. These components include interest and scheduled principal payments on the energy recovery bonds, other ongoing expenses, uncollectible billings for DRC charges and deposits to the overcollateralization subaccount held by the indenture trustee for that series. The product of the DRC charge multiplied by the electric usage projections for that year will be calculated so that they are equal to the sum of the components for that year.

True-Up Adjustments

        In order to enhance the likelihood that actual DRC charge collections are neither more nor less than the amount necessary to amortize the energy recovery bonds in accordance with the expected amortization schedule, pay all related fees and expenses, fund the overcollateralization subaccount as scheduled and replenish the capital subaccount as necessary, the servicing agreement requires the servicer to seek, and the financing order requires the CPUC to approve, periodic true-up adjustments to the DRC charges based on actual DRC charge collections in the prior period and updated assumptions by the servicer as to future usage of electricity by non-exempt consumers in PG&E's service territory, future expenses relating to the recovery property and the energy recovery bonds, and the rate of delinquencies and write-offs. The true-up adjustments to the DRC charges will continue until all interest and principal on all series of energy recovery bonds and related costs have been paid or provided for in full.

        The financing order provides that the servicer will file a routine true-up mechanism advice letter with respect to a series of energy recovery bonds at least annually, requesting modifications to the DRC charges intended to return the projected principal balance of each outstanding class of that series to the amount provided for in the expected amortization schedule within a twelve month period or, if earlier, but not due to acceleration of energy recovery bonds, by the final legal maturity date of each class of that series. Modifications to the DRC charges will also factor in any amount in the reserve subaccount available for distribution to holders of energy recovery bonds and any amounts necessary within a twelve-month period: (a) to fund the overcollateralization subaccount up to the required level and (b) to the extent that withdrawals have been made from the capital subaccount, to ensure that the amount in the capital subaccount will equal the required level.

        Calculations of appropriate modifications to the DRC charges will be made based on the cash flow model contained in the servicer's application to the CPUC for the financing order and which the servicer will use to calculate the initial DRC charge, except that (i) the amount of debt service and related expenses, including funding of the overcollateralization subaccount for the following year and replenishing the capital subaccount, shall be increased or decreased to reflect the amount by which expected DRC charge collections through the end of the month of calculation were less than or exceeded the debt service and related expenses for such period, (ii) forecasted electricity sales for the remaining period of the transaction will be revised to reflect the servicer "s latest forecast, (iii) estimated administrative fees and expenses will be modified to reflect changed circumstances, and (iv) assumed uncollectibles will be modified to equal the percentage of losses actually experienced during the most recent twelve-month billing period for which information is available.

        The financing order also (a) allows the servicer to file a routine true-up mechanism advice letter quarterly and (b) requires the servicer to file a routine true-up mechanism advice letter quarterly if the issuance advice letter for a series so requires and if the actual outstanding principal balance of that series will be more than a specified percentage higher than the scheduled principal balance for that series. Any such percentage will be described in a prospectus supplement for that series. The financing order also allows the servicer to file non-routine true-up mechanism advice letters if there are changes to the cash flow model not specified in PG&E's application to the CPUC for the financing order.

        The servicing agreement will require the servicer to deliver a written copy of each true-up mechanism advice letter, together with a copy of all supporting calculations, to us and the indenture trustee upon filing such letter with the CPUC.

        The financing order provides that (i) routine true-up mechanism advice letters shall be filed with the CPUC annually at least 15 days before the end of each calendar year, with resulting true-up adjustments to the DRC charges to become effective at the beginning of the next calendar year, and that such routine true-up mechanism advice letters will not be subject to protest, (ii) routine true-up mechanism advice letters may (and if specified in an issuance advice letter, shall) be filed with the

CPUC quarterly at least 15 days before the end of each calendar quarter, with resulting true-up adjustments to the DRC charges to become effective at the beginning of the next calendar quarter, and that such routine true-up mechanism advice letters will not be subject to protest, (iii) non-routine true-up mechanism advice letters may be filed with the CPUC quarterly at least 90 days before the end of each calendar quarter, with resulting true-up adjustments to the DRC charges to become effective at the beginning of the next calendar quarter, and (iv) true-up mechanism advice letters shall be filed with the CPUC at least 15 days before each anniversary of the issuance of the financing order, with resulting true-up adjustments to the DRC charges, if necessary, to become effective within 90 days of such financing order anniversary date.

        Under the financing order, non-routine true-up mechanism advice letters will be subject to confirmation by the CPUC's Energy Division. However, the financing order provides that if the Energy Division believes modifications to such advice letters are needed, unless such differences are resolved between the Energy Division and the servicer, or unless the CPUC issues a resolution to resolve any dispute, the servicer will be authorized to implement the DRC charge true-up adjustments it has proposed on the 90th day after the filing.

Potential Limitations to Collecting DRC Charges

        Uncertainties Created by Changes in General Economic Conditions and Electricity Usage.    General economic conditions and technological changes may significantly alter power consumption or reduce the customer base in PG&E's service territory. Additionally, changes in business cycles, departures of electricity consumers from PG&E's service territory, weather, natural disasters, dramatic changes in energy prices, implementation of energy conservation efforts and increased efficiency of equipment, among other things, may affect energy usage. If too many electricity consumers leave PG&E's service territory, significantly reduce their electricity consumption, or cease consuming electricity altogether, the DRC charges, as adjusted from time to time, required to be paid by remaining electricity consumers may become burdensome. Such events could result in greater delinquencies and write-offs, in petitions to the CPUC, or in legislative proposals to reduce DRC charges.

        Exemption for Certain Electricity Consumers Within PG&E's Service Territory.    The Act imposes the DRC charges on persons who consume electricity within the geographical area that PG&E provided with electric distribution service as of December 19, 2003, under rates and tariffs that are subject to approval and interpretation by the CPUC and the courts, including review of any challenges to such tariffs that may be brought by such consumers from time to time. Except for loads that otherwise are exempted by the Act, PG&E believes the Act will permit the DRC charge to be imposed on substantially all loads within PG&E's service territory as of December 19, 2003. Under the Act, the following are exempt from paying DRC charges:

  •
  new load or incremental load of a PG&E electric utility customer where the load is being met through a direct transaction and the transaction does not require use of PG&E's transmission or distribution facilities;

  •
  customer generation departing load that is exempt from the DWR power charge pursuant to CPUC decisions. These decisions exempt from the DWR power charge, and thus from the DRC charge, up to a statewide total of 3,000 megawatts of electric generation capacity on the customer side of the electric meter (i.e., generation located on the customer's premises and supplying the customer directly, rather than through PG&E's distribution system) that (a) is dedicated wholly or in part to serve the customer's load, and/or the load of the customer's tenants or affiliates and/or not more than two other persons or corporations located on site or adjacent to the real property on which the generation is located, and (b) relies on non-utility or dedicated utility distribution wires rather than the utility grid (the exemption does not apply to any purchase of electricity delivered by PG&E under standby or other service);

  •
  DWR, with respect to the pumping, generation and transmission facilities and operations of the State Water Resources Development System, except to the extent that system facilities receive electricity service from PG&E on or after December 19, 2003 under a CPUC-approved tariff;

  •
  retail electric load that was continuously serviced by a local publicly owned electric utility from January 1, 2000 through June 7, 2004;

  •
  loads that take electricity service from a city after June 7, 2004, where all of the following conditions are met:

  (1)
  the new load is from locations that never received electricity service from PG&E;

  (2)
  the city owns and operates a local publicly owned electric utility that provides the service;

  (3)
  the local publicly owned electric utility served more than 95% of the persons receiving electricity service residing within the city limits prior to December 19, 2003;

  (4)
  the city annexed the territory in which the load is located on or after December 19, 2003;

  (5)
  following annexation, the city provides all municipal services to the annexed territory that the city provides to other territory within the city limits, including electricity service; and

  (6)
  the total load exempt from paying DRC charges and fixed recovery tax amounts pursuant to subclauses (1) through (4) above does not exceed 50 megawatts.

        The exemption to the DRC charge described in the second bullet point of the paragraph above is only available for up to 3000 megawatts of generation capacity throughout the State, which will be allocated by the CPUC. Although electricity self-generators who do not fall into this exemption are required to pay DRC charges, in some instances it may be difficult for the servicer to monitor or verify the amount of DRC charges payable by a self-generator. In addition, the CPUC has not issued rules clarifying how the DRC charge is to be implemented in connection with self-generators. These factors may result in delays or a failure to make payments of interest on and principal of the energy recovery bonds.

        The Act directs the CPUC to determine the extent to which DRC charges and any associated fixed recovery tax amounts will be recoverable from new municipal load, consistent with the CPUC's determination in the limited rehearing granted in Decision 03-08-076, which granted a limited rehearing of Decision 03-07-028. In Decision 03-07-028, the CPUC held that new municipal departing load customers departing to newly formed local publicly owned electric utilities, but not existing publicly owned utilities, should be held responsible for a share of ongoing DWR power costs. In Decision 03-08-076, the CPUC granted rehearing on the issue of whether there is a sufficient factual basis for allocating these costs to new municipal departing load based on whether this load departed to an existing or newly formed publicly owned utility. The CPUC is scheduled to issue its decision on rehearing, resolving the allocation issue on November 19, 2004. The CPUC may now apply that decision to determine the extent to which DRC charges and any associated fixed recovery tax amounts will be recoverable from new municipal load.

        Other existing or future laws might be interpreted as exempting certain consumers or categories of consumers from paying the DRC charge. We are not aware of any such existing or pending laws that would materially and adversely affect our right to impose and collect DRC charges to pay principal and interest on the energy recovery bonds and certain other costs as summarized in this prospectus.

        Except as described above, the payment of DRC charges cannot be avoided by the formation of a local publicly owned electric utility on or after December 19, 2003, or by annexation of any portion of PG&E's service territory by an existing local publicly owned electric utility.

THE SERVICER OF THE RECOVERY PROPERTY

PG&E

        PG&E is a vertically integrated electricity and natural gas utility. It operates in northern and central California and is engaged in the businesses of electricity and natural gas distribution, electricity generation, electricity transmission, and natural gas transportation and storage.

        At December 31, 2003, PG&E served approximately 4.9 million electricity distribution customers in a service territory covering over 70,000 square miles. In 2003, it delivered approximately 80,156 gigawatt hours of electricity, which included approximately 8,978 gigawatt hours transmitted and distributed to direct access customers, approximately 70,497 gigawatt hours transmitted and distributed to approximately 4.8 million bundled residential, commercial, industrial and agricultural customers, and approximately 681 gigawatt hours transmitted and distributed to other customers.

        PG&E is primarily regulated by the CPUC and the Federal Energy Regulatory Commission.

PG&E Customer Base and Electricity Consumption

        PG&E's electricity customer base is divided into four main categories: residential, commercial, industrial and agricultural. Residential customers use electricity for heating, cooling, lighting, operating household appliances and other domestic purposes. The primary factor influencing the number of residential customers is the number of housing starts, which in turn is driven by demographics and the strength of the economy. The primary factors influencing short-term residential electricity consumption are weather and electricity prices. Long-term factors influencing residential consumption include the availability of more energy efficient appliances, new energy consuming technologies and the customer's ability to acquire these new products. Commercial customers use electricity for heating, cooling, lighting and operating equipment in office and retail settings. The primary factors influencing the number of commercial customers are local business activity and population growth. Factors influencing the energy consumption of commercial customers are similar to those of residential customers, including prices and temperature, but also include the level of local business activity. The factors influencing the electricity consumption of industrial customers are prices and the underlying strength of the global economy. The primary factor influencing electricity consumption of agricultural customers is irrigation pumping, which is driven by precipitation levels during the previous wet season.

        The following table shows certain of PG&E's electricity distribution operating statistics from 1999 to 2003 for electricity sold or delivered, including the classification of sales and revenues by type of service.

	2003	2002	2001	2000	1999
Customers (average for the year):
Residential	4,286,085	4,171,365	4,165,073	4,071,794	4,017,428
Commercial	493,638	483,946	484,430	471,080	474,710
Industrial	1,372	1,249	1,368	1,300	1,151
Agricultural	81,378	78,738	81,375	78,439	85,131
Public street and highway lighting	26,650	24,119	23,913	23,339	20,806
Other electric utilities	4	5	5	8	12

Total	4,889,127	4,759,422	4,756,164	4,645,960	4,599,238

Deliveries (in GWh):(1)
Residential	29,024	27,435	26,840	28,753	27,739
Commercial	31,889	31,328	30,780	31,761	30,426
Industrial	14,653	14,729	16,001	16,899	16,722
Agricultural	3,909	4,000	4,093	3,818	3,739
Public street and highway lighting	605	674	418	426	437
Other electric utilities	76	64	241	266	167

Subtotal	80,156	78,230	78,373	81,923	79,230
DWR	(23,342)	(21,031)	(28,640)	—	—

Total non-DWR electricity	56,814	57,199	49,733	81,923	79,230

Revenues (in millions):
Residential	$3,671	$3,646	$3,396	$3,062	$2,975
Commercial	4,440	4,588	4,105	3,110	2,980
Industrial	1,410	1,449	1,554	1,053	1,044
Agricultural	522	520	525	420	404
Public street and highway lighting	69	73	60	43	49
Other electric utilities	24	10	39	26	17

Subtotal	10,136	10,286	9,679	7,714	7,469
DWR	(2,243)	(2,056)	(2,173)	—	—
Direct access credits	(277)	(285)	(461)	(1,055)	(348)
Miscellaneous(2)	(52)	193	244	202	162
Regulatory balancing accounts	18	40	37	(7)	(51)

Total electricity operating revenues	$7,582	$8,178	$7,326	$6,854	$7,232

Other Data:
Average annual residential usage (kWh)	6,772	6,577	6,444	7,062	6,905
Average billed revenues (cents per kWh):
Residential	12.65	13.29	12.65	10.65	10.72
Commercial	13.92	14.65	13.34	9.79	9.79
Industrial	9.62	9.84	9.71	6.23	6.24
Agricultural	13.35	13.00	12.83	11.00	10.81
Net plant investment per customer	$2,689	$2,105	$2,018	$1,969	$2,388

(1)
These amounts include electricity provided to direct access customers who procure their own supplies of electricity. Direct access deliveries amounted to 8,978 GWh in 2003, 7,433 GWh in 2002, 3,982 GWh in 2001, 9,662 GWh in 2000 and 9,022 GWh in 1999.

(2)
Miscellaneous revenues in 2003 include a $125 million reduction due to refunds to electricity customers from generation-related revenues in excess of generation-related costs.

How PG&E Forecasts the Number of Customers and the Amount of Electricity Usage

        Forecasting Consumption.    PG&E's electricity sales forecast was last updated in February 2004 and is based on a set of econometric equations utilizing recorded sales data through the second quarter of 2003 and the most recently available economic and demographic projections for service area household and commercial activity. PG&E service territory specific economic and demographic projections are developed by Economy.com, Inc. Most recently, PG&E utilized Economy.com Inc.'s September 2003 forecast to drive its February 2004 sales forecast.

        PG&E develops econometric models to forecast electricity sales for the residential, commercial, industrial, and agricultural market segments. These forecasts will be used to calculate the DRC charges for any given period, in order to determine the revenue required to meet the expected amortization schedules for the energy recovery bonds.

        For the residential sector, electricity consumption is modeled as a function of electricity prices, temperature and the number of households. The commercial sector is modeled as a function of electricity prices, temperature and estimated "output" for the trade and services sector. Electricity usage for the industrial sector is modeled as a function of electricity prices and industrial output in PG&E's service area. Finally, agricultural usage is projected using rainfall totals and estimates of water deliveries through the state and federal distribution projects. Forecasted weather-related drivers assume normal weather conditions. Twenty year averages for such weather drivers as heating and cooling degree-days, and rainfall are employed in developing the sales forecast.

        PG&E's electricity demand forecast models have been in use for more than 25 years and have undergone extensive review by the CPUC and the California Energy Commission, respectively. Each year PG&E updates these models with the most recent recorded data, and conducts testing to ensure that model statistics meet the highest standards possible.

        Although the CPUC suspended direct access in September 2001, thereby prohibiting any additional customers in PG&E's service territory from choosing to receive electricity service from an alternate energy service provider, PG&E recently began projecting estimates of direct access usage in addition to the forecasts of its customer class usage. Until the CPUC proceeding suspending direct access is resolved, PG&E forecasts direct access usage by projecting forward the most recent twelve-month period of observed usage. See "BACKGROUND AND OVERVIEW—The California Energy Crisis and PG&E's Chapter 11 Proceeding" in this prospectus.

        Forecast Variance.    PG&E conducts sales forecast variance analyses on a regular basis to monitor how well forecasts track recorded consumption. This is important for short-term resource procurement functions as well as budgeting and financial reporting.

        Since PG&E updates its forecast on an annual basis, the table below shows annual variance for forecasts prepared for one year in the future. For example, the annual 1999 variance is based on a forecast prepared in 1998. The variances for the aggregate combined classes range from a low of 1.3% to a high of 4.6% in absolute terms.

Annual Forecast Variances (GWh)

	1999	2000	2001	2002	2003
Residential:
Forecast(1)	26,850	28,460	28,848	26,445	27,405
Actual(1)	27,739	28,753	26,840	27,435	29,024
Variance	3.3%	1.0%	(7.0)%	3.7%	5.9%
Commercial:
Forecast(1)	28,867	31,607	31,805	29,833	30,981
Actual(1)	30,426	31,761	30,780	31,328	31,889
Variance	5.4%	0.5%	(3.2)%	5.0%	2.9%
Industrial
Forecast(1)	17,380	16,314	17,223	15,704	15,874
Actual(1)	16,722	16,899	16,001	14,729	14,653
Variance	(3.8)%	3.6%	(7.1)%	(6.2)%	(7.7)%
Agricultural
Forecast(1)	3,549	3,763	3,423	3,360	3,788
Actual(1)	3,739	3,818	4,093	4,000	3,909
Variance	5.4%	1.5%	19.6%	19.0%	3.2%
Aggregate Combined Classes:
Forecast(1)	77,540	80,888	82,124	76,094	78,867
Actual(1)	79,230	81,923	78,373	78,230	80,156
Variance	2.2%	1.3%	(4.6)%	2.8%	1.6%

(1)
In GigaWatt hours.

        For the period from 1999 through 2003, PG&E has been relatively accurate in forecasting electricity sales on a year-ahead basis with a mean absolute percentage error, or MAPE, in aggregate sales projections of less than 2%, excluding 2001 in which electricity prices spiked due to the California energy crisis. When the forecast for 2001 is included, MAPE increases to slightly more than 2.5% for year-ahead forecasts of aggregate electricity sales.

Credit Policy

        Under California law and CPUC regulatory guidelines, PG&E is obligated to provide service to electricity consumers in its service territory regardless of their creditworthiness.

        Certain accounts are secured with deposits or guarantees to reduce losses. Since the vast majority of customers pay their bills within the allotted time, it is not necessary to require deposits from all customers. Specific criteria have been developed for establishing credit. These criteria are based on such factors as prior service, property ownership, or providing an acceptable guarantor.

        Residential customers may establish credit by depositing cash equal to twice the average monthly gas charge and twice the average monthly electric charge or furnishing a satisfactory guarantor. Deposits or guarantees may not be required if the applicant has been a PG&E customer during the past two years, and (a) the applicant has not had more than two past-due billings during the last twelve consecutive months, (b) the applicant has paid all bills for domestic service previously supplied to the applicant and has proof of payment, or (c) the applicant's credit is otherwise established to the satisfaction of PG&E. Credit that is "established to the satisfaction of PG&E" is a broad category that includes options such as acceptable payment records with other utilities, credit scoring, and other factors that would establish creditworthiness.

        Non-residential customers may establish credit by depositing cash equal to twice the highest monthly gas charge and twice the highest monthly electric charge or furnishing a satisfactory guarantor or other credit support. Deposits, guarantees or other credit support may not be required if the applicant has been a PG&E customer during the past two years, and (a) the applicant has not had more than two past-due billings during the last twelve consecutive months, (b) the applicant has paid all bills for commercial service previously supplied to the applicant and has proof of payment, or (c) the applicant's credit is otherwise established to the satisfaction of PG&E. Credit that is "established to the satisfaction of PG&E" is a broad category that includes options such as acceptable payment records with other utilities, credit scoring, and other factors that would establish creditworthiness.

        PG&E may change its credit policies and procedures from time to time.

PG&E's Billing Process

        PG&E generally bills its customers once every 27 to 33 days, with approximately an equal number of bills being distributed each servicer business day. Any day other than a Saturday, a Sunday or a day on which the servicer's offices are not open for business is a "servicer business day." For the year ending December 31, 2003, PG&E mailed out an average of 250,000 bills on each servicer business day to customers in its various customer categories.

        For accounts with potential billing errors, exception reports are generated for manual review. This review examines accounts that have abnormally high or low bills for potential meter-reading errors and possible meter malfunctions.

        Bills are processed and mailed to customers approximately two days after the meter is scheduled to be read. Residential electricity bills are due upon presentation and considered past due if unpaid 21 calendar days after the due date. Non-residential electricity bills are due upon presentation and considered past due if unpaid 17 days after the due date.

        PG&E may change its billing policies and procedures from time to time.

PG&E's Collection Process

        PG&E receives approximately 67% percent of total bill payments via the U.S. mail. Approximately 8% percent of bill payments are received at local offices, and 8% percent are received at local pay stations. PG&E receives the remainder of payments via automatic payment service, electronic funds transfer, electronic data interchange, and online energy payment, pay-by-phone and other methods.

        If a residential customer does not timely pay its bill, PG&E mails a 15-day notice and a subsequent 48-hour notice to that residential customer. A telephone contact or reasonable attempt at making telephone contact is also required to residential customers prior to scheduling a service disconnection. For commercial accounts, a 7-day notice and a 24-hour notice, although not required, are often given to notify commercial customers that a service disconnection is scheduled.

        For residential and non-residential customers, a closing bill including all unpaid amounts is generally issued within three to ten days of service termination. Once the closing bill is issued, a closing bill notice is mailed if the balance remains unpaid 30 days after issuance of the closing bill. If amounts remain outstanding 45 days after the issuance of the closing bill notice, residential and non-residential accounts are assigned to the closing bill unit of PG&E for further investigation and collection efforts. Unpaid closed accounts are written-off six months after the closing bill is issued.

        PG&E may change its collection policies and procedures from time to time.

Restoration of Service

        Before restoring service that has been shut-off for non-payment, PG&E has the right to require the payment of all of the following charges: (i) the total amount owing on an account including any past-due balance, the current billing, and a credit deposit, if requested; (ii) any miscellaneous charges associated with the reconnection of service (i.e., reconnection charges, field collection charges, and/or returned check charges); (iii) any charges assessed for unusual costs incidental to the termination or restoration of service which have resulted from the customer's action or negligence; and (iv) any unpaid closing bills from other accounts in the name of the customer of record.

        PG&E may change its restoration of service policies and procedures from time to time.

Loss and Delinquency Experience

        The following table sets forth information relating to the total billed revenues and write-off experience of PG&E for (i) residential and (ii) commercial, industrial and agricultural customers for the first eight months of 2004 and each of the five preceding years. Such historical information, as well as the delinquency information that follows, is presented herein because PG&E's actual experience with respect to write-offs and delinquencies may affect the timing of DRC charge collections.

TOTAL BILLED REVENUES

	1999	2000	2001	2002	2003	Jan. - Aug 2004
Residential	$4,510,357,132	$4,694,857,793	$5,676,044,026	$5,023,807,815	$5,502,126,138	$3,705,032,787
Commercial, Industrial, Agricultural	4,974,672,326	4,608,537,217	7,118,562,237	7,143,260,590	7,213,736,487	4,545,350,788

Total	$9,485,029,458	$9,303,395,010	$12,794,606,263	$12,167,068,405	$12,715,862,625	$8,250,383,575

Net Write-Offs(1)

	1999	2000	2001	2002	2003	Jan. - Aug 2004
Residential	$14,461,122	$12,470,177	$20,512,580	$18,679,506	$20,732,482	$19,393,514
Commercial, Industrial, Agricultural	3,009,759	2,256,415	5,593,863	12,785,293	18,779,302	8,682,036

Total	$17,470,881	$14,726,592	$26,106,443	$31,464,799	$39,511,784	$28,075,550

(1)
Net write-offs include any amounts recovered by PG&E from deposits, bankruptcy proceedings and payments received after an account has been closed. Includes both gas and electric write-offs.

Net Write-Offs as a Percentage of Billed Revenue(2)

	1999	2000	2001	2002	2003	Jan. - Aug. 2004
Residential	0.32%	0.27%	0.36%	0.37%	0.38%	0.52%
Commercial, Industrial, Agricultural	0.06%	0.05%	0.08%	0.18%	0.26%	0.19%
Aggregate	0.18%	0.16%	0.20%	0.26%	0.31%	0.34%

(2)
Includes both gas and electric write-off.

        Slight historical trends towards increased net write-offs are apparent with respect to residential users, as well as to commercial, industrial and agricultural users. However, the trend in historical net write-offs continues to be statistically insignificant.

Delinquencies

        The following table sets forth information relating to the delinquency experience of PG&E for residential, commercial, industrial and agricultural customers on August 31, 2004 and on December 31 of each of the five preceding years:

Customer Delinquency Data(1)

	1999	2000	2001	2002	2003	Aug. 2004
Residential:
Percent of Billed Revenue Not Collected Within:
31 - 60 days	22.76%	19.58%	4.68%	25.50%	14.74%	13.35%
61 - 90 days	8.44	6.25	8.16	2.32	5.28	3.25
91 days or more	2.51	2.35	5.74	0.77	5.52	5.21
	1999	2000	2001	2002	2003	Aug. 2004
Commercial, Industrial Agricultural:
Percent of Billed Revenue Not Collected Within:
31 - 60 days	15.46%	10.41%	10.95%	13.99%	10.90%	7.15%
61 - 90 days	2.72	9.45	6.80	4.32	4.72	6.66
91 days or more	1.70	4.19	6.83	8.35	8.73	5.16

(1)
Data shows statistics for combined gas and electric revenues for open accounts as of year end.

        PG&E does not believe that the delinquency experience with respect to the DRC charge collections will differ substantially from the approximate rates indicated above.

Billings by and Collections From Alternate Energy Service Providers

        Under present CPUC rules, if any alternate energy service provider elects to perform consolidated billing, the alternate energy service provider must first establish its creditworthiness by demonstrating that it has a credit rating of "Baa2" or higher from Moody's or "BBB" or higher from S&P or Fitch. If it does not satisfy this rating criteria, it must post a security deposit or other form of collateral equal to twice the estimated maximum monthly bill for PG&E charges, based on the last twelve months of historical usage.

        Any alternate energy service provider that provides consolidated billing, including monthly amounts with respect to the DRC charges, is required to pay the servicer periodic amounts billed by the servicer to the alternate energy service provider, including the DRC charges, within 17 days from the date that charges are billed to the alternate energy service provider, regardless of the alternate energy service provider's ability to collect such amounts from electricity consumers. In this case, the collecting alternate energy service provider will in effect replace the electricity consumer as the obligor with respect to those DRC charges and we, as the owner of the recovery property, will have no right to collect such DRC charges from the electricity consumer. The servicer will not have the right to pursue customers of an alternate energy service provider that defaults in the payment of DRC charges.

However, the servicer will have the right to terminate consolidated billing by an alternate energy service provider following payment defaults by that alternate energy service provider and begin billing and collecting DRC charges and other amounts from that alternate energy service provider's consolidated billing customers seven days after the payment default by the alternate energy service provider. An alternate energy service provider that has defaulted will nevertheless have the right to elect consolidated billing six months after its default upon the satisfaction of certain conditions. Frequent changes in customer billing and payment arrangements may result in customer confusion and the misdirection of payments, which could have the effect of causing delays in distributions to holders of energy recovery bonds. Neither the seller nor the servicer will pay any shortfalls resulting from the failure of any alternate energy service providers to forward DRC charge collections to the servicer, although any shortfall should be taken into account in any subsequent true-up adjustment to the DRC charge. See "RISK FACTORS—Servicing Risks" in this prospectus.

PG&E ENERGY RECOVERY FUNDING LLC

General

        We are a limited liability company formed under the Delaware Limited Liability Company Act pursuant to the limited liability company agreement executed by PG&E, as our sole equity member, and the filing of a certificate of formation with the Secretary of State of Delaware. The limited liability company agreement restricts us from engaging in activities other than those described herein.

        As of the date of this prospectus, we have not carried on any business activities and have no operating history. Our fiscal year is the calendar year. Our assets will consist primarily of the recovery property and certain other collateral pledged to each series of energy recovery bonds. See "THE ENERGY RECOVERY BONDS—Security for Payment of the Energy Recovery Bonds" in this prospectus.

        The indenture for each series of energy recovery bonds provides that the recovery property for that series, other than any cash released to us by the applicable indenture trustee on each payment date from earnings on the capital subaccount relating a series of energy recovery bonds, will be pledged by us to the applicable indenture trustee. Pursuant to the indenture for a series, the DRC charge that will be collected for that series will be remitted to the indenture trustee for that series by the servicer and must be used to pay the principal and interest on that series and our other obligations relating to that series specified in that indenture.

Our Purpose

        We have been created for the sole purpose of:

  •
  purchasing and owning recovery property and the other collateral;

  •
  registering and issuing, from time to time, one or more series of energy recovery bonds, each of which may be comprised of one or more classes;

  •
  pledging our interest in recovery property and other collateral to the indenture trustee under the indenture in order to secure the applicable series of energy recovery bonds;

  •
  making payments on the energy recovery bonds;

  •
  distributing amounts released to us; and

  •
  engaging in any lawful act or activity and exercising any powers permitted under Delaware law that are related or incidental to and necessary, convenient or advisable to accomplish these purposes.

Our Interaction With PG&E

        On the issue date for each series of energy recovery bonds, PG&E will sell the recovery property applicable to such series to us pursuant to a sale agreement between us and PG&E. Under each servicing agreement, PG&E will serve as the initial servicer of the recovery property for the related series. We will pay PG&E fixed periodic fees for performing these services. Pursuant to the administrative services agreement between us and PG&E, PG&E also will provide administrative services to us.

Our Management

        Our business is managed by three directors. We will have at all times following the initial issuance date of the first series of energy recovery bonds at least one director who, among other things, is not and has not been for at least five years from the date of his or her appointment:

  •
  a direct or indirect legal or beneficial owner of us, PG&E, any of our affiliates or any of PG&E's affiliates;

  •
  a relative, supplier, employee, officer, director (other than as an independent director), manager (other than as an independent manager), contractor or material creditor of us, PG&E or any of our affiliates or any of PG&E's affiliates; or

  •
  a person who controls (whether directly, indirectly or otherwise) PG&E or its affiliates or any creditor, employee, officer, director, manager or material supplier or contractor of PG&E or its affiliates.

        This director is referred to as the "independent director". The remaining directors may be employees or officers of PG&E or its affiliates or any new owner.

        The directors will devote the time necessary to conduct our affairs. The following are the directors and principal officers as of the date of this prospectus:

Name	Age	Title
Kent M. Harvey	46	President and Director
Michael J. Donnelly	52	Treasurer and Director
Bernard J. Angelo	34	Director
Dinyar B. Mistry	42	Controller
Linda Y.H. Cheng	45	Secretary

Directors and Officer's Business Experience

        Kent M. Harvey is our President and one of our directors. Mr. Harvey has served as Senior Vice President, Chief Financial Officer and Treasurer of PG&E since July 1997. Mr. Harvey also was Controller of PG&E from January 2000 to October 2000.

        Michael J. Donnelly is Treasurer and one of our directors. Mr. Donnelly has served as Assistant Treasurer of PG&E and PG&E Corporation since October 2000. Mr. Donnelly was Director of Finance of PG&E Corporation in 1998 and 1999.

        Bernard J. Angelo is our independent director. Mr. Angelo joined Global Securitization Services, LLC in April 1997 and has been a partner for the past five years. Mr. Angelo was an Assistant Vice President at Bankers Trust Company from January 1993 to April 1997.

        Dinyar B. Mistry is our Controller. Mr. Mistry has served as Vice President and Controller of PG&E since November 2000. He was the Assistant Controller of PG&E from April 2000 through October 2000, and the Director of the Budget Department at PG&E from April 1999 through March 2000. From January 1997 through March 1999, he was the Manager of Financings of PG&E and PG&E Corporation.

        Linda Y.H. Cheng is our Corporate Secretary. Ms. Cheng has served as Corporate Secretary of PG&E and PG&E Corporation since 2001. Ms. Cheng was Senior Assistant Corporate Secretary of PG&E and Assistant Corporate Secretary of PG&E Corporation from 1996 to 2001.

Directors' Compensation and Limitation on Liabilities

        We have not paid any compensation to any director since our formation other than to the independent director. The non-independent directors will not be compensated by us for their services on our behalf. The independent director will be paid fees from our revenues and will be reimbursed for his or her reasonable expenses. These expenses include, without limitation, the reasonable compensation, expenses and disbursements of agents, representatives, experts and counsel as the independent director may employ in connection with the exercise and performance of his or her duties, the sale agreements and the servicing agreements. Our limited liability company agreement provides that the directors will not be liable for any act or omission performed or omitted in good faith on behalf of us and in a manner reasonably believed by the director to be within the scope of the authority conferred on him or her under the limited liability company agreement. However, a director will be liable for any loss, damage or claim incurred by us or by a person who has an interest in or claim against us by reason of the director's gross negligence or willful misconduct. Our limited liability company agreement further provides that, to the fullest extent permitted by law, we shall indemnify the directors against any liability incurred in connection with their services as our directors, except in the cases described in the preceding sentence.

We Intend to Be a Separate Legal Entity

        Our limited liability company agreement provides that we may not file a voluntary petition for relief under the federal bankruptcy code without the unanimous consent of our members and our directors, including the independent director. PG&E has agreed that it will not cause us to file a voluntary petition for relief under the federal bankruptcy code. These provisions, however, may not be enforceable. Our limited liability company agreement requires us to maintain our existence separate from PG&E, including:

  •
  taking all reasonable steps to continue our identity as a separate legal entity;

  •
  maintaining our assets and accounts separate from PG&E and its affiliates;

  •
  maintaining separate records and financial statements and not commingling our records with the records of PG&E or its affiliates;

  •
  making it apparent to third persons that we are an entity with assets and liabilities distinct from those of PG&E, other affiliates of PG&E, the directors and any other person; and

  •
  making it apparent to third persons that, except for federal and certain other tax purposes, we are not a division of PG&E or any of its affiliated entities or of any other person.

        Our principal place of business is 245 Market Street, Room 424, San Francisco, California 94105, and our telephone number is (415) 973-6252.

THE SALE AGREEMENTS

        The following summary describes particular material terms and provisions of each sale agreement pursuant to which we will purchase recovery property from the seller. The form of sale agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. This summary does not purport to be complete and is subject to, and is qualified by reference to, the provisions of the applicable sale agreement. In this summary, we refer to the applicable sale agreement, applicable servicing agreement, the administrative services agreement, the applicable indenture, our limited liability company agreement and our certificate of formation as the "basic documents."

Sale and Assignment of Recovery Property

        On the initial issuance date for a series of energy recovery bonds, pursuant to a sale agreement, the seller will sell and assign recovery property to us, without recourse, except as provided in such sale agreement. The recovery property acquired on that date represents the irrevocable right to receive, through a DRC charge, amounts sufficient to recover recovery costs relating to that series and costs of recovering, financing, or refinancing those recovery costs, including costs of servicing and retiring that series of energy recovery bonds, as authorized by the financing order. We will apply the net proceeds that we receive from the sale of the energy recovery bonds issued on that date to the purchase of the recovery property acquired on that date.

        In addition, the seller expects to sell additional recovery property to us prior to December 31, 2006, subject to the satisfaction of the conditions specified in the applicable sale agreement and the indenture. Each additional sale of recovery property will be financed through the issuance of additional energy recovery bonds of one or more new series under separate indentures.

        In accordance with the Act, the transfer by PG&E to us of recovery property for a series of energy recovery bonds will be deemed perfected as against third persons when the CPUC has issued the financing order authorizing the DRC charge included in the recovery property relating to that series and PG&E delivers to us a written assignment of that recovery property.

Conditions to the Sale of Recovery Property

        Our obligation to purchase recovery property on any date specified in a sale agreement, or transfer date, is subject to the satisfaction or waiver of each of the following conditions:

  •
  on or prior to the transfer date, the seller must deliver to us a duly executed sale agreement;

  •
  on or prior to the transfer date, the seller must have received the financing order from the CPUC;

  •
  as of the transfer date, the seller must not be insolvent and must not be made insolvent by the sale of recovery property to us, and the seller may not be aware of any pending insolvency with respect to itself;

  •
  as of the transfer date, the representations and warranties made by the seller in the applicable sale agreement must be true and correct, the seller must not have breached any of its covenants in such sale agreement, and the servicer must not be in default under the applicable servicing agreement;

  •
  as of the transfer date, we must have sufficient funds available to pay the purchase price for recovery property to be conveyed and all conditions to the issuance of all series of energy recovery bonds intended to provide the funds to purchase that recovery property must have been satisfied or waived;

  •
  on or prior to the transfer date, the seller must have taken all action required to transfer ownership of recovery property to be conveyed to us on the transfer date, free and clear of all liens; and we must have taken any action required for us to grant the indenture trustee a first priority perfected security interest in the collateral as of the transfer date;

  •
  in the case of a sale of recovery property transferred to us after the issuance of the initial series of energy recovery bonds only, on or prior to the transfer date, the seller must provide timely notice to us and to the rating agencies;

  •
  the seller must deliver required opinions of counsel to us and to the rating agencies;

  •
  we and the indenture trustee for the related series of energy recovery bonds must receive an opinion of outside tax counsel in form and substance reasonably satisfactory to us and that indenture trustee;

  •
  on and as of the transfer date, our limited liability company agreement, the applicable servicing agreement, the applicable sale agreement, the applicable indenture, the Act, the financing order and the issuance advice letter authorizing the collection of DRC charges must be in full force and effect;

  •
  in the case of a sale of recovery property transferred to us after the issuance of the initial series of energy recovery bonds only, notification in writing must have been delivered to S&P, Moody's and Fitch and each must have confirmed in writing to us, the servicer and the indenture trustee that the acquisition of the recovery property will not result in a suspension, reduction or withdrawal of the then-current rating of any outstanding class of energy recovery bonds; and

  •
  officer's certificates confirming the satisfaction of each of these conditions must be delivered to us and the indenture trustee.

Seller's Representations and Warranties

        In each sale agreement, the seller will make the following representations and warranties, as of the transfer date, which survive the sale of the related recovery property to us and the pledge thereof to the applicable indenture trustee:

  •
  no portion of the transferred recovery property has been sold, transferred, assigned, pledged or otherwise conveyed by the seller to any person other than us, and immediately prior to the sale of such recovery property, the seller owns the related rights and interests under the financing order free and clear of all liens and rights of any other person, and no offsets, defenses or counterclaims exist or have been asserted with respect to those rights and interests;

  •
  on the transfer date, immediately upon the sale under the sale agreement, the recovery property transferred on the transfer date will be validly transferred and sold to us, we will own the transferred recovery property free and clear of all liens, except as contemplated by the applicable sale agreement, and all filings (including filings with the Secretary of State of California under the Act) necessary in any jurisdiction to give us a perfected ownership interest in the transferred recovery property will have been made;

  •
  subject to the fifth bullet point in this section (assumptions used in calculating the DRC charges as of the transfer date), all written information, as amended or supplemented from time to time, provided by the seller to us with respect to the recovery property is true and correct in all material respects;

  •
  under the laws of the State (including the Act) and the U.S. in effect on the transfer date:

  •
  the financing order pursuant to which the rights and interests of the seller have been created, including the right to impose, collect and receive the DRC charges and the interest in and to the recovery property is in full force and effect and the seller has validly and irrevocably consented to its terms;

  •
  as of the issuance of the related series of energy recovery bonds, that series of energy recovery bonds is entitled to the protection provided in the Act and, accordingly, under the Act, the financing order, the DRC charges and the issuance advice letter are not revocable by the CPUC;

  •
  as of the issuance of the related series of energy recovery bonds, the related tariff has been filed with the CPUC in respect of that series in accordance with the financing order;

    •
    the process by which the financing order was approved and the financing order, issuance advice letter and tariff comply with all applicable laws and regulations;

    •
    the issuance advice letter and the tariff have been filed in accordance with the financing order;

    •
    no other approval, authorization, consent, order or other action of, or filing with any governmental authority is required on the part of the seller in connection with the creation of the recovery property transferred on the transfer date, except those that have been obtained or made; and

    •
    under the "contract clause" of the U.S. Constitution and the "contract clause" of the State Constitution, holders of energy recovery bonds would have a basis to challenge successfully the constitutionality of any law enacted by the State, whether enacted by legislation or voter initiative, that, prior to the time the energy recovery bonds are fully paid, repeals, amends or violates the state pledge in a manner that substantially impairs the energy recovery bonds or the Indenture, unless the law is reasonable and necessary to serve an important public purpose such as remedying a broad and general social or economic problem;

  •
  based on information available to the seller on the transfer date, the assumptions used in calculating the DRC charges as of the transfer date are reasonable and are made in good faith;

  •
  upon the effectiveness of the financing order, the issuance advice letter and the tariff with respect to the transferred recovery property and the transfer of such recovery property to us:

  •
  the related rights and interests of the seller under the financing order, including the right to impose, collect and receive the DRC charges established pursuant to the financing order, will become recovery property;

  •
  the recovery property will constitute a current property right;

  •
  the recovery property will include the right, title and interest of the seller to the tariff imposing the DRC charges, and the right to obtain periodic true-up adjustments of the DRC charges;

  •
  the owner of the recovery property will be legally entitled to bill DRC charges and collect payments in respect of the DRC charges in the aggregate sufficient to pay the interest on and principal of the related energy recovery bonds in accordance with the applicable indenture, to pay the indenture trustee's and the independent director's fees and other charges and fees and expenses of servicing the related energy recovery bonds, to replenish the capital subaccount for the related series to the required level and to fund the overcollateralization subaccount for the related series to the required level until the related energy recovery bonds are paid in full; and

  •
  the recovery property will not be subject to any lien, except the lien imposed by the Act for the benefit of holders of energy recovery bonds;

  •
  the seller is duly organized, validly existing and in good standing under the laws of the state of its organization, with requisite corporate power and authority to own its properties as owned on the transfer date and to conduct its business as conducted by it on the transfer date, to obtain the financing order and own, sell and transfer recovery property and to execute, deliver and perform the terms of the sale agreement;

  •
  the seller is duly qualified to do business and is in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals (except where a failure to qualify or obtain such licenses and approvals would not be reasonably likely to have a material adverse effect on the business, operations, assets, revenues or properties of the seller);

  •
  the seller has the requisite corporate power and authority to execute and deliver the sale agreement and to carry out its terms, and the execution, delivery and performance by the seller of the sale agreement have been duly authorized by all necessary action on the part of the seller under its organizational or governing documents and laws;

  •
  the sale agreement constitutes a legal, valid and binding obligation of the seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other laws relating to or affecting creditors' or secured parties' rights generally from time to time in effect and to general principles of equity, regardless of whether considered in a proceeding in equity or law;

  •
  the consummation by the seller of the transactions contemplated by the sale agreement do not conflict with the seller's organizational documents or any indenture or other agreement or instrument to which the seller is a party or by which it is bound, nor will consummation by the seller of the transactions contemplated by the sale agreement result in the creation or imposition of any lien upon the seller's properties pursuant to the terms of any such indenture, agreement or other instrument (other than any that may be granted under the basic documents or any statutory lien created pursuant to the Act) or violate any existing law or any existing order, rule or regulation applicable to the seller;

  •
  except as disclosed in this prospectus or any prospectus supplement, no proceeding is pending and, to the seller's knowledge, no proceeding is threatened, against the seller, and, to the seller's knowledge, no investigation is pending or threatened against the seller before any governmental authority:

  •
  asserting the invalidity of the Act, the financing order, the sale agreement, the energy recovery bonds of any series and the basic documents;

  •
  seeking to prevent the issuance of the energy recovery bonds of the relevant series or the consummation of any of the transactions contemplated by the basic documents;

  •
  seeking a determination that could reasonably be expected to materially and adversely affect the performance by the seller of its obligations under, or the validity or enforceability of, the Act, the financing order, the energy recovery bonds of any series, the sale agreement or the other basic documents; or

  •
  seeking to adversely affect the federal income tax or state income or franchise tax classification of the energy recovery bonds of any series as debt;

  •
  no governmental approvals, authorizations, consents, orders or other actions or filings, other than filings under the Act, are required for the seller to execute, deliver and perform its obligations under the sale agreement except those which have previously been obtained or made or are required to be made by the seller in the future pursuant to the applicable sale agreement;

  •
  there is no order by any court providing for the revocation, alteration, limitation or other impairment of the Act, the financing order, the issuance advice letter, the transferred recovery property or the DRC charges or any rights arising under any of them or that seeks to enjoin the performance of any obligations under the financing order; and

  •
  after giving effect to the sale of any transferred recovery property under the sale agreement, the seller:

  •
  is solvent and expects to remain solvent;

    •
    is adequately capitalized to conduct its business and affairs considering its size and the nature of its business and intended purposes;

    •
    is not engaged and does not expect to engage in a business for which its remaining property represents an unreasonably small portion of its capital; and

    •
    is able to pay its debts as they mature and does not intend to incur, nor does it believe that it will incur, indebtedness that it will not be able to repay at its maturity.

        Notwithstanding the above, the seller will make no representation or warranty that any amounts actually collected arising from the DRC charges will in fact be sufficient to meet payment obligations on the related energy recovery bonds or that the assumptions made in calculating the DRC charges will in fact be realized.

        The representations and warranties made by the seller will survive the execution and delivery of the applicable sale agreement and may not be waived by us or the seller except pursuant to a written agreement executed in accordance with the procedures described under "—Amendment" below and as to which the rating agency condition has been satisfied.

        The notification in writing by S&P and, with respect to any new issuance of any series of energy recovery bonds only, notification in writing by Moody's and Fitch, to each indenture trustee for outstanding energy recovery bonds and us that any proposed action or any such new issuance will not result in a reduction or withdrawal of the then current rating of any class of any series of the energy recovery bonds is referred to in this prospectus and any prospectus supplement as the "rating agency condition."

        Each sale agreement will provide that any change in the law by legislative enactment, constitutional amendment or voter initiative that renders untrue any of the representations or warranties in that sale agreement would not constitute a breach under that sale agreement.

Covenants of the Seller

        In each sale agreement, the seller will make the following covenants:

  •
  subject to its right to assign its rights and obligations under the sale agreement, so long as any of the energy recovery bonds of any series are outstanding, the seller will keep in full force and effect its existence and remain in good standing under the laws of the jurisdiction of its organization, and will obtain and preserve its qualifications to do business in those jurisdictions necessary to protect the validity and enforceability of the basic documents to which it is a party or to the extent necessary to perform its obligations under the basic documents to which it is a party:

  •
  except for the conveyances under the sale agreement or any lien under the Act or for the benefit of us (as issuer), the holders of energy recovery bonds or the indenture trustee, the seller will not sell, pledge, assign or transfer, or grant, create, incur, assume or suffer to exist any lien on, any of the transferred recovery property, or any interest therein, arising through or under the seller, and the seller will defend the right, title and interest of us and of the indenture trustee on behalf of the holders of energy recovery bonds, in, to and under the transferred recovery property against all claims of third parties claiming through or under the seller. The seller also covenants that, in its capacity as seller, it will not at any time assert any lien against, or with respect to, any of the transferred recovery property;

  •
  if the seller receives any payments in respect of the DRC charges or the proceeds thereof other than in its capacity as the servicer, the seller agrees to pay all those payments to the servicer and to hold such amounts in trust for us prior to such payment;

  •
  the seller will notify us and the indenture trustee promptly after becoming aware of any lien arising through or under it on any of the transferred recovery property, other than the conveyances under the sale agreement, or any lien under the basic documents or under the Act for our benefit or for the benefit of the holders of energy recovery bonds;

  •
  the seller agrees to comply with its organizational or governing documents and all laws, treaties, rules, regulations and determinations of any governmental authority applicable to it, except to the extent that failure to so comply would not materially adversely affect our or the indenture trustee's interests in the transferred recovery property or under the basic documents to which the seller is a party or the seller's performance of its obligations under the basic documents to which the seller is a party;

  •
  so long as any of the energy recovery bonds are outstanding:

  •
  the seller will disclose in its financial statements that our assets are not available to creditors of PG&E and the recovery property is not legally an asset of PG&E;

  •
  the seller will not own or purchase any energy recovery bonds; and

  •
  the seller shall disclose the effects of all transactions between us and the seller in accordance with generally accepted accounting principles;

  •
  the seller agrees that, upon the sale by the seller of recovery property to us pursuant to the sale agreement, to the fullest extent permitted by law, we will have all of the rights originally held by the seller with respect to the recovery property, including the right to exercise any and all rights and remedies to collect any amounts payable by any customer in respect of the transferred recovery property, notwithstanding any objection or direction to the contrary by the seller, and any payment by any customer to us will discharge that customer's obligations in respect of that recovery property to the extent of that payment, notwithstanding any objection or direction to the contrary by the seller;

  •
  so long as any of the energy recovery bonds are outstanding:

  •
  in all proceedings relating directly or indirectly to the transferred recovery property, the seller will affirmatively certify and confirm that it has sold all of its rights and interests in and to such property (other than for financial reporting or tax purposes);

  •
  the seller will not make any statement or reference in respect of the transferred recovery property that is inconsistent with our ownership interest (other than for financial accounting or tax purposes);

  •
  the seller will not take any action in respect of the transferred recovery property except solely in its capacity as servicer pursuant to the applicable servicing agreement or as otherwise contemplated by the basic documents;

  •
  the seller will not sell recovery property in connection with the issuance of additional energy recovery bonds unless the rating agency condition has been satisfied; and

  •
  the seller will execute and file the filings required by law to perfect our ownership interest in the transferred recovery property. The seller also agrees to take those legal or administrative actions that may be reasonably necessary to protect us from claims, state actions or other actions or proceedings of third parties which, if successfully pursued, would result in a breach of any representation or warranty of the seller in the sale agreement, and the costs of any such actions or proceedings will be paid by the seller;

  •
  even if the sale agreement or the indenture is terminated, the seller will not, prior to the date which is one year and one day after the termination of the indenture, petition or otherwise invoke the process of any court or government authority for the purpose of commencing or sustaining an involuntary case against us under any federal or state bankruptcy, insolvency or similar law, appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for any substantial part of our property, or ordering the winding up or liquidation of our affairs;

  •
  so long as any of the related energy recovery bonds are outstanding, except for taxes, assessments and governmental charges which the seller is contesting in good faith by appropriate proceedings, the seller will pay all material taxes, assessments and governmental charges imposed upon it or any of its properties or assets or with respect to any of its franchises, business, income or property before any penalty accrues if the failure to pay any such taxes, assessments and governmental charges would, after any applicable grace periods, notices or other similar requirements, result in a lien on the transferred recovery property;

  •
  the seller agrees not to withdraw the filing of any issuance advice letter that relates to the sold recovery property with the CPUC;

  •
  the seller will make all reasonable efforts to keep each tariff that relates to the sold recovery property in full force and effect;

  •
  promptly after obtaining knowledge of any breach in any material respect of its representations and warranties in the sale agreement, the seller will notify us and the rating agencies of the breach;

  •
  the seller will use the proceeds of the sale of the recovery property in accordance with the financing order and the Act; and

  •
  upon our request, the seller will execute and deliver such further instruments and do such further acts as may be necessary to carry out more effectively the provisions and purposes of the sale agreement.

Seller's Obligation to Indemnify Us and the Indenture Trustee

        Under each sale agreement, the seller will be obligated to indemnify us and the indenture trustee (for your benefit) and any of our respective officers, directors, members and agents against all damages resulting from the seller's breach of any of its representations, warranties or covenants contained in the sale agreement. Such damages will include any and all amounts of principal of and interest on the energy recovery bonds not paid when due or not paid when scheduled to be paid in accordance with their terms to the extent resulting from such breach and the amount of any deposits to us required to have been made in accordance with the terms of the basic documents or the financing order which are not made when so required to the extent resulting from such breach.

        In addition, the seller will indemnify and hold harmless the indenture trustee (for itself) and any of its respective affiliates, officers, directors and agents against any and all liabilities, obligations, losses, claims, damages, payment, costs or expenses incurred by any of these parties as a result of the seller's breach of any of its representations and warranties or covenants contained in the sale agreement, except to the extent of losses either resulting from the willful misconduct, bad faith or gross negligence of such indemnified persons or resulting from a breach of a representation or warranty made by such indemnified persons in the indenture or any related documents that gives rise to the seller's breach.

        The seller will not be in breach of any representation or warranty under the applicable sale agreement as a result of a change in law by means of any legislative enactment, constitutional amendment or voter initiative or a change in any rule or regulation.

        The seller will not indemnify any person for any liability, obligation, claim, action, suit or payment resulting solely from a downgrade in the ratings on the energy recovery bonds. The indemnities described above will survive the termination of each sale agreement and include reasonable fees and expenses of investigation and litigation, including reasonable attorneys' fees and expenses.

        Each sale agreement requires the seller to take certain legal or administrative actions reasonably necessary to protect the rights of the holders of the related recovery property. See "—Covenants of the Seller" above. The seller will not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its obligations under the applicable sale agreement, and that in its opinion may involve it in any expense or liability.

Amendment

        We may amend each sale agreement with the prior written consent of the indenture trustee. In addition, any amendment will not be effective unless the rating agency condition is satisfied. We will notify the rating agencies promptly after the execution of any such amendment or consent.

Assumptions of the Obligations of the Seller

        Each sale agreement will provide that any person:

  •
  into which the seller may be merged, converted or consolidated and succeeds to all or substantially all of the electric transmission or distribution business of the seller,

  •
  that results from the division of the seller into two or more persons and succeeds to all or substantially all of the electric transmission or distribution business of the seller,

  •
  that results from any merger or consolidation to which the seller shall be a party and succeeds to all or substantially all of the electric transmission or distribution business of the seller,

  •
  that succeeds to the properties and assets of the seller substantially as a whole and succeeds to all or substantially all of the electric transmission or distribution business of the seller, or

  •
  that otherwise succeeds to all or substantially all of the electric transmission or distribution business of the seller,

        will be the successor to the seller.

        Each sale agreement will further require that:

  •
  immediately after giving effect to any transaction referred to above, no representation or warranty made in the sale agreement will have been breached and no default under the applicable servicing agreement, and no event that, after notice or lapse of time, or both, would become a default under the applicable servicing agreement will have occurred and be continuing;

  •
  the successor to the seller must execute an agreement of assumption to perform every obligation of the seller under the sale agreement;

  •
  the applicable rating agencies will have received prior written notice of the transaction; and

  •
  officer's certificates and opinions of counsel specified in the sale agreement will have been delivered to us and the indenture trustee.

THE SERVICING AGREEMENTS

        The following summary describes the material terms and provisions of each servicing agreement pursuant to which the servicer is undertaking to service recovery property. The form of servicing agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. This summary does not purport to be complete and is subject to, and is qualified by reference to, the provisions of the applicable servicing agreement.

Servicing Procedures

        The servicer, as our agent, will manage, service, administer and make collections in respect of recovery property. The servicer's duties will include:

  •
  calculating electric usage, calculating and billing the DRC charges and collecting the DRC charges from electricity consumers and alternate energy service providers;

  •
  responding to inquiries by electricity consumers, third parties, the CPUC, or any federal, local or other state governmental authority with respect to recovery property and the DRC charges;

  •
  accounting for receipt of the DRC charges, investigating delinquencies, processing and depositing collections, making periodic remittances and furnishing periodic reports to us, the indenture trustee and the applicable rating agencies;

  •
  making all filings with the CPUC; and

  •
  taking action in connection with true-up adjustments to the DRC charges.

        Each DRC charge will be expressed as an amount per kilowatt hour of electricity usage by electricity consumers, regardless of whether the consumer purchases its electricity from the servicer or from an alternate energy service provider. The servicer expects the applicable DRC charge to be separately identified on each consumer's bill. Bills are sent to each consumer every 27 to 33 days.

        Any amounts collected by the servicer that represent partial payments of the total amount billed will be proportionately allocated between us and the servicer based on the portions of the amount billed allocable to the DRC charge and the total charges due to the servicer. If such amounts are billed and collected by the servicer for an alternate energy service provider pursuant to a consolidated billing arrangement, the total charges due to the alternate energy service provider will also be included in the proportional allocation of any partial payment.

Servicing Standards and Covenants

        General.    Each servicing agreement will require the servicer, in servicing and administering the recovery property, to employ or cause to be employed procedures and exercise the same care it customarily employs and exercises in servicing and administering bill collections for its own account.

        Consistent with the foregoing, the servicer may in its own discretion waive any late payment charge or any other fee or charge relating to delinquent payments, if any, and may waive, vary or modify any terms of payment of any amounts payable by an electricity consumer, in each case, if the waiver or action:

  •
  would be in accordance with the servicer's customary practices or those of any successor servicer with respect to comparable assets that it services for itself;

  •
  would not materially adversely affect applicable holders of energy recovery bonds, and

  •
  would comply with applicable law.

In addition, the servicer may write off any amounts that it deems uncollectible in accordance with its customary practice.

        In each servicing agreement, the servicer will agree, among other things, that, in servicing recovery property it will:

  •
  manage, service, administer and make collections in respect of recovery property with reasonable care and in material compliance with applicable law, including all applicable CPUC regulations and guidelines, using the same degree of care and diligence that the servicer exercises with respect to billing and collection activities that the servicer conducts for itself;

  •
  follow standards, policies and procedures for the industry in performing its duties as servicer;

  •
  use all reasonable efforts, consistent with its customary servicing procedures, to enforce and maintain our and the indenture trustee's rights in respect of recovery property;

  •
  comply in all material respects with all laws applicable to and binding on it relating to the recovery property; and

  •
  submit true-up mechanism advice letters to the CPUC seeking true-up adjustments to the DRC charges as required by the servicing agreement.

        In the event of a breach by the servicer of any of these covenants, the servicer will indemnify, defend and hold harmless us, the indenture trustee and holders of energy recovery bonds against any costs, expenses, losses, claims, damages and liabilities incurred as a result of the breach.

        Servicer Obligation to Undertake Legal Action.    The servicer will agree to take such legal or administrative actions, including defending against or instituting and pursuing legal actions and appearing or testifying in hearings or similar proceedings, as may be reasonably necessary (a) to block or overturn any attempts to cause a repeal, modification, or supplement to the Act or the financing order or the rights of holders of recovery property by legislative enactment, voter initiative or constitutional amendment that would be materially adverse to holders of energy recovery bonds, or (b) to compel performance by the CPUC or the State of their obligations under the Act, the financing order, any issuance advice letter or any true-up mechanism advice letter. The cost of any such action will be payable from DRC charge collections as an operating expense under the indenture.

DRC Charge True-Up Adjustment Process

        Among other things, each servicing agreement will require the servicer to file annual true-up adjustments to the rates at which DRC charges are billed to electricity consumers. In addition, the servicer will file routine quarterly true-up adjustments and non-routine true-up adjustments in certain circumstances. See "THE RECOVERY PROPERTY—True-Up Adjustments" in this prospectus. Modifications to the DRC charges will factor in any amount in the reserve subaccount available for distribution to holders of energy recovery bonds and any amounts necessary within a 12-month period: (a) to fund the overcollateralization subaccount up to the required level and (b) to the extent that withdrawals have been made from the capital subaccount, to ensure that the amount on deposit in the capital subaccount will equal the required level. These true-up adjustments are to be based on actual DRC charge collections and updated assumptions by the servicer as to projected future billed revenue from which DRC charges are allocated, which is based on projected electricity usage during the next period, expected delinquencies and write-offs and future payments and expenses relating to the recovery property and the energy recovery bonds.

        The servicer will calculate the DRC charge for each series necessary to result in:

  •
  all accrued and unpaid interest for that series being paid in full;

  •
  the outstanding principal balance for that series equaling the amount provided in the expected amortization schedule;

  •
  the amount on deposit in the overcollateralization subaccount for that series equaling the scheduled overcollateralization level;

  •
  the amount on deposit in the capital subaccount for that series equaling the required capitalization level; and

  •
  all other fees, expenses and indemnities of the issuer being paid.

Remittances to Collection Accounts

        Until the servicer satisfies the credit rating criteria described below, the servicer will remit to the applicable collection account for a series an amount equal to the DRC charge collections estimated to have been received on each business day within two business days of such day for that series. "Business day" for this purpose means any day other than a Saturday, a Sunday or a day (a) on which banking institutions or trust companies in New York, New York or San Francisco, California, are authorized or obligated by law, regulation or executive order to remain closed and (b) on which the servicer's offices in California are closed for business.

        If and so long as (a) the servicer's short-term credit ratings are at least "A-1" by S&P, "P-1" by Moody's and "F-1" by Fitch (and any other conditions or limitations imposed by the rating agencies with respect to the applicable series are complied with), and (b) a default by the servicer has not occurred and is continuing under the applicable servicing agreement, the servicer may remit DRC charge collections for each series of energy recovery bonds on or before the 20th day of each calendar month (or, if the 20th day is not a business day, the business day immediately following such 20th day). Such day is referred to as the "monthly remittance date." Pending remittance to the applicable collection account, DRC charge collections may be invested by the servicer at its own risk and for its own benefit, and will not be segregated from funds of the servicer. These monthly remittances will be equal to the amount of DRC charge collections that the servicer expects to have been received during the preceding calendar month, based on the applicable collections curve. PG&E, as initial servicer, currently does not have short-term credit ratings that satisfy the ratings criteria described above in this paragraph.

        The servicer will prepare periodically a collections curve for the DRC charge relating to each series of energy recovery bonds, which is a forecast of the percentages of DRC charge amounts billed in a particular month that are expected to be received during that month and each of the following five months. On or prior to the monthly remittance date in the sixth month following each calendar month, the servicer will compare actual DRC charge collections received for each series with respect to such calendar month to the estimated DRC charge collections for that calendar month for that series actually remitted to the applicable collection account. If estimated DRC charge collections for a series remitted with respect to a calendar month exceed actual DRC charge collections attributable to such calendar month for that series, the servicer will be entitled to net against subsequent remittances the amount of the excess remittance. If estimated DRC charge collections remitted with respect to a calendar month are less than actual DRC charge collections attributable to such calendar month for a series, the amount that the servicer remits to the applicable collection account on the next remittance date will be increased by the amount of the shortfall, such increase coming from the servicer's own funds. As used herein, "estimated DRC charge collections" means the sum of the amounts to be remitted with respect to a particular calendar month during the six months following the beginning of the calendar month based on the collections curve for a series of energy recovery bonds.

Servicing Compensation

        For each series of energy recovery bonds, the servicer will be entitled to receive a servicing fee on each payment date which will be specified in the related prospectus supplement. The servicing fee (together with any portion of the servicing fee that remains unpaid from prior payment dates) will be paid solely to the extent funds are available to pay the servicing fee as described under "THE ENERGY RECOVERY BONDS—How Funds in the General Subaccount Within the Collection Account for Each Series of Energy Recovery Bonds Will Be Allocated" in this prospectus. The servicing fee relating to each series of energy recovery bonds will be paid prior to the distribution of any amounts in respect of interest on and principal of that series of energy recovery bonds. The servicer will be entitled to retain as additional compensation net investment income on DRC charge collections received by the servicer prior to remittance of DRC charge collections to the applicable collection account and the portion of late fees, if any, paid by electricity consumers relating to DRC charges. If a successor servicer that is not affiliated with PG&E is appointed, the servicing fee could be higher than the servicing fee paid to the initial servicer.

Servicer's Representations and Warranties

        In each servicing agreement, the servicer will represent and warrant to us, as of the date of each issuance of a series of energy recovery bonds, among other things, that:

  •
  the servicer is duly organized, validly existing and is in good standing under the laws of the state of its incorporation, with requisite corporate power and authority to own its properties, and conduct its business as such properties are currently owned and such business is presently conducted by it and to execute, deliver and carry out the terms of the servicing agreements;

  •
  the servicer is duly qualified to do business, is in good standing and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals (except where a failure to qualify would not be reasonably likely to have a material adverse effect on the servicer's business, operations, assets, revenues or properties or to its servicing of the recovery property);

  •
  the servicer's execution, delivery and performance of the servicing agreements have been duly authorized by the servicer by all necessary corporate action;

  •
  the servicing agreements constitute the legal, valid and binding obligations of the servicer, enforceable against the servicer in accordance with their terms, subject to insolvency, reorganization, moratorium, fraudulent transfer and other laws relating to or affecting creditors' rights generally from time to time in effect and to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

  •
  the consummation by the servicer of the transactions contemplated by the servicing agreements will not conflict with or result in any breach of the terms and provisions of, nor constitute a material default under, the servicer's articles of incorporation or by-laws or any material agreement or instrument to which the servicer is a party or by which it or any of its property is bound, nor result in the creation or imposition of any lien upon the servicer's properties (other than any lien that may be granted under the basic documents or any lien created pursuant to the Act) or violate any existing law or any order, rule or regulation applicable to the servicer or its properties;

  •
  each report or certificate delivered by the servicer in connection with an issuance advice letter or delivered in connection with any filing made with the CPUC by the issuer with respect to the DRC charges or true-up adjustments will be true and correct in all material respects or, if based on predictions and assumptions, will be based on predictions and assumptions that are reasonably based on historical performance (and facts known to the servicer on the date such report or certificate is delivered);

  •
  except for the issuance advice letter, those that have previously been obtained or made, those required to be made by the servicer in the future with the CPUC for true-up adjustments of DRC charges, no governmental approvals, authorizations, consents, orders, or other actions or filings are required for the servicer to execute, deliver and perform its obligations under the servicing agreements; and

  •
  except as may be disclosed in this prospectus and any prospectus supplement, no proceeding or investigation is pending or, to the servicer's knowledge, threatened, against the servicer, before any court, federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the servicer or its properties:

  •
  seeking any determination or ruling that might materially and adversely affect the performance by the servicer of its obligations under, or the validity or enforceability against the servicer of, the servicing agreements,

  •
  relating to the servicer and that might adversely affect the federal or state income, gross receipts or franchise tax attributes of the energy recovery bonds, or

  •
  seeking to prevent the issuance of the energy recovery bonds or the consummation of any of the transactions contemplated by the servicing agreements or any other basic documents.

        The servicer is not responsible for any ruling, action or delay of the CPUC, except those caused by the servicer's failure to file required applications in a timely and correct manner or other breach of its duties under the servicing agreements. The servicer also is not liable for the calculation of the DRC charges and true-up adjustments, including any inaccuracy in the assumptions made in the calculation, so long as the servicer has acted in good faith and has not acted in a negligent manner.

Servicer Will Indemnify Us and Other Related Entities

        Under each servicing agreement, the servicer will agree to indemnify, defend and hold harmless us, the indenture trustee for the related series of energy recovery bonds, for itself and on behalf of those holders, and any of our and the indenture trustee's respective officers, directors, members and agents against any liabilities of any kind whatsoever that may be imposed upon, incurred by or asserted against any of those persons as a result of:

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  the servicer's willful misconduct, bad faith or negligence in the performance of its duties or observance of its covenants under the applicable servicing agreement or the servicer's reckless disregard of its obligations and duties under the applicable servicing agreement; or

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  the servicer's breach of any of its representations and warranties under the applicable servicing agreement.

        The servicer will not be liable, however, for any liabilities, obligations, losses, damages, payments or claims, or reasonable costs or expenses, resulting from the willful misconduct or negligence or breach of a representation or warranty in any of the basic documents of the party seeking indemnification.

Servicer Will Provide Statements to Us and the Indenture Trustee

        For each date on which the servicer is required to make a true-up adjustment filing with the CPUC to adjust the DRC charges applicable to a series of energy recovery bonds, the servicer will provide to us and the indenture trustee a statement indicating, with respect to the recovery property sold pursuant to the applicable sale agreement, among other things:

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  the aggregate outstanding principal balance for the related series of energy recovery bonds and the projected aggregate outstanding principal balance for such series or class as specified in the expected amortization schedule for such series or class as of the immediately preceding payment date;

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  the amount on deposit in the overcollateralization subaccount for the series and the related scheduled overcollateralization level as of the immediately preceding payment date;

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  the amount on deposit in the capital subaccount for the series and the amount required to be on deposit in that capital subaccount as of the immediately preceding payment date;

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  the amount on deposit in the reserve subaccount for the series as of the immediately preceding payment date;

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  the aggregate outstanding principal balance for the series as of such date and the servicer's projection of the aggregate outstanding principal balance for the series for the payment date immediately preceding the next succeeding true-up adjustment date;

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  the scheduled overcollateralization level for the series and the servicer's projection of the amount on deposit in each overcollateralization subaccount for the payment date immediately preceding the next succeeding true-up adjustment date;

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  the required capital subaccount balance for the series and the servicer's projection of the amount on deposit in each capital subaccount for the payment date immediately preceding the next succeeding true-up adjustment date; and

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  the servicer's projection of the amount on deposit in each reserve subaccount for the series for the payment date immediately preceding the next succeeding true-up adjustment date.

        Moreover, on or before each date on which the servicer is required to remit funds to the indenture trustee as specified in the applicable servicing agreement, the servicer will prepare and furnish to us and the indenture trustee a statement setting forth the aggregate amount remitted or to be remitted by the servicer to the indenture trustee on that date. Further, on or before each payment date, the servicer will prepare and furnish to us and the indenture trustee a statement setting forth the amounts to be paid to the holders of energy recovery bonds. On the basis of this information, the indenture trustee will furnish to the holders of energy recovery bonds on each payment date the report and statements described under "THE ENERGY RECOVERY BONDS—Reports to Holders of the Energy Recovery Bonds" in this prospectus.

        The servicing agreements will also require the servicer to prepare any reports that we are required to file with the SEC.

Servicer to Provide Compliance Reports Concerning the Servicing Agreements

        Each servicing agreement will provide that a firm of independent public accountants will furnish to us and the indenture trustee, on or before September 30 of each year, beginning September 30, 2005, a statement as to compliance by the servicer during the preceding twelve months ended June 30 with certain standards relating to the servicing of the recovery property. This annual accountants' report will state that the firm has performed certain procedures in connection with the servicer's compliance with the servicing procedures of the servicing agreement, identifying the results of these procedures and including any exceptions noted. The annual accountants' report will also indicate that the accounting firm providing the report is independent of the servicer within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants.

        Each servicing agreement will also provide for delivery to us and the indenture trustee, on or before September 30 of each year, beginning September 30, 2005, a certificate signed by an officer of the servicer stating that the servicer has fulfilled its obligations in all material respects under the applicable servicing agreement for the preceding twelve months ended June 30 (or in the case of the first such certificate, the period from the date of the issuance of the first series of energy recovery bonds), or, if there has been a default in the fulfillment of any relevant obligation, describing each default. The servicer has agreed to give us and the indenture trustee notice of certain defaults by the servicer under the applicable servicing agreement.

Matters Regarding the Servicer

        Under each servicing agreement, any person:

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  into which the servicer may be merged or consolidated and that succeeds to all or substantially all of the electric distribution business of the servicer,

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  that results from the division of the servicer into two or more entities and succeeds to all or substantially all of the electric distribution business of the servicer,

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  that may result from any merger or consolidation to which the servicer shall be a party and succeeds to all or substantially all of the electric distribution business of the servicer,

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  that may succeed to the properties and assets of the servicer substantially as a whole and succeeds to all or substantially all of the electric distribution business of the servicer, or

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  that may otherwise succeed to all or substantially all of the electric transmission or distribution business of the servicer,

        will be the successor of the servicer under the servicing agreements. Each servicing agreement will further require that:

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  the successor to the servicer must execute an agreement of assumption to perform every obligation of the servicer under the servicing agreements;

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  immediately after giving effect to any transaction referred to in this paragraph, no representation or warranty made by the servicer in the servicing agreements will have been breached and no default under the servicing agreements, and no event which, after notice or lapse of time, or both, would become a default under the servicing agreements will have occurred and be continuing;

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  the servicer must deliver to us and to the indenture trustee an officer's certificate and an opinion of counsel stating that the transfer complies with the servicing agreements and all conditions to the transfer under the servicing agreements have been complied with; and

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  prior written notice must be sent to the applicable rating agencies.

        So long as the conditions of any such assumptions are met, then the prior servicer will automatically be released from its obligations under the applicable servicing agreement. Each servicing agreement will permit the servicer to appoint any person to perform any or all of its obligations. However, unless the appointed person is an affiliate of PG&E, the appointment must satisfy the rating agency condition. In all cases where an agent is appointed, the servicer must remain obligated and liable under the applicable servicing agreement.

        Each servicing agreement will provide that, subject to the foregoing provisions, the servicer may not resign from the obligations and duties imposed on it as servicer, except upon either (a) determination that the performance of the servicer's duties under the applicable servicing agreement are no longer permissible under applicable law or (b) satisfaction of the rating agency condition and consent of the CPUC. This resignation will not become effective until a successor servicer has assumed the servicing obligations and duties under the applicable servicing agreement.

        Each servicing agreement will provide that neither the servicer nor any of its directors, officers, employees, and agents will be under any liability to us, holders of energy recovery bonds, the indenture trustee or any other person or entity, except as provided under that servicing agreement, for taking any action or for refraining from taking any action pursuant to that servicing agreement, or for errors in judgment. However, the servicer and its directors, officers, employees and agents will be liable to the extent liability is imposed by reason of the servicer's or its directors', officers', employees' or agents' willful misconduct, bad faith or gross negligence in the performance of their respective duties. The servicer and any of its directors, officers, employees or agents may rely in good faith on the advice of counsel or on any document submitted by any person respecting any matters under each servicing agreement. In addition, each servicing agreement will provide that the servicer is under no obligation to appear in, prosecute, or defend any legal action that is not incidental to its servicing responsibilities under that servicing agreement and that, in its opinion, may cause it to incur any expense or liability.

Servicer Defaults

        Defaults under each servicing agreement will include, among other things:

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  any failure by the servicer to remit to the indenture trustee for deposit into the collection account for the applicable series of energy recovery bonds, any required remittance, which failure continues unremedied for a period of five business days after written notice of that failure is received by the servicer from us or the indenture trustee;

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  any failure by the servicer to duly perform its obligations to make DRC charge true-up adjustment filings for the applicable series of energy recovery bonds in the time and manner set forth in the servicing agreements, which failure continues unremedied for a period of five days after written notice of that failure is received by the servicer from us or the indenture trustee;

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  any failure by the servicer duly to observe or perform in any material respect any other covenant or agreement in the servicing agreement or any other related basic document to which it is a party, which failure:

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  materially and adversely affects the rights of the bondholders, and

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  continues unremedied for 60 days after notice of this failure has been given to the servicer, by us or the indenture trustee;

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  any representation or warranty made by the servicer in the servicing agreement or any other related basic documents proves to have been incorrect when made, which has a material adverse effect on any of the holders of energy recovery bonds of the series or us and which continues unremedied for 60 days after notice of this failure has been given to the servicer by us or the indenture trustee; or

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  an event of bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities, or similar proceedings with respect to the servicer or an action by the servicer indicating its insolvency, reorganization pursuant to bankruptcy proceedings or inability to pay its obligations as specified in the servicing agreement.

        The indenture trustee with the consent of the holders of the majority of the outstanding principal amount of the energy recovery bonds of each series may waive any default by the servicer, except a default in making any required remittances to the indenture trustee.

Rights When the Servicer Defaults

        As long as a default under a servicing agreement remains unremedied, the indenture trustee for the related series of energy recovery bonds may, and upon the instruction of the holders of a majority of the outstanding principal amount of the energy recovery bonds of the related series, must terminate all the rights and obligations of the servicer under that servicing agreement. However, the servicer's indemnification obligation and obligation to continue performing its functions as servicer may not be terminated until a successor servicer is appointed. Under the servicing agreements, the servicer's indemnity obligations will survive its replacement as servicer. After the termination, the indenture trustee will appoint a successor servicer who will succeed to all the responsibilities, duties and liabilities of the servicer under that servicing agreement. Any successor servicer must also be approved by the CPUC.

        The indenture trustee may appoint, or petition a court of competent jurisdiction for the appointment of, a successor servicer which satisfies criteria specified by the rating agencies rating the energy recovery bonds. The indenture trustee may make arrangements for compensation to be paid to the successor servicer.

        In addition, when the servicer defaults, the indenture trustee for the related series of energy recovery bonds is entitled to apply to the CPUC for an order requiring the sequestration and payment to the indenture trustee of collections of the related recovery property. If, however, the servicer is in bankruptcy, we, the indenture trustee, and the holders of the energy recovery bonds of that series may be prohibited from obtaining or enforcing such an order. Furthermore, we, the indenture trustee, and the holders of the energy recovery bonds of that series may be prohibited from replacing the servicer if it is in bankruptcy. See "RISK FACTORS—Risks Associated With A Bankruptcy of the Seller or Servicer—A Bankruptcy of the Servicer Could Result in Delays or Reductions in Payments on the Energy Recovery Bonds" in this prospectus.

Waivers of Past Defaults

        Holders of a series of energy recovery bonds evidencing not less than a majority in principal amount of the then outstanding energy recovery bonds of that series, on behalf of all bondholders of that series may waive in writing any default by the servicer in the performance of its obligations under the applicable servicing agreement and its consequences, except a default in making any required remittances to the indenture trustee for deposit into the collection account for that series under the applicable servicing agreement.

Successor Servicer

        Under each servicing agreement, if for any reason a third party assumes the role of the servicer under the servicing agreements, the servicer must cooperate with us and with the indenture trustee and the successor servicer in terminating the servicer's rights and responsibilities under the servicing agreements, including the transfer to the successor servicer of all cash amounts then held by the servicer for remittance or subsequently acquired.

        Furthermore, even if we appoint a successor servicer, a successor servicer may encounter difficulties in collecting the DRC charges and determining appropriate true-up adjustments to the DRC charges. Any successor servicer may have less experience than PG&E and less capable systems than those that PG&E uses.

Amendment

        Each servicing agreement may be amended with the prior written consent of the indenture trustee. In addition, any amendment will not be effective unless the rating agency condition is satisfied.

THE ENERGY RECOVERY BONDS

        Each series of energy recovery bonds will be issued under and their payment will be secured by separate indentures between us and a bank, trust company or similar entity, as the indenture trustee for that series, substantially in the form filed as an exhibit to the registration statement of which this prospectus forms a part and complying with the Trust Indenture Act of 1939. The particular terms of each series and description of the collateral for such series will be set forth in the indenture for that series. The following summary describes some general terms and provisions of the energy recovery bonds of each series. The particular terms of any series offered by any prospectus supplement will be described in the prospectus supplement. This summary does not purport to be complete and is subject to, and is qualified by reference to, the terms of the particular series and the indenture relating to that series.

General Terms of the Energy Recovery Bonds

        The financing order authorizes PG&E to cause the issuance of up to $3 billion of energy recovery bonds. Pursuant to the Act, the energy recovery bonds must be issued by December 31, 2006. We currently expect to issue up to two series of energy recovery bonds in a principal amount of approximately $2.9 billion. Any series of energy recovery bonds may include one or more classes that differ, among other things, as to interest rate and amortization of principal. The terms of all energy recovery bonds of the same series will be identical (except for denominations), unless a series includes more than one class, in which case the terms of all energy recovery bonds of the same class will be identical. Each series of energy recovery bonds may include one or more classes of bonds that accrue interest at a floating rate based on an index described in the related prospectus supplement. A swap agreement may provide funds for any class of floating rate energy recovery bonds of a series, in addition to the security provided under the related indenture for that series. See "—Floating Rate Energy Recovery Bonds" below.

        All energy recovery bonds of a series that we issue under an indenture will be our nonrecourse obligations and will be secured solely by a pledge of and lien on the related collateral as provided in that indenture, including the related recovery property. See "—Security for Payment of the Energy Recovery Bonds" below.

        The prospectus supplement for a series of energy recovery bonds will describe the following terms of that series of energy recovery bonds and, if applicable, the classes of that series:

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  the designation of the series and, if applicable, the classes of that series;

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  the principal amount of the series and, if applicable, the classes of that series;

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  the annual rate at which interest accrues or the method or methods of determining such annual rate;

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  the payment dates;

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  the scheduled maturity date and the final legal maturity date of the series and, if applicable, the classes of that series;

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  the issuance date of the series;

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  the authorized denominations;

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  any provisions for optional redemption of the series or class;

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  the expected amortization schedule for principal of that series and, if applicable, the classes of that series;

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  the overcollateralization level on each payment date for that series;

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  the amount of capital to be contributed for that series;

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  any other material terms, which must not result in any rating agency reducing or withdrawing its rating of any outstanding class of energy recovery bonds;

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  the identity of the indenture trustee for that series; and

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  if a series includes one or more classes of floating rate energy recovery bonds, the terms of any swap agreement executed in connection with that class or classes and the identity of any swap counterparty related thereto.

        Neither the full faith and credit nor the taxing power of the State is pledged to the payment of the principal of, or interest on, the energy recovery bonds.

Interest and Principal on the Energy Recovery Bonds

        Interest will accrue on the principal balance of each class of energy recovery bonds of a series at the interest rate specified in or determined in the manner specified in the prospectus supplement relating to that series. Interest will be payable on a class of energy recovery bonds of a series on each payment date, commencing on the payment date specified in the prospectus supplement relating to that series, but only to the extent amounts in the general subaccount within the collection account and amounts available in other collateral accounts held by the indenture trustee for that series are sufficient to make interest payments after payment of amounts having a higher priority of payment. See "—How Funds in the General Subaccount Within the Collection Account for Each Series of Energy Recovery Bonds Will Be Allocated" in this prospectus.

        Principal of each class of energy recovery bonds of a series will be payable in the amounts and on the payment dates specified in the prospectus supplement relating to that series, but only to the extent that amounts in the collection account or other collateral accounts held by the indenture trustee for that series are available, and subject to the other limitations described below under "—How Funds in the General Subaccount Within the Collection Account for Each Series of Energy Recovery Bonds Will Be Allocated."

        Each prospectus supplement will set forth the expected amortization schedule for each class of energy recovery bonds of the related series. On each payment date for a class of energy recovery bonds of a series, so long as no event of default under the indenture for that series has occurred and is continuing and no acceleration of the principal of energy recovery bonds has occurred, the indenture trustee will pay the principal of the energy recovery bonds of that class only until the outstanding principal balance of that class has been reduced to the principal balance specified in the expected amortization schedule for that class on that payment date. To the extent amounts in the collection account for a series are insufficient to reduce the principal balance of that class to the amount specified in the expected amortization schedule for that class on a payment date, unless there is additional third-party credit enhancement for that series, the indenture trustee will pay principal of that class later than set forth in the expected amortization schedule for that class. In addition, so long as no acceleration of the principal amount of the series has occurred, no class whose principal starts to amortize under its expected amortization schedule later than another class of the same series will be paid until the outstanding principal of the class with the earlier amortizing principal has been paid in full.

        The indenture trustee for each series of energy recovery bonds will retain in the reserve subaccount for that series for payment on later payment dates any collections of the related DRC charge in excess of amounts payable as:

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  fees and expenses of the servicer, the independent director and the indenture trustee (including the servicing fee);

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  payments of interest and principal on the energy recovery bonds for that series;

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  allocations to the capital subaccount for that series;

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  allocations to the overcollateralization subaccount for that series; and

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  amounts released to us equal to the lesser of the positive balance remaining after all required allocations are made and the investment earnings on amounts in the capital subaccount.

        The amounts in the reserve subaccount with respect to a series of energy recovery bonds will be taken into account in true-up adjustments to the DRC charge related to that series.

        The failure to make a scheduled payment of principal of a class of a series of energy recovery bonds or the failure to pay the entire principal of a class of that series by the scheduled maturity date for that class will not constitute a default or an event of default under that indenture. However, the entire unpaid principal amount of the energy recovery bonds of any class will be due and payable, and failure to make such payment will constitute an event of default for that series on the final legal maturity date for that class.

        In the event of an acceleration of the principal amount of a series of energy recovery bonds, the indenture trustee for that series will distribute available amounts among the various classes of that series to pay interest with respect to those classes and to make scheduled payments to any interest rate swap providers on pro rata basis in accordance with the amount of interest then accrued on each such class and amounts payable to any interest rate swap providers until all accrued interest on that series has been paid in full.

        The entire unpaid principal amount of the energy recovery bonds of any series will be due and payable if an event of default with respect to such series (other than a breach of the state pledge) under the indenture relating to that series, occurs and is continuing, and the indenture trustee for that series or the holders of a majority in principal amount of the energy recovery bonds of that series then outstanding, declare the affected series of energy recovery bonds to be immediately due and payable. See "THE ENERGY RECOVERY BONDS—What Constitutes an Event of Default on the Energy Recovery Bonds" and "WEIGHTED AVERAGE LIFE AND YIELD CONSIDERATIONS FOR THE ENERGY RECOVERY BONDS" in this prospectus.

        In the event of an acceleration of the principal of a series of energy recovery bonds, the indenture trustee for that series will distribute available amounts among the various classes of that series pro rata in accordance with the amount of principal then due on each such class.

Payments on the Energy Recovery Bonds

        The indenture trustee for a series will pay on each payment date to the holders of each class of energy recovery bonds of that series, to the extent of available funds in the collection account for that series, all payments of principal and interest then due with respect to that class. In the case of floating rate energy recovery bonds, in lieu of interest, the indenture trustee for that series will make payments under any related swap agreement with respect to interest. The indenture trustee for each series will make each payment other than the final payment with respect to a class of energy recovery bonds to the holders of record of the energy recovery bonds of that class on the record date for that payment date. The indenture trustee for each series will make the final payment for each class of energy recovery bonds, however, only upon presentation and surrender of the energy recovery bonds of that class at the office or agency of the indenture trustee for the related series specified in the notice given by the indenture trustee of the final payment. The indenture trustee for each series will mail notice of the final payment to the bondholders no later than five days prior to the final payment date, specifying the date set for the final payment and the amount of the payment.

        The failure to pay accrued interest on any class of energy recovery bonds of a series on any payment date (even if the failure is caused by a shortfall in DRC charges received) will result in an event of default for that series of energy recovery bonds unless such failure is cured within five business days. See —"What Constitutes an Event of Default on the Energy Recovery Bonds" below. Any interest not paid within such five business day period will be payable to the bondholders on a special record date. The special record date for a class of energy recovery bonds will be at least fifteen business days prior to the date on which the indenture trustee is to make a special payment (a special payment date) relating to that class. We will fix any special record date and special payment date. At least 10 days before any special record date, the indenture trustee will mail to each affected bondholder a notice that states the special record date, the special payment date and the amount of defaulted interest to be paid.

        At the time, if any, we issue the energy recovery bonds of any series in the form of definitive energy recovery bonds and not to The Depository Trust Company, or DTC, or its nominee, the indenture trustee for that series will make payments with respect to a class of that series as described below under "Definitive Energy Recovery Bonds." Upon application by a holder of any class of energy recovery bonds of a series in the principal amount of $10,000,000 or more to the indenture trustee for that series not later than the applicable record date, the indenture trustee for that series will make payments by wire transfer to an account maintained by the payee in New York, New York.

        If any special payment date or other date specified for any payments to bondholders is not a business day, the indenture trustee for each series of energy recovery bonds will make payments scheduled to be made on that special payment date or other date on the next succeeding business day and no interest will accrue upon the payment during the intervening period. Business day for this purpose means any day other than a Saturday, a Sunday or a day on which banking institutions in San Francisco, California, or New York, New York, are, or DTC is, authorized or obligated by law, regulation or executive order to remain closed.

Floating Rate Energy Recovery Bonds

        If we issue any floating rate energy recovery bonds of any class, we will enter into one or more swap agreements with a swap counterparty identified and having the terms described in the related prospectus supplement. Generally, a swap agreement, on each payment date, will obligate us to pay to the swap counterparty, solely from payments of the related DRC charge, an amount equal to the fixed interest due under the swap agreement on the payment date. The swap agreement will obligate the swap counterparty to pay to us an amount equal to the product of (1) the floating rate for that class and (2) the principal balance of the floating rate energy recovery bonds of that class as of the close of business on the preceding payment date, after giving effect to all payments of principal made to the holders of floating rate energy recovery bonds of that class on the preceding payment date.

Third-Party Credit Enhancement

        We do not currently anticipate that energy recovery bonds will have the benefit of any third-party credit enhancement, such as guarantees, letters of credit, insurance or the like. If, however, we issue any series of energy recovery bonds with any third-party credit enhancement, such credit enhancement will be described in the related prospectus supplement.

Registration and Transfer of the Energy Recovery Bonds

        If specified in the related prospectus supplement, we may issue one or more classes of energy recovery bonds in definitive form, which will be transferable and exchangeable as described below under —"Definitive Energy Recovery Bonds." Unless otherwise specified in the related prospectus supplement for a series of energy recovery bonds, there will be no service charge for any registration or transfer of the energy recovery bonds of that series, but the indenture trustee for that series may require the owner to pay a sum sufficient to cover any tax or other governmental charge.

        We will issue each class of energy recovery bonds in the minimum initial denominations set forth in the related prospectus supplement and, except as otherwise provided in the related prospectus supplement, in integral multiples thereof.

        The indenture trustee for each series will make payments of interest and principal on each payment date to the applicable bondholders in whose names the applicable energy recovery bonds were registered on the record date.

Book-Entry Registration

        Unless otherwise specified in the related prospectus supplement, all classes of energy recovery bonds will initially be represented by one or more bonds registered in the name of Cede & Co., as nominee of DTC, or another securities depository. The energy recovery bonds will be available to investors only in the form of book-entry bonds. We will initially register any book-entry bonds in the name of Cede & Co., the nominee of DTC. Bondholders may also hold energy recovery bonds through Clearstream Banking, Luxembourg S.A. ("Clearstream") or Euroclear in Europe, if they are participants in those systems or indirectly through organizations that are participants in those systems.

        Cede & Co., as nominee for DTC, will hold the global bond or bonds. Clearstream and Euroclear will hold omnibus positions on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries. These depositaries will in turn hold these positions in customers' securities accounts in the depositaries' names on the books of DTC.

        DTC is a limited-purpose trust company organized under the laws of the State of New York, and is a member of the Federal Reserve System. DTC is a clearing corporation within the meaning of the New York Uniform Commercial Code, and a clearing agency registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for its participants and to facilitate the settlement of securities transactions between participants through electronic book-entries, thereby eliminating the need for physical movement of securities. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and some other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the Nasdaq-Amex Market Group and the National Association of Securities Dealers, Inc. Access to DTC's system also is available to indirect participants.

        Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thereby eliminating the need for physical movement of securities. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream is registered as a bank in Luxembourg and is regulated by the Banque Centrale du Luxembourg, the Luxembourg Central Bank, which supervises Luxembourg banks. Clearstream's customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream's United States customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with an account holder of Clearstream. Clearstream has established an electronic bridge with Euroclear in Brussels to facilitate settlement of trades between Clearstream and Euroclear.

        Euroclear was created in 1968 to hold securities for Euroclear participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment. By performing these functions, Euroclear eliminated the need for physical movement of securities and also eliminated any risk from lack of simultaneous transfers of securities and cash. The Euroclear System includes various other services, including securities lending and borrowing, and arrangements with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below. The Euroclear operator is Euroclear Bank S.A./N.V. The Euroclear operator conducts all operations. All Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator. The Euroclear operator establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

        Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear and applicable Belgian law, which are referred to in this prospectus as the terms and conditions. The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific securities to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

        Transfers between DTC participants will occur in accordance with DTC rules. Transfers between Clearstream customers and Euroclear participants will occur in accordance with their respective rules and operating procedures. Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositories. Cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in this system in accordance with its rules and procedures and within its established deadlines, in European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depository to take action to effect final settlement on its behalf by delivering or receiving energy recovery bonds in DTC, and making or receiving payments in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to DTC.

        Unless and until we issue definitive bonds, we anticipate that the only holder of energy recovery bonds of any series will be Cede & Co., as nominee of DTC. Bondholders will only be permitted to exercise their rights as bondholders indirectly through participants and DTC. All references herein to actions by bondholders thus refer to actions taken by DTC upon instructions from its participants unless definitive bonds are issued. In addition, all references in this prospectus to payments, notices, reports and statements to bondholders refer to payments, notices, reports and statements to Cede & Co., as the registered holder of the energy recovery bonds, for payments to the beneficial owners of the energy recovery bonds in accordance with DTC procedures, unless definitive bonds are issued.

        Except under the circumstances described below, while any book-entry energy recovery bonds of a series are outstanding, under DTC's rules, DTC is required to make book-entry transfers among participants on whose behalf it acts with respect to the book-entry energy recovery bonds. In addition, DTC is required to receive and transmit payments of principal of, and interest on, the book-entry energy recovery bonds. Participants with whom beneficial owners of energy recovery bonds have accounts are similarly required to make book-entry transfers and receive and transmit these payments on behalf of such beneficial owners. Accordingly, although beneficial owners of energy recovery bonds will not possess definitive bonds, DTC's rules provide a mechanism by which such beneficial owners will receive payments and will be able to transfer their interests.

        DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and some banks. Thus, the ability of holders of beneficial interests in the energy recovery bonds to pledge energy recovery bonds to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of these energy recovery bonds, may be limited due to the lack of a definitive bond for the energy recovery bonds.

        DTC has advised the indenture trustee for each series of energy recovery bonds that it will take any action permitted to be taken by a bondholder under the indenture for that series only at the direction of one or more participants to whose account with DTC the energy recovery bonds are credited.

        Payments with respect to energy recovery bonds held through Clearstream or Euroclear will be credited to the cash accounts of Clearstream customers or Euroclear participants in accordance with the relevant systems' rules and procedures, to the extent received by its U.S. depository. Because of time-zone differences, credits to the energy recovery bonds received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following a DTC settlement date. The credits to or any transactions in the energy recovery bonds settled during processing will be reported to the relevant Clearstream customer or Euroclear participant on that business day. Cash received in Clearstream or Euroclear as a result of sales of energy recovery bonds by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC. These payments will be subject to tax reporting in accordance with relevant United States tax laws and regulations. Clearstream or the Euroclear operator, as the case may be, will take any other action permitted to be taken by a bondholder under an indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures and subject to its U.S. depository's ability to effect these actions on its behalf through DTC.

        DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of energy recovery bonds among customers or participants of DTC, Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time.

Definitive Energy Recovery Bonds

        The Circumstances That Will Result in the Issuance of Definitive Energy Recovery Bonds.    Unless otherwise specified in the prospectus supplement for a series of energy recovery bonds, that series will be issued in fully registered, certificated form to beneficial owners of that series of energy recovery bonds or their nominees, rather than to DTC or its nominee, only if:

  •
  we advise the indenture trustee for that series in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository and nominee with respect to such series of energy recovery bonds and we are unable to locate a qualified successor;

  •
  we, at our option, elect to terminate the book-entry system through DTC; or

  •
  after the occurrence of an event of default under the indenture for that series, beneficial owners of energy recovery bonds representing at least a majority of the outstanding principal amount of the energy recovery bonds of that series advise us, the indenture trustee for that series and DTC in writing that the continuation of a book-entry system through DTC (or successor) is no longer in those beneficial owners' best interest.

        The Delivery of Definitive Energy Recovery Bonds.    Upon the occurrence of any event described in the immediately preceding paragraph, DTC will be required to notify all affected beneficial owners of and the indenture trustee for that series of the availability of definitive energy recovery bonds. Upon surrender by DTC of the definitive bonds representing the applicable series of energy recovery bonds and receipt of instructions for re-registration, the indenture trustee for that series will authenticate and deliver definitive energy recovery bonds. Thereafter the indenture trustee for that series will recognize the holders of these definitive energy recovery bonds as registered owners of energy recovery bonds under the indenture for that series.

        The Payment Mechanism for Definitive Energy Recovery Bonds.    Payments of principal of, and interest on, definitive energy recovery bonds will be made by the indenture trustee for each series of energy recovery bonds, as paying agent, in accordance with the procedures set forth herein and in the applicable indenture and related prospectus supplement. These payments will be made directly to holders of definitive energy recovery bonds in whose names the definitive energy recovery bonds were registered at the close of business on the related record date specified in each prospectus supplement. These payments will be made by check mailed to the address of the holder as it appears on the register maintained by the applicable indenture trustee or in such other manner as may be provided in the applicable indenture, except certain payments will be made by wire transfer as described in the applicable indenture. The final payment on energy recovery bonds, however, will be made only upon presentation and surrender of the energy recovery bonds at the office or agency specified in the notice of final payment to holders of energy recovery bonds. The indenture trustee for each series will provide the notice to registered bondholders of the applicable series not later than the fifth day prior to the final payment date.

        The Transfer or Exchange of Definitive Energy Recovery Bonds.    Definitive energy recovery bonds for a series will be transferable and exchangeable at the offices of the transfer agent and registrar, which will initially be the indenture trustee for that series. No service charge will be imposed for any registration of transfer or exchange, but the transfer agent and registrar may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

Redemption of the Energy Recovery Bonds

        Unless otherwise described in a prospectus supplement, we may only redeem a series of energy recovery bonds in whole after the last scheduled maturity date for that series if the outstanding principal balance of that series of energy recovery bonds on or before the redemption date is less than or equal to five percent of the initial principal amount of that series. The redemption price will be the principal amount of the series of energy recovery bonds being redeemed, plus accrued and unpaid interest on the energy recovery bonds of that series. We may only exercise this redemption option if we have adequate funds to do so and if such exercise would not cause us to be insolvent. Unless the context requires otherwise, all references in this prospectus to principal of the energy recovery bonds of a series insofar as it relates to redemption includes any premium that might be payable thereon if energy recovery bonds of the series are redeemed, as described in the prospectus supplement.

        We will give notice of redemption to the indenture trustee for that series and the rating agencies not less than 25 days nor more than 50 days prior to the date of redemption. Notice of redemption of any series of energy recovery bonds will be given by the indenture trustee for that series to each holder of an energy recovery bond by first-class mail, postage prepaid, mailed not less than five days nor more than 45 days prior to the date of redemption or in another manner or at another time as may be specified in the prospectus supplement. All energy recovery bonds called for redemption will cease to bear interest on the specified redemption date, provided funds for their redemption are on deposit with the indenture trustee for that series at that time, and will no longer be considered "outstanding" under the indenture for that series. The holders of energy recovery bonds will have no further rights with respect to those energy recovery bonds, except to receive payment of the redemption price of those energy recovery bonds and unpaid interest accrued to the redemption date from the indenture trustee for that series. In the event that we redeem an energy recovery bond in part, we will execute and the indenture trustee for that series will authenticate and deliver to the holder a new energy recovery bond representing the unredeemed portion of the original energy recovery bond.

Purchase in Lieu of Redemption

        We have the option to purchase any energy recovery bond of a series on any date that the energy recovery bond is subject to optional redemption at a purchase price equal to the principal amount thereof, plus any premium payable with respect to such energy recovery bond if such bond were redeemed on the date on which it is purchased in lieu of redemption by us, plus accrued interest, if any, thereon to, but not including, the date of the purchase in lieu of redemption.

Security for Payment of the Energy Recovery Bonds

        To secure the payment of principal and interest on, and any other amounts owing in respect of, the energy recovery bonds of a series pursuant to the indenture for that series, we will grant to the indenture trustee for that series a security interest in all of our right, title and interest whether now owned or hereafter acquired in, to and under the following collateral for that series:

  •
  the recovery property for that series acquired by us from PG&E from time to time pursuant to a sale agreement;

  •
  the sale agreement with respect to that series;

  •
  the servicing agreement with respect to that series;

  •
  the collection account for that series, all subaccounts of the collection account and all cash, instruments, investment property or other property on deposit therein or credited thereto from time to time;

  •
  with respect to a class of floating rate energy recovery bonds of that series, any swap agreement entered into by us with respect to that class of floating rate energy recovery bonds, but securing only that class of energy recovery bonds;

  •
  all rights to compel the servicer for that series to file for and obtain true-up adjustments to the DRC charge relating to that series in accordance with the Act and the financing order;

  •
  all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing and all payments on or under the foregoing;

  •
  all proceeds in respect of any or all of the foregoing; and

  •
  any other assets pledged to that series as may be specified in the prospectus supplement for that series.

        The security interest does not extend to:

  •
  any collateral securing a different series of energy recovery bonds;

  •
  amounts representing investment earnings on the capital subaccount for that series released to us; and

  •
  amounts deposited with us on any series issuance date for payment of costs of issuance with respect to the related series of energy recovery bonds (together with any interest earnings thereon).

Each series of energy recovery bonds will be our nonrecourse obligations, secured only by collateral for that series and not from DRC charges imposed and collected for any other series of energy recovery bonds. See "—How Funds in the General Subaccount Within the Collection Account for Each Series of Energy Recovery Bonds Will Be Allocated" below.

Collection Account for Each Series of Energy Recovery Bonds

        Under each indenture, we will establish a collection account for each series of energy recovery bonds with the indenture trustee for that series or another eligible institution. Each collection account will be under the sole dominion and exclusive control of the applicable indenture trustee. Funds received from collections of the DRC charges with respect to a related series will be deposited into the general subaccount within the collection account for that series. Each collection account will be divided into the following subaccounts, which might not be separate accounts:

  •
  a general subaccount;

  •
  an overcollateralization subaccount;

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  a capital subaccount;

  •
  a reserve subaccount; and

  •
  any other subaccounts established for that series of energy recovery bonds.

        Unless the context indicates otherwise, references in this prospectus to the collection account for a particular series include all of the subaccounts contained therein. All monies deposited from time to time in the collection account for a series, all deposits therein pursuant to the indenture, and all investments made in eligible investments (as defined below) with these monies, will be held by the indenture trustee for a series in the collection account for that series as part of the collateral for that series.

        Unless otherwise described in the applicable prospectus supplement for a series, "eligible institution" means:

  •
  the corporate trust department of the indenture trustee for that series of energy recovery bonds, so long as any of the securities of the indenture trustee for that series has a credit rating from each applicable rating agency in one of its generic rating categories that signifies investment grade; or

  •
  a depository institution organized under the laws of the United States or any state or any domestic branch of a foreign bank:

  •
  that has either:

  •
  a long-term unsecured debt rating of "AAA" by S&P, "AAA" by Fitch and "Aaa" by Moody's; or

  •
  a certificate of deposit rating of "A-1+" by S&P and "P-1" by Moody's, and if rated by Fitch, then "F-1+" or any other long-term, short-term or certificate of deposit rating acceptable to the applicable rating agencies; and

  •
  whose deposits are insured by the Federal Deposit Insurance Corporation.

        Appropriate Investments for Funds in Each Collection Account.    So long as no default or event of default under the indenture for a series of energy recovery bonds has occurred and is continuing, all or a portion of the funds in the collection account for that series shall be invested in any of the following, each of which is referred to as an "eligible investment":

  •
  direct obligations of, and obligations fully guaranteed as to timely payment by, the United States;

  •
  demand deposits, time deposits or certificates of deposit of any depository institution or trust company incorporated under the laws of the United States or any state, or any domestic branch of a foreign bank, and subject to supervision and examination by federal or state banking or depository institution authorities; provided, however, that at the time of the investment or contractual commitment to invest therein, the commercial paper or other short-term unsecured debt obligations, other than any obligations thereof where the rating is based on the credit of a person other than that depository institution or trust company, shall have a credit rating from each of the applicable rating agencies in the highest investment category granted thereby;

  •
  commercial paper or other short-term obligations of any corporation organized under the laws of the United States or any state, other than PG&E, whose ratings, at the time of the investment or contractual commitment to invest therein, from each of the applicable rating agencies are in the highest short-term or long-term debt rating granted thereby;

  •
  investments in money market funds having a rating from each of the applicable rating agencies in the highest investment category granted thereby, including funds for which the indenture trustee for that series or any of its affiliates acts as investment manager or advisor;

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  bankers' acceptances issued by any depository institution or trust company referred to in the second bullet point above;

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  repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the United States or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States, in either case entered into with a depository institution or trust company, acting as principal, described in the second bullet point above;

  •
  repurchase obligations with respect to any security or whole loan entered into with:

  •
  a depository institution or trust company, acting as principal, described in the second bullet point of the definition of "eligible institution" above, except that the rating referred to in the proviso in the second bullet point above shall be "A-1+" or higher in the case of S&P,

  •
  a broker/dealer, acting as principal, registered as a broker or dealer under Section 15 of the Exchange Act, the unsecured short-term debt obligations of which are rated "P-1" by Moody's, "F-1+" by Fitch, if rated by Fitch and at least "A-1+" by S&P at the time of entering into this repurchase obligation, or

  •
  an unrated broker/dealer, acting as principal, that is a wholly-owned subsidiary of a non-bank or bank holding company the unsecured short-term debt obligations of which are rated "P-1" by Moody's, "F-1+" by Fitch, if rated by Fitch and at least "A-1+" by S&P at the time of purchase; or

  •
  any other investment permitted by each of the applicable rating agencies;

  provided, that unless otherwise permitted by the applicable rating agencies, upon the failure of any eligible institution to maintain any applicable rating set forth in this definition or the definition of eligible institution, the related investments at that institution shall be reinvested in eligible investments at a successor eligible institution within 10 days.

        These eligible investments may not:

  •
  unless otherwise provided in the prospectus supplement, mature later than the business day prior to the next payment date; or

  •
  be sold, liquidated or otherwise disposed of at a loss prior to the maturity thereof (unless they are in default).

        General Subaccount.    Collections of the DRC charge will be deposited initially into the general subaccount on either a daily or monthly basis, as described above under "THE SERVICING AGREEMENTS—Remittances to Collection Accounts."

        Reserve Subaccounts.    The servicer will allocate to the reserve subaccount for each series DRC charge collections available with respect to any payment date in excess of amounts necessary to make the payments specified on such payment date. The reserve subaccount for each series will also hold all investment earnings on the collection account for that series (other than investment earnings on the capital subaccount) in excess of amounts necessary to make the required payments on any payment date. Funds in the reserve subaccount for each series will be invested in the eligible investments described above.

        Overcollateralization Subaccounts.    Upon the issuance of each series of energy recovery bonds, an overcollateralization amount will be established for that series, which will not be less than 0.50% of the initial principal balance of that series. The servicer will collect the overcollateralization amount over the expected life of the energy recovery bonds of the series. The expected life of the energy recovery bonds of any series is the period from the issuance date of the series through the latest scheduled maturity date for any energy recovery bond in the series. Funds representing the overcollateralization amount for a series will be held in the overcollateralization subaccount for that series. We refer to the amount required to be on deposit in the overcollateralization subaccount as of any payment date with respect to each series, as specified in the schedule set forth in the related prospectus supplement, as the required overcollateralization level for the series.

        Amounts in the overcollateralization subaccount will be invested in the eligible investments described above, and earnings thereon will be deposited into the reserve subaccount, subject to the limitations described under —"How Funds in the General Subaccount Within the Collection Account for Each Series of Energy Recovery Bonds Will Be Allocated" below. Funds in the overcollateralization subaccount are intended to cover any shortfall in DRC charge collections with respect to a series that might otherwise occur on any payment date or at the scheduled maturity date for a class of energy recovery bonds of that series. The failure to have sufficient funds available to fund the scheduled required overcollateralization level will not be a default under the indenture for that series.

        Capital Subaccounts.    Upon the issuance of each series of energy recovery bonds, PG&E will make a capital contribution to us in an amount specified in the prospectus supplement relating to that series, which will be not less than 0.50% of the initial principal amount of that series, or the required capital amount. We will pay the required capital amount to the indenture trustee for that series for deposit into the capital subaccount, which will be invested in eligible investments. Upon maturity of the energy recovery bonds of a series and the discharge of all obligations that may be paid by use of the DRC charge related to that series, all moneys in the capital subaccount for that series will be released to us free and clear of the lien of the indenture for that series. Funds in the capital subaccount for each series will be invested in the eligible investments described above.

        Subaccounts Established With Respect to a Floating Rate Class of Energy Recovery Bonds.    Any payments by a swap provider under a swap agreement that we enter into with respect to a class of floating rate energy recovery bonds of a series will be deposited into a subaccount for that class established within the collection account for that series and applied to make interest payments with respect to that class. Any net scheduled swap payment owed to a swap provider with respect to a class of floating rate energy recovery bonds will be paid from amounts on deposit in the subaccount established with respect to that class.

How Funds in the General Subaccount Within the Collection Account for Each Series of Energy Recovery Bonds Will Be Allocated

        On each payment date, the indenture trustee for a series of energy recovery bonds will pay or allocate, at the direction of the servicer, all amounts on deposit in the general subaccount within the collection account for that series (including net earnings thereon) to pay the following amounts in the following priority:

  (1)
  the indenture trustee will pay all fees owed by us to the indenture trustee up to an amount to be specified in a prospectus supplement for that series;

  (2)
  the indenture trustee will pay all amounts owed by us to our independent director up to an amount to be specified in a prospectus supplement for that series;

  (3)
  the indenture trustee will pay the servicing fee for that series and all unpaid allocable servicing fees from any prior payment dates allocated to that series to the servicer;

  (4)
  so long as no event of default has occurred and is continuing with respect to that series or would be caused by their payment, the indenture trustee will pay all other fees, expenses and indemnity amounts to the persons entitled thereto, provided that the amount paid in any calendar year may not exceed an amount to be specified in a prospectus supplement for that series;

  (5)
  the indenture trustee will pay any overdue interest on the energy recovery bonds for a particular series and then currently due interest on that series to the bondholders of that series on a pro rata basis among all classes of such series of bonds then outstanding (including payment of any amount to a swap counterparty on any interest rate swap, excluding any swap termination payments);

  (6)
  the indenture trustee will pay principal of that series due as a result of an event of default and an acceleration of principal of that series, including any past due installments of principal, on a pro rata basis among all classes of such series then outstanding;

  (7)
  the indenture trustee will pay the principal of a class of that series on its final legal maturity date (including any unpaid principal from prior payment dates) or upon redemption;

  (8)
  the indenture trustee will pay the scheduled principal payments to the bondholders of a class in accordance with its expected amortization schedule, including any unpaid principal from prior payment dates), but only if all of the energy recovery bonds of a class whose principal amortizes earlier than that class has been paid in full;

  (9)
  the indenture trustee will replenish any shortfalls in the capital subaccount for that series;

  (10)
  the indenture trustee will allocate or replenish the required amount to the overcollateralization subaccount for that series;

  (11)
  the indenture trustee will pay any swap termination payment due to (a) failure to pay as a result of insufficient collection of DRC charges (up to the amount specified in the related prospectus supplement); (b) breach of the swap agreement by us or the indenture trustee (up to the amount specified in the related prospectus supplement); (c) our bankruptcy; (d) our merger without assumption; or (e) failure or termination of the security interest of the indenture trustee under the indenture; any other swap termination payment is payable after all energy recovery bonds of that class have been paid in full;

  (12)
  the indenture trustee will pay the indenture trustee fees, the independent director fees, and all of our other expenses, fees and indemnity amounts not paid under clauses (1), (2) and (4) above;

  (13)
  if there is a positive balance after making the foregoing allocations, the indenture trustee will release to us, free and clear of the lien of the indenture, an amount not exceeding the lesser of such positive balance and the investment earnings on the capital subaccount;

  (14)
  the indenture trustee will allocate the balance, if any, to the reserve subaccount for that series; and

  (15)
  following the payment in full of an outstanding series of energy recovery bonds, the indenture trustee will release the balance, if any (including amounts in the applicable overcollateralization subaccount, capital subaccount and reserve subaccount), to us, free and clear of the lien of the indenture.

        If on any payment date funds on deposit in the general subaccount within the collection account for a series are insufficient to make the payments contemplated by clauses (1) through (8) above, the indenture trustee will first, draw from amounts on deposit in the reserve subaccount for that series, second, draw from amounts on deposit in the overcollateralization subaccount for that series, and third, draw from amounts on deposit in the capital subaccount for that series, up to the amount of the shortfall, in order to make those payments. In addition, if on any payment date funds on deposit in the general subaccount for that series are insufficient to make the transfers described in clauses (9) and (10) above, the indenture trustee will draw from amounts on deposit in the reserve subaccount for that series to make those transfers. If the indenture trustee for a series uses amounts on deposit in the capital subaccount for that series or the overcollateralization subaccount for that series to pay those amounts or make those transfers, as the case may be, subsequent true-up adjustments to the DRC charges related to that series will take into account, among other things, the need to replenish those amounts.

        The indenture trustee for a series of energy recovery bonds will make payments to the bondholders of that series as specified in the related prospectus supplement.

State Pledge

        Under the Act, the State of California has pledged that it will neither limit nor alter the DRC charges, recovery property, financing orders of the CPUC, or any rights thereunder until the energy recovery bonds, together with the interest thereon, are fully paid and discharged. However, the Act further provides that nothing in this pledge precludes the State from limiting or altering the DRC charges, recovery property or any financing order of the CPUC, if and when adequate provision is made by law for the protection of PG&E and owners and holders of energy recovery bonds. We are authorized to include this pledge in the energy recovery bonds and any documentation relating to those bonds.

        The bondholders and the indenture trustee with respect to the related series of energy recovery bonds, for the benefit of those bondholders, will be entitled to the benefit of the state pledge set forth in the Act. See "RISK FACTORS—Risks Associated with Judicial, Legislative or Regulatory Actions" in this prospectus.

Access Rights of Bondholders

        For each series of energy recovery bonds, upon written request of any bondholder or group of bondholders evidencing not less than 10 percent of the aggregate outstanding principal amount of the energy recovery bonds of that series, the indenture trustee for that series will afford the bondholder or bondholders access during business hours to the current list of bondholders of that series or of all outstanding series, as the case may be, for purposes of communicating with other bondholders with respect to their rights under the indenture for that series. The indentures do not provide for any annual or other meetings of bondholders.

Reports to Holders of the Energy Recovery Bonds

        With respect to each series of energy recovery bonds, on or prior to each payment date, special payment date or any other date specified in the applicable indenture for payments, the indenture trustee for that series will deliver a statement prepared by such indenture trustee to each holder of energy recovery bonds of that series. This statement will include, to the extent applicable, the following information, as well as any other information so specified in the applicable indenture, as to the energy recovery bonds of that series with respect to that payment date, special payment date or other date, as applicable:

  •
  the amount paid to holders of energy recovery bonds of that series and the related classes in respect of principal;

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  the amount paid to holders of energy recovery bonds of that series and the related classes in respect of interest;

  •
  the aggregate outstanding principal balance for that series of energy recovery bonds, after giving effect to payments to be made on that payment date; and

  •
  the difference, if any, between the amount specified immediately above and the principal amount scheduled to be outstanding on that date according to the related expected amortization schedule.

        Within the prescribed period of time for tax reporting purposes after the end of each calendar year during the term of the energy recovery bonds of a series, the indenture trustee for that series will mail to certain persons who at any time during the calendar year were bondholders of that series and received any payment on the energy recovery bonds of that series, a statement containing certain information for the purposes of the bondholder's preparation of U.S. federal and state income tax returns.

Supplemental Indentures

        Modifications of the Applicable Indenture That Do Not Require Consent of the Holders of Energy Recovery Bonds.    Without the consent of any of the holders of energy recovery bonds of a series but with prior notice to the applicable rating agencies, we and the indenture trustee for that series may enter into a supplement to the indenture relating to that series for any of the following purposes:

  •
  to correct or amplify the description of the collateral, or to better assure, convey and confirm unto the indenture trustee for that series the collateral, or to add additional property;

  •
  to add to our covenants, for the benefit of the holders of energy recovery bonds, or to surrender any right or power therein conferred upon us;

  •
  to convey, transfer, assign, mortgage or pledge any property to or with the indenture trustee for that series;

  •
  to cure any ambiguity, to correct or supplement any provision of that indenture or in any supplement thereto that may be inconsistent with any other provision of that indenture or in any supplement thereto or to make any other provisions with respect to matters or questions arising under that indenture or in any supplement thereto or change in any manner or eliminate provisions of that indenture, or modify in any manner the rights of the holders of energy recovery bonds under that indenture; provided, however, that:

  •
  this action shall not adversely affect in any material respect the interests of any holders of energy recovery bonds, and

  •
  the rating agency condition shall have been satisfied with respect thereto;

  •
  to evidence the succession, in compliance with the applicable provisions of the indenture for that series, of another person to us or the indenture trustee for that series and to add to or change any of the provisions of that indenture as shall be necessary to facilitate the administration of the trusts under that indenture by more than one indenture trustee, pursuant to the requirements specified in that indenture; or

  •
  to modify, eliminate or add to the provisions of that indenture to the extent necessary to effect the qualification of that indenture under the Trust Indenture Act of 1939 or under any similar federal statute hereafter enacted and to add to that indenture any other provisions as may be expressly required by the Trust Indenture Act of 1939.

        We may also, without the consent of the holders of energy recovery bonds of a series, enter into one or more other agreements supplemental to the indenture for that series, so long as:

  •
  the supplemental agreement does not, as evidenced by an opinion of counsel, adversely affect the interests of any holders of energy recovery bonds of that series then outstanding in any material respect; and

  •
  the rating agency condition shall have been satisfied with respect thereto.

        Modifications That Require the Approval of the Holders of Energy Recovery Bonds.    In addition, we may, with the consent of the holders of not less than a majority of the outstanding amount of the energy recovery bonds of a series or class to be affected, enter into one more indentures supplemental to the indenture for that series for the purpose of, among other things, adding any provisions to, or changing in any manner or eliminating any of the provisions of, that indenture or modifying in any manner the rights of the holders of energy recovery bonds under that indenture. However, this supplement may not, without the consent of the holders of each outstanding energy recovery bond of each series or class affected thereby, take certain actions enumerated in that indenture, including:

  •
  reduce in any manner the amount of, or delay the timing of, deposits or payments on any energy recovery bond;

  •
  reduce the percentage of the aggregate outstanding principal amount of the energy recovery bonds the holders of which are required to consent to any supplement or amendment;

  •
  permit the creation of any lien on the collateral ranking prior to or on a parity with the lien of that indenture; or

  •
  cause any material adverse federal income tax consequences to us, our members, the seller, the indenture trustee for that series or the then existing bondholders.

        Promptly following the execution of any supplement to an indenture for any series of bonds, we will furnish written notice of the substance of the supplement to each bondholder of that series and the appropriate rating agencies.

Covenants of PG&E Energy Recovery Funding LLC

        Consolidation, Merger or Sale of Assets.    We will keep in effect our existence, rights and franchises as a limited liability company under Delaware law and will obtain and preserve our qualification to do business in each jurisdiction in which that qualification is or shall be necessary to protect the validity and enforceability of the indenture for each series of energy recovery bonds provided that we may consolidate with or merge into another entity or sell substantially all of our assets to another entity if:

  •
  the entity formed by or surviving the consolidation or merger or to whom substantially all of our assets are sold is organized under the laws of the United States or any state thereof and expressly assumes by a supplement to the indenture for each series the due and punctual payment of the principal of and premium, if any, and interest on all energy recovery bonds and the performance of our obligations under each indenture;

  •
  the entity expressly assumes all obligations and succeeds to all of our rights under the sale agreements, the servicing agreements and any swap agreement pursuant to an assignment and assumption agreement executed and delivered to the indenture trustee for each series;

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  no default or event of default under each indenture will have occurred and be continuing immediately after giving effect to the merger, consolidation or sale;

  •
  the rating agency condition will have been satisfied with respect to this merger, consolidation or sale;

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  we have delivered to the seller, the indenture trustee for each series and the rating agencies an opinion of counsel to the effect that this merger, consolidation or sale:

  •
  would have no material adverse tax consequence to us or any holder of energy recovery bonds,

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  complies with that indenture and all conditions precedent therein provided relating to a merger, consolidation or sale, and

  •
  will result in the indenture trustee for that series continuing to have a perfected security interest in the collateral;

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  none of the recovery property, the financing order or the seller's, the servicer's or our rights under the Act or the financing order are impaired thereby; and

  •
  any action that is necessary to continue the perfection of the security interest granted by us under each indenture has been taken.

        In addition to the foregoing conditions, we may not sell, convey, exchange, transfer or otherwise dispose of any of our properties or assets included in the collateral to any person or entity, unless the person or entity acquiring the properties and assets:

  •
  expressly agrees by the supplemental indenture relating to each series of energy recovery bonds that all right, title and interest so conveyed or transferred will be subject and subordinate to the rights of bondholders;

  •
  unless otherwise specified in the supplemental indenture referred to above, expressly agrees to indemnify, defend and hold us harmless against and from any loss, liability or expense arising under or related to the indenture for each series and the energy recovery bonds; and

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  if such sale, conveyance, exchange, transfer or disposal relates to our rights and obligations under any sale agreement or any servicing agreement, assumes all obligations and succeeds to all of our rights under such sale agreements and servicing agreements, as applicable.

        Our Additional Covenants.    We will not, among other things, for so long as any energy recovery bonds are outstanding:

  •
  except as contemplated by the indenture for any series of energy recovery bonds, the sale agreements, the servicing agreements or any other basic documents, sell, transfer, exchange or otherwise dispose of any of our assets that constitute part of the collateral unless directed to do so by the indenture trustee for such series;

  •
  claim any credit on, or make any deduction from the principal or premium, if any, or interest payable in respect of, the energy recovery bonds (other than amounts properly withheld from such payments under the Internal Revenue Code of 1986, as amended (Code) or other tax laws)

    or assert any claim against any present or former bondholder by reason of the payment of the taxes levied or assessed upon any part of the collateral;

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  terminate our existence, or dissolve or liquidate in whole or in part;

  •
  permit the validity or effectiveness of the indenture for any series to be impaired;

  •
  permit the lien of the indenture for any series to be amended, hypothecated, subordinated, terminated or discharged or permit any person to be released from any covenants or obligations with respect to the energy recovery bonds except as may be expressly permitted by the indenture;

  •
  permit any lien, charge, excise, claim, security interest, mortgage or other encumbrance, other than the lien and security interest granted under the indenture for any series or arising under the Act, to be created on or extend to or otherwise arise upon or burden the collateral or any part thereof or any interest therein (other than tax liens arising by operation of law with respect to amounts not yet due);

  •
  permit the lien granted under the indenture for any series not to constitute a valid first priority perfected security interest in the collateral;

  •
  elect to be classified as an association taxable as a corporation for federal income tax purposes or otherwise take any action, file any tax return, or make any election inconsistent with our treatment, for federal income tax purposes and, to the extent consistent with applicable state tax law, state income and franchise tax purposes, as a disregarded entity that is not separate from our sole owner;

  •
  change our name or type or jurisdiction of organization, unless promptly after the effective date of any such change, we deliver to the indenture trustee such documents, instruments or agreements, executed by us, as are necessary to reflect such change and to continue the perfection of the security interest of the indenture for each series; or

  •
  take any action that is expressly stated in the basic documents to require satisfaction of the rating agency condition, without in each case obtaining such satisfaction.

        We may not engage in any business other than financing, purchasing, owning and managing the recovery property and the other collateral and the issuance of the energy recovery bonds in the manner contemplated by the financing order, the indenture for each series of energy recovery bonds, the basic documents or certain related activities incidental thereto.

        We will not issue, incur, assume, guarantee or otherwise become liable for any indebtedness except for the energy recovery bonds and related expenses.

        We will not, except as contemplated by the sale agreements, the servicing agreements, any swap agreement, the indenture or any other basic documents, make any loan or advance or credit to, or guarantee, endorse or otherwise become contingently liable in connection with the obligations, stocks or dividends of, or own, purchase, repurchase or acquire (or agree contingently to do so) any stock, obligations, assets or securities of, or any other interest in, or make any capital contribution to, any other person. We will not, except as contemplated by the energy recovery bonds and the basic documents, make any expenditure (by long-term or operating lease or otherwise) for capital assets (either realty or personalty).

        We will not make any payments, distributions, dividends or redemptions to any holder of our equity interests in respect of that interest for any calendar month unless any distributions do not cause the amounts in the capital subaccount for each series to decline below the minimum required funding level (at least 0.50% of the initial principal amount of such series of energy recovery bonds issued and outstanding pursuant to the indenture for that series) as set forth in the prospectus supplement for that series.

        We will cause the servicer to deliver to the indenture trustee for each series of energy recovery bonds the annual accountant's certificates, compliance certificates, reports regarding distributions and statements to bondholders required by the servicing agreements.

What Constitutes an Event of Default on the Energy Recovery Bonds

        An event of default with respect to a series of energy recovery bonds is defined in the indenture for that series as being:

  •
  a default in the payment of any interest on any energy recovery bond of that series when the same becomes due and payable and the continuation of this default for five business days;

  •
  a default in the payment of the then unpaid principal of any energy recovery bond of that series on the final legal maturity date for that series or, if applicable, any class of that series on the final legal maturity date for that class;

  •
  a default in the payment of the redemption price for any energy recovery bond of that series on the redemption date therefor;

  •
  (a) a default in the observance or performance by us of any of our covenants or agreements made in the indenture for that series, other than those specifically dealt with in the first three clauses above, or (b) any of our representations or warranties made in the indenture for that series or in any certificate or other writing delivered pursuant to the indenture or in connection with the indenture for that series proving to have been incorrect in any material respect as of the time when made, which, in either case, materially adversely affects bondholders, and this default shall continue or not be cured, for a period of 30 days after written notice of the default is given to us by the indenture trustee for that series or to us and the indenture trustee for that series by the holders of at least 25% of the aggregate principal amount of the outstanding energy recovery bonds of that series;

  •
  the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of us or any substantial part of the collateral for that series in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for us or our property or for any substantial part of the collateral for that series, or ordering the winding-up or liquidation of our affairs, and that decree or order remains unstayed and in effect for a period of 90 consecutive days;

  •
  the commencement by us of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by us to the entry of an order for relief in an involuntary case under any such law, or the consent by us to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for us or for any substantial part of the collateral for that series, or the making by us of any assignment for the benefit of creditors, or the failure by us generally to pay our debts as they become due;

  •
  a breach by the State or any of its agencies (including the CPUC) of the state's pledge; or

  •
  any other event designated as such in the related prospectus supplement.

        If an event of default (other than the breach described in clause seven above) with respect to a series of energy recovery bonds should occur and be continuing, then the indenture trustee for that series or holders of not less than a majority in aggregate principal amount of the outstanding energy recovery bonds of that series, voting as a class, may declare the principal of that series of the energy recovery bonds together with the accrued and unpaid interest thereon through the date of acceleration to be immediately due and payable. This declaration may be rescinded by the holders of not less than a majority in aggregate principal amount of the outstanding energy recovery bonds of that series prior to the indenture trustee for that series obtaining a judgment or decree for the money due if:

  •
  we have paid or deposited with the indenture trustee for that series an amount sufficient to pay:

  •
  all payments of principal of and premium, if any, and interest on all energy recovery bonds of that series and all other amounts that would then be due under the indenture for that series or on the energy recovery bonds of that series if the event of default giving rise to such acceleration had not occurred, and

  •
  all amounts paid or advanced by the indenture trustee with respect to that series under the indenture and the reasonable compensation, expenses, disbursements and advances of the indenture trustee for that series and its agents and counsel; and

  •
  all other events of default with respect to that series under the indenture for that series have been cured or waived.

        Additionally, the indenture trustee for each series of energy recovery bonds may exercise all of our rights, remedies, powers, privileges and claims against the seller or the servicer under or in connection with the applicable sale agreement, the applicable servicing agreement or against any swap counterparty under any swap agreement. If an event of default as specified in clause seven above has occurred, the servicer will be obligated to institute (and the indenture trustee for that series, for the benefit of the bondholders, will be entitled and empowered to institute) any suits, actions or proceedings at law, in equity or otherwise, to enforce the state's pledge and to collect any monetary damages as a result of a breach thereof, and each of the servicer and the indenture trustee for that series may prosecute any suit, action or proceeding to final judgment or decree. The servicer would be required to advance its own funds in order to bring any suits, actions or proceedings and the cost of any such suits, actions or proceedings will be payable from DRC charge collections as an operating expense under the indenture for that series.

        When the Indenture Trustee Can Sell the Collateral.    If the energy recovery bonds of a series have been declared to be due and payable following an event of default under the indenture relating to that series, the indenture trustee for that series may, in its discretion, either:

  •
  sell the collateral securing such series; or

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  elect to have us maintain possession of the collateral securing such series and continue to apply cash received with respect to such collateral as if there had been no declaration of acceleration.

There is likely to be a limited market, if any, for the recovery property following a foreclosure, in light of the event of default, the unique nature of the recovery property as an asset and other factors discussed in this prospectus. In addition, the indenture trustee for that series is prohibited from selling or otherwise liquidating the collateral securing a series of energy recovery bonds following an event of default with respect to such series under the indenture for that series, other than (i) a default in the payment of any interest on any energy recovery bond of such series when the same becomes due and payable and the continuation of this default for five business days, (ii) a default in the payment of the then unpaid principal of any energy recovery bond of such series on the final legal maturity date for that series or, if applicable, any class of such series on the final legal maturity date for that class, or (iii) a default in the payment of the redemption price for any energy recovery bond on the redemption date therefor, unless:

  •
  the holders of 100% of the aggregate principal amount of the affected series of energy recovery bonds consent thereto;

  •
  the proceeds of this sale or liquidation are sufficient to pay in full all amounts then due and unpaid upon the energy recovery bonds of that series for principal, premium, if any, and interest; or

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  the indenture trustee for that series determines that the collateral securing such series of energy recovery bonds will not continue to provide sufficient funds to make all payments on the energy recovery bonds of such series as these payments would have become due if the energy recovery bonds had not been declared due and payable, and the indenture trustee for that series obtains the consent of the holders of 66 2/3% of the aggregate principal amount of the outstanding energy recovery bonds of such series.

        The indenture trustee for each series of energy recovery bonds will, at such time as there are no energy recovery bonds of a series outstanding, release any remaining portion of the collateral that secured such series from the lien of the indenture for that series and release to us any funds then on deposit in the collection account for the series.

        Right of the Holders of Energy Recovery Bonds to Direct Proceedings.    Subject to the provisions for indemnification and the limitations contained in the indenture for each series of energy recovery bonds, the holders of a majority in principal amount of the outstanding energy recovery bonds of all series or, if less than all series or classes are affected, the affected series or class, will have the right to direct the time, method and place of conducting any judicial or administrative proceeding for any remedy available to the indenture trustee for that series or exercising any trust or power conferred on the indenture trustee for that series, provided that:

  •
  this direction does not conflict with any rule of law or with the indenture for that series;

  •
  except as discussed above, any direction to the indenture trustee for that series to sell or liquidate the collateral securing a series shall be by the holders of 100% of the aggregate principal amount of outstanding energy recovery bonds of such series; and

  •
  the indenture trustee for that series may take any other action deemed proper by the indenture trustee that is not inconsistent with this direction.

However, the indenture trustee for a series of energy recovery bonds will be under no obligation to exercise any of the rights or powers under the indenture for that series at the request or direction of any of the holders of energy recovery bonds of that series if:

  •
  it reasonably believes it will not be adequately indemnified against the costs, expenses and liabilities which might be incurred by it in complying with this request; or

  •
  it determines that this action might materially and adversely affect the rights of any holder of energy recovery bonds of that series not consenting to this action.

        In circumstances under which the indenture trustee for a particular series of energy recovery bonds is required to seek instructions from the holders of the energy recovery bonds of that series with respect to any action or vote, the indenture trustee for that series will take the action or vote for or against any proposal in proportion to the principal amount of the corresponding class, as applicable, of energy recovery bonds taking the corresponding position. Notwithstanding the foregoing, the indenture for that series allows each bondholder to institute suit for the nonpayment of (1) the interest, if any, on its energy recovery bonds that remains unpaid as of the applicable payment date and (2) the unpaid principal, if any, of its energy recovery bonds on the final legal maturity date.

        Waiver of Default.    The holders of a majority in aggregate principal amount of the outstanding energy recovery bonds of a series may under the indenture for that series, prior to the acceleration of the maturity of the energy recovery bonds of that series, waive any default or event of default with respect to that series and its consequences. However, they may not waive:

  •
  a default in the payment of principal on the final legal maturity date, or interest on any of the energy recovery bonds of that series; or

  •
  a default in respect of a covenant or provision of the indenture for that series that cannot be modified without the waiver or consent of each holder of energy recovery bonds of each class affected.

        No holder of energy recovery bonds of any series will have the right to institute any proceeding, judicial or otherwise, or to avail itself of the right to foreclose on the recovery property or otherwise enforce the lien in the recovery property with respect to the indenture for that series, unless:

  •
  the holder previously has given to the indenture trustee for that series written notice of a continuing event of default under the indenture;

  •
  the holders of not less than a majority in aggregate principal amount of the outstanding energy recovery bonds of the affected series have made written request of the indenture trustee for that series to institute the proceeding in its own name as indenture trustee for that series;

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  the holder or holders have offered the indenture trustee for that series security or indemnity reasonably satisfactory to the indenture trustee for that series against the costs, expenses, and liabilities to be incurred in complying with the request;

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  the indenture trustee for that series for 60 days after its receipt of the notice, request and offer has failed to institute the proceeding; and

  •
  no direction inconsistent with this written request has been given to the indenture trustee for that series during the 60-day period referred to above by the holders of a majority in principal amount of the outstanding energy recovery bonds of such series.

        In addition, each of the indenture trustees for each series of bonds, the bondholders and the servicer will covenant that it will not, prior to the date that is one year and one day after the termination of the indenture for that series, institute against us or against our member or members any bankruptcy, reorganization or other proceeding under any federal or state bankruptcy or similar law, subject to the right of the CPUC to order sequestration and payment of revenues arising with respect to the recovery property.

        Neither any director nor the indenture trustee for any series in its individual capacity, nor any holder of any ownership interest in us, nor any of their respective owners, beneficiaries, agents, officers, directors, employees, successors or assigns will be personally liable for the payment of the principal of or interest on the energy recovery bonds of any series or for our agreements contained in the indenture for that series.

Annual Report of Indenture Trustee

        If required by the Trust Indenture Act of 1939, the indenture trustee for each series of energy recovery bonds will be required to mail each year to all holders of energy recovery bonds of that series a brief report. This report must state, among other items:

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  the indenture trustee's eligibility and qualification to continue as the indenture trustee for a particular series under the applicable indenture;

  •
  any amounts advanced by it under the indenture for that series;

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  the amount, interest rate and maturity date of specific indebtedness owed by us to the indenture trustee in the indenture trustee's individual capacity;

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  the property and funds physically held by the indenture trustee under the indenture for that series;

  •
  any additional issue of a series of energy recovery bonds not previously reported; and

  •
  any action taken by it that materially affects the energy recovery bonds of that series and that has not been previously reported.

Annual Compliance Statement

        We will be required to file annually with the applicable indenture trustee and the ratings agencies a written statement as to the fulfillment of our obligations under the indenture for each series of energy recovery bonds.

Satisfaction and Discharge of the Indenture

        Each indenture will be discharged with respect to the energy recovery bonds of any series upon the delivery to each indenture trustee of funds sufficient for the payment in full of all of the energy recovery bonds of that series. In addition, we must deliver to the indenture trustee for that series the officer's certificate and opinion of counsel specified in the indenture for that series. The deposited funds will be segregated and held apart solely for paying the energy recovery bonds, and the energy recovery bonds of that series will not be entitled to any amounts on deposit in the collection account other than amounts on deposit in the defeasance subaccount for the energy recovery bonds of that series.

Our Legal Defeasance and Covenant Defeasance Options

        We may, at any time, terminate:

  •
  all of our obligations under any indenture with respect to the energy recovery bonds of any series; or

  •
  our obligations to comply with some of the covenants in any indenture, including all of the covenants described under "—Covenants of PG&E Energy Recovery Funding LLC" discussed above.

The "legal defeasance option" is our right to terminate at any time our obligations under any indenture with respect to the energy recovery bonds of any series. The "covenant defeasance option" is our right any at any time to terminate our obligations to comply with some of the covenants in any indenture. We may exercise the legal defeasance option with respect to any series of energy recovery bonds notwithstanding its prior exercise of the covenant defeasance option with respect to that series. If we exercise the legal defeasance option with respect to any series, that series will be entitled to payment only from the funds or other obligations set aside under the related indenture for payment thereof on the scheduled maturity date or redemption date therefor as described below. That series will not be subject to payment through redemption or acceleration prior to the scheduled maturity date or redemption date, as applicable. If we exercise the covenant defeasance option with respect to any series, the maturity of the energy recovery bonds of that series may not be accelerated because of an event of default under the applicable indenture relating to a default in the observance or performance of any of our covenants or agreements made in that indenture.

        We may exercise the legal defeasance option or the covenant defeasance option with respect to any series of energy recovery bonds only if:

  •
  we irrevocably deposit or cause to be deposited in trust with the indenture trustee for that series cash or direct obligations, or certificates representing an ownership interest in those obligations, of the United States, including any agency or instrumentality thereof, for the payment of which the full faith and credit of the United States is pledged and which are not callable at our option ("United States Government Obligations") or both, for the payment of principal of and premium, if any, and interest on that series to the scheduled maturity date or redemption date therefor, as applicable, the deposit to be made in the defeasance subaccount for that series;

  •
  we deliver to the indenture trustee for that series a certificate from a nationally recognized firm of independent accountants expressing its opinion that the payments of the principal and interest when due and without reinvestment on the deposited United States Government Obligations plus any cash deposited in the defeasance subaccount without investment will provide cash at times and in sufficient amounts to pay in respect of the energy recovery bonds of that series:

  •
  principal in accordance with the expected amortization schedule therefor, or if that series is to be redeemed, the redemption price on the redemption date therefor, and

  •
  interest when due;

  •
  in the case of the legal defeasance option, 91 days pass after the deposit is made and during the 91-day period no default under the indenture for that series relating to events of our bankruptcy, insolvency, receivership or liquidation occurs and is continuing at the end of the period;

  •
  no default under the indenture for that series has occurred and is continuing on the day of the deposit and after giving effect thereto;

  •
  in the case of the legal defeasance option, we deliver to the indenture trustee for that series an opinion of counsel stating that:

  •
  we have received from, or there has been published by, the Internal Revenue Service a ruling, or

  •
  since the date of execution of the indenture, there has been a change in the applicable federal income tax law,

    in either case confirming that the holders of energy recovery bonds of that series will not recognize income, gain or loss for federal income tax purposes as a result of the exercise of the legal defeasance option and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance had not occurred;

  •
  in the case of the covenant defeasance option, we deliver to the indenture trustee for that series an opinion of counsel to the effect that the holders of energy recovery bonds of that series will not recognize income, gain or loss for federal income tax purposes as a result of the exercise of the covenant defeasance option and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;

  •
  we deliver to the indenture trustee for that series a certificate of one of our authorized officers and an opinion of counsel, each stating that all conditions precedent to the satisfaction and discharge of the energy recovery bonds of that series have been complied with as required by the indenture; and

  •
  the rating agency condition will be satisfied.

        There will be no other conditions to the exercise by us of our legal defeasance option or our covenant defeasance option.

Indenture Trustee

        The indenture trustee for a series of energy recovery bonds may resign at any time upon 30 days notice by so notifying us. The holders of a majority in principal amount of the energy recovery bonds of a series then outstanding may remove the indenture trustee for that series by so notifying us and the indenture trustee and may appoint a successor indenture trustee. We will remove the indenture trustee for a series if: (a) the indenture trustee ceases to be eligible to continue in this capacity under the indenture for that series; (b) the indenture trustee is adjudged bankrupt or insolvent; (c) a receiver or other public officer takes charge of the indenture trustee or its property; or (d) the indenture trustee otherwise becomes incapable of acting. If the indenture trustee for a series resigns or is removed or if a vacancy exists in the office of indenture trustee for any reason, we will promptly appoint a successor indenture trustee eligible under the indenture for that series. No resignation or removal of an indenture trustee will become effective until acceptance of the appointment by a successor indenture trustee. Any indenture trustee shall at all times satisfy the requirements of the Trust Indenture Act of 1939 and, at the time of its appointment, have a combined capital and surplus of at least $50 million and a long term debt rating of "Baa3" or better by Moody's and "BBB-" or better by Fitch. If any indenture trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets to another corporation or banking association, the resulting, surviving or transferee corporation or banking association shall, without any further action, be the successor indenture trustee. We and our affiliates may, from time to time, maintain various banking and trust relationships with each indenture trustee.

RATINGS FOR THE ENERGY RECOVERY BONDS

        It is a condition of any underwriter's obligation to purchase the energy recovery bonds of a series that each class of that series receive the ratings of "Aaa" by Moody's, "AAA" by S&P and "AAA" by Fitch.

        A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency. No person is obligated to maintain the rating on any energy recovery bonds and, accordingly, there can be no assurance that the ratings assigned to any series or class of energy recovery bonds upon initial issuance will not be lowered or withdrawn by a rating agency at any time thereafter. If a rating of any series or class of energy recovery bonds is revised or withdrawn, the liquidity of this class of energy recovery bonds may be adversely affected. In general, ratings address credit risk and do not represent any assessment of any particular rate of principal payments on the energy recovery bonds other than the payment in full of each series or class of energy recovery bonds by the applicable final legal maturity date of any series or class of energy recovery bonds.

HOW WE AND THE SELLER WILL USE THE PROCEEDS
OF THE ENERGY RECOVERY BONDS

        We will use the proceeds of the issuance of the energy recovery bonds to pay expenses of issuance and certain other recovery costs that the financing order authorizes and to purchase recovery property from the seller. The seller proposes using the proceeds it receives from the sale of recovery property principally to reduce its outstanding debt and return equity capital to PG&E Corporation in amounts necessary to achieve or maintain the seller's authorized capital structure consistent with the capital structure condition that the CPUC established in its decision relating to the PG&E Corporation holding company structure and the capital structure targets specified in the settlement agreement.

WEIGHTED AVERAGE LIFE AND YIELD CONSIDERATIONS
FOR THE ENERGY RECOVERY BONDS

General

        The rate of principal payments on each series or class, the aggregate amount of each interest payment on each series or class of energy recovery bonds and the actual final payment date of each series or class will be dependent on the rate and timing of the servicer's receipt of DRC charges from electricity consumers and alternate energy service providers. Accelerated receipts of DRC charges by the servicer will generally not, however, result in payment of principal on the energy recovery bonds earlier than the related scheduled maturity dates. This is because receipts in excess of the amounts necessary to amortize the energy recovery bonds of each series in accordance with the applicable expected amortization schedules and to pay interest and related fees and expenses will be allocated to the reserve subaccount and will be applied, if needed, to satisfy requirements on subsequent payment dates. However, delayed receipts of DRC charges by the servicer may result in principal payments on the energy recovery bonds occurring more slowly than as reflected in the expected amortization schedules or later than the related scheduled maturity dates. Redemption of any class or series of energy recovery bonds and payment following acceleration of the final legal maturity date after an event of default under the indenture in accordance with the terms of the energy recovery bonds of the class or series may result in payment of principal earlier than the related scheduled maturity dates.

Effect of the Servicer's Receipt of DRC Charges on the Timing of Energy Recovery Bond Payments

        The actual payments on each payment date for each series or class of energy recovery bonds and the weighted average life of that series or class will be affected primarily by the rate at which the servicer receives DRC charges and the timing of those receipts. Amounts available in the reserve subaccount, the overcollateralization subaccount and the capital subaccount for a series of energy recovery bonds will also affect the weighted average life of the energy recovery bonds of that series. The aggregate amount of DRC charges received by the servicer and the rate of principal amortization on the energy recovery bonds will depend, in part, on actual energy usage by customers and the rate of delinquencies and write-offs. This is because the DRC charges will be calculated based on estimates of usage and the rate of write-offs and delinquencies. The DRC charges will be adjusted from time to time based in part on the actual rate at which the servicer receives DRC charges. However, there can be no assurance that the servicer will be able to forecast accurately actual electricity usage and the rate of delinquencies and write-offs or implement true-up adjustments to the DRC charges that will cause the servicer to receive DRC charges at any particular rate. See "RISK FACTORS—Servicing Risks" and "THE RECOVERY PROPERTY—Financing Order" in this prospectus. If the servicer receives DRC charges at a slower rate than expected, energy recovery bonds may be retired later than expected. Except in the event of the acceleration of the final payment date of a series of energy recovery bonds after an event of default under the indenture, the energy recovery bonds of that series will not be paid earlier than scheduled. This is because principal will not be paid at a rate faster than that contemplated in the expected amortization schedule for each series or class. A payment on a date that is earlier than forecasted might result in a shorter weighted average life, and a payment on a date that is later than forecasted might result in a longer weighted average life. In addition, if a larger portion of the delayed payments on the energy recovery bonds is received in later years, this might result in a longer weighted average life of the energy recovery bonds.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general discussion of anticipated material federal income tax consequences of the purchase, ownership and disposition of the energy recovery bonds offered under this prospectus. This discussion has been prepared with the advice of Orrick, Herrington & Sutcliffe LLP as counsel to the issuer. This discussion is directed solely to bondholders that hold the energy recovery bonds as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code, and does not purport to discuss all federal income tax consequences that may be applicable to particular categories of investors, some of which may be subject to special rules, including banks, insurance companies, foreign investors, tax-exempt organizations, dealers in securities or currencies, mutual funds, real estate investment trusts, S corporations, estates and trusts, investors that hold the energy recovery bonds as part of a hedge, straddle or an integrated or conversion transaction, or holders whose "functional currency" is not the U.S. dollar. Also, it does not address alternative minimum tax consequences or the indirect effects on the holders of equity interests in a holder of energy recovery bonds. Further, the authorities on which this discussion, and the opinion referred to below, are based are subject to change or differing interpretations, which could apply retroactively. Taxpayers and preparers of tax returns should be aware that under applicable U.S. Treasury regulations a provider of advice on specific issues of law is not considered an income tax return preparer unless the advice:

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  is given as to events that have occurred at the time the advice is rendered and is not given as to the consequences of contemplated actions; and

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  is directly relevant to the determination of an entry on a tax return.

        Accordingly, taxpayers should consult their tax advisors and tax return preparers regarding the preparation of any item on a tax return, even where the anticipated tax treatment has been discussed in this prospectus and/or the accompanying prospectus supplement.

        In addition to the federal income tax consequences described in this prospectus, potential investors should consider the state and local tax consequences, if any, of the purchase, ownership and disposition of the energy recovery bonds. See "STATE AND OTHER TAX CONSEQUENCES" in this prospectus. Holders of energy recovery bonds are advised to consult their tax advisors concerning the federal, state, local or other tax consequences to them of the purchase, ownership and disposition of the energy recovery bonds offered under this prospectus.

Treatment of the Energy Recovery Bonds

        PG&E has requested, but has not yet received, a private letter ruling from the Internal Revenue Service, or IRS, concluding that the energy recovery bonds are obligations of PG&E for U.S. federal income tax purposes. In connection with the issuance of each series of energy recovery bonds, Orrick, Herrington & Sutcliffe LLP, counsel to the issuer, will deliver its opinion that, for federal income tax purposes, the series of energy recovery bonds will be characterized as indebtedness. That opinion will be described in the prospectus supplement relating to the series of bonds.

        If the energy recovery bonds were not treated as indebtedness, they would likely be treated as representing a joint ownership interest in the recovery property treated as a partnership for federal income tax purposes. Such a characterization could affect the timing of income recognized from the energy recovery bond by U.S. holders of energy recovery bonds and could cause payments to foreign holders of energy recovery bonds to be subject to withholding tax. The remainder of the discussion assumes that the energy recovery bonds will be treated as indebtedness.

Treatment of PG&E Energy Recovery Funding LLC

        We will be treated as a division of PG&E for U.S. federal income tax purposes and not as an association taxable as a corporation. As a result, we will not be subject to U.S. federal income tax as an entity separate from PG&E, and the energy recovery bonds will be treated as indebtedness of PG&E for U.S. federal income tax purposes.

        The following discussion is based in part upon the rules governing original issue discount that are described in Sections 1271-1273 and 1275 of the Code and in the U.S. Treasury regulations issued under these sections, referred to as the "OID Regulations." The OID Regulations do not adequately address various issues relevant to, and in some instances provide that they are not applicable to, securities such as the energy recovery bonds. For purposes of this tax discussion, references to a "bondholder" or a "holder" are to the beneficial owner of an energy recovery bond.

Interest and Original Issue Discount

        The stated interest on an energy recovery bond will be taxable to a bondholder as ordinary interest income when received or accrued in accordance with the bondholder's method of tax accounting. The energy recovery bonds may be issued with original issue discount. The treatment of original issue discount (if any) on the energy recovery bonds under the OID Regulations will depend on whether the amount of original issue discount is only a de minimis amount or more than a de minimis amount.

        The original issue discount, if any, on an energy recovery bond would be the excess of its stated redemption price at maturity over its issue price. The issue price of a particular class of energy recovery bonds will be the first cash price at which a substantial amount of energy recovery bonds of that class is sold, excluding sales to bond houses, brokers and underwriters, on the closing date. If less than a substantial amount of a particular class of energy recovery bonds is sold for cash on or prior to the closing date, the issue price of the class will be treated as the fair market value of that class on the closing date. Under the OID Regulations, the stated redemption price of an energy recovery bond is equal to the total of all payments to be made on the energy recovery bond other than "qualified stated interest." "Qualified stated interest" includes interest that is unconditionally payable at least annually at a single fixed rate, or in the case of a variable rate debt instrument, at a "qualified floating rate," an "objective rate," a combination of a single fixed rate and one or more "qualified floating rates" or one "qualified inverse floating rate," or a combination of "qualified floating rates" that typically does not operate in a manner that accelerates or defers interest payments on the energy recovery bonds.

        In the case of energy recovery bonds bearing adjustable interest rates, the determination of the total amount of original issue discount and the timing of the inclusion of original issue discount will vary according to the characteristics of the energy recovery bonds. In general terms, original issue discount (if any) is accrued by treating the interest rate of the energy recovery bonds as fixed and making adjustments to reflect actual interest payments.

        In addition, if the accrued interest to be paid on the first payment date is computed for a period that begins prior to the closing date, a portion of the purchase price paid for an energy recovery bond will reflect the accrued interest. In those cases, information returns to the bondholders and the IRS will be based on the positions that (1) the portion of the purchase price paid for the interest accrued during periods prior to the closing date is treated as part of the overall purchase price of the energy recovery bond, and not as a separate asset the purchase price of which is recovered entirely out of interest received on the next payment date, and (2) the portion of the interest paid on the first payment date in excess of interest accrued for the number of days from the closing date to the first payment date, should be included in the stated redemption price of the energy recovery bond. However, the OID Regulations state that all or some portion of the accrued interest may be treated as a separate asset the cost of which is recovered entirely out of interest paid on the first payment date. It is unclear how an election to do so would be made under the OID Regulations and whether the election could be made unilaterally by a bondholder.

        Original issue discount on an energy recovery bond will be considered to be de minimis if it is less than 0.25% of the stated redemption price of the energy recovery bond multiplied by its weighted average maturity. For this purpose, the weighted average maturity of the energy recovery bond is computed as the sum of the amounts determined, as to each payment included in the stated redemption price of the energy recovery bond, by multiplying (1) the number of complete years, rounding down for partial years, from the issue date until the payment is expected to be made, possibly taking into account a prepayment assumption, by (2) a fraction, the numerator of which is the amount of the payment, and the denominator of which is the stated redemption price at maturity of the energy recovery bond. Under the OID Regulations, original issue discount of only a de minimis amount will be included in income as each payment of stated principal is made, based on the product of the total remaining amount of the de minimis original issue discount and a fraction, the numerator of which is the amount of the principal payment and the denominator of which is the outstanding stated principal amount of the energy recovery bond. The OID Regulations also would permit a bondholder to elect to accrue de minimis original issue discount into income currently based on a constant yield method. See "MATERIAL FEDERAL INCOME TAX CONSIDERATIONS—Market Discount" in this prospectus for a description of the election under the OID Regulations.

        If original issue discount on an energy recovery bond is in excess of a de minimis amount, the holder of the energy recovery bond must include in ordinary gross income the sum of the "daily portions" of original issue discount for each day during its taxable year on which it held the energy recovery bond, including the purchase date but excluding the disposition date. In the case of an original holder of an energy recovery bond, the daily portions of original issue discount will be determined as follows.

        As to each "accrual period," that is, each period that ends on a date that corresponds to a payment date and begins on the first day following the immediately preceding accrual period, or in the case of the first period, begins on the closing date, a calculation will be made of the portion of the original issue discount that accrued during this accrual period. The portion of original issue discount that accrues in any accrual period will equal the excess, if any, of (1) the sum of (a) the present value, as of the end of the accrual period, of all of the distributions remaining to be made on the energy recovery bond, if any, in future periods and (b) the distributions made on the energy recovery bond during the accrual period of amounts included in the stated redemption price, over (2) the adjusted issue price of the energy recovery bond at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence will be calculated using a discount rate equal to the original yield to maturity of the energy recovery bonds, and possibly assuming that distributions on the energy recovery bond will be received in future periods based on the collateral being prepaid at a rate equal to a prepayment assumption. For these purposes, the original yield to maturity of the energy recovery bond would be calculated based on its issue price and possibly assuming that distributions on the energy recovery bond will be made in all accrual periods based on the collateral being paid at a rate equal to a prepayment assumption. The adjusted issue price of an energy recovery bond at the beginning of any accrual period will equal the issue price of the energy recovery bond, increased by the aggregate amount of original issue discount that accrued on the energy recovery bond in prior accrual periods, and reduced by the amount of any distributions made on the energy recovery bond in prior accrual periods of amounts included in its stated redemption price. The original issue discount accruing during any accrual period, computed as described above, will be allocated ratably to each day during the accrual period to determine the daily portion of original issue discount for that day. Although the issuer will calculate original issue discount, if any, based on its determination of the accrual periods, a bondholder may, subject to some restrictions, elect other accrual periods.

        A subsequent purchaser of an energy recovery bond that purchases the energy recovery bond at a price, excluding any portion of the price attributable to accrued qualified stated interest, less than its remaining stated redemption price will also be required to include in gross income the daily portions of any original issue discount relating to the energy recovery bond. However, each daily portion will be reduced, if the price is in excess of the energy recovery bond's "adjusted issue price," in proportion to the ratio that the excess bears to the aggregate original issue discount remaining to be accrued on the energy recovery bond. The adjusted issue price of an energy recovery bond on any given day equals:

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  the adjusted issue price, or, in the case of the first accrual period, the issue price, of the energy recovery bond at the beginning of the accrual period which includes that day, plus

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  the daily portions of original issue discount for all days during the accrual period prior to that day, less

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  any principal payments made during the accrual period relating to the energy recovery bond.

        Although the foregoing represents the method we intend to adopt in reporting any original issue discount to investors and the IRS, it is possible that the IRS might assert that some other method of accruing original issue discount should have been applied. It is expected that the application of any such other method would result in only minor differences in the timing of the accrual of income from original issue discount.

Market Discount

        A bondholder that purchases an energy recovery bond at a market discount (that is, assuming the energy recovery bond is issued without original issue discount, at a purchase price less than its remaining stated principal amount) will recognize gain upon receipt of each distribution representing stated principal. In particular, under Section 1276 of the Code, the bondholder, in most cases, will be required to allocate the portion of each distribution representing stated principal first to accrued market discount not previously included in income, and to recognize ordinary income to that extent.

        A bondholder may elect to include market discount in income currently as it accrues rather than including it on a deferred basis in accordance with the foregoing. If made, the election will apply to all market discount bonds acquired by the bondholder on or after the first day of the first taxable year to which the election applies. In addition, the OID Regulations permit a bondholder to elect to accrue all interest, discount, including de minimis market or original issue discount, and premium in income as interest, based on a constant yield method. If this election were made for an energy recovery bond with market discount, the bondholder would be deemed to have made an election to include currently market discount in income for all other debt instruments having market discount that the bondholder acquires during the taxable year of the election or after that year, and possibly previously acquired instruments. Similarly, a bondholder that made this election for an energy recovery bond that is acquired at a premium would be deemed to have made an election to amortize bond premium for all debt instruments having amortizable bond premium that the bondholder owns or acquires. See "MATERIAL FEDERAL INCOME TAX CONSIDERATIONS—Premium" in this prospectus. Each of these elections to accrue interest, discount and premium for an energy recovery bond on a constant yield method would be irrevocable.

        However, market discount for an energy recovery bond will be considered to be de minimis for purposes of Section 1276 of the Code if the market discount is less than 0.25% of the remaining principal amount of the energy recovery bond multiplied by the number of complete years to maturity remaining after the date of its purchase. In interpreting a similar rule for original issue discount on obligations payable in installments, the OID Regulations refer to the weighted average maturity of obligations, and it is likely that the same rule will be applied for market discount, possibly taking into account a prepayment assumption. If market discount is treated as de minimis under this rule, it appears that the actual discount would be treated in a manner similar to original issue discount of a de minimis amount. See "MATERIAL FEDERAL INCOME TAX CONSIDERATIONS—Original Issue Discount" in this prospectus.

        Section 1276(b)(3) of the Code specifically authorizes the U.S. Treasury Department to issue regulations providing for the method for accruing market discount on debt instruments, the principal of which is payable in more than one installment. Until regulations are issued by the U.S. Treasury Department, some rules described in the legislative history to Section 1276 of the Code or the Committee Report relating to Section 1276 of the Code, apply. The Committee Report indicates that in each accrual period market discount on energy recovery bonds should accrue, at the bondholder's option: (1) on the basis of a constant yield method, or (2) in the case of an energy recovery bond issued without original issue discount, in an amount that bears the same ratio to the total remaining market discount as the stated interest paid in the accrual period bears to the total amount of stated interest remaining to be paid on the energy recovery bonds as of the beginning of the accrual period. Moreover, any prepayment assumption used in calculating the accrual of original issue discount is also used in calculating the accrual of market discount. Because the regulations referred to in this paragraph have not been issued, it is not possible to predict what effect these regulations might have on the tax treatment of an energy recovery bond purchased at a discount in the secondary market. Further, it is uncertain whether a prepayment assumption would be required to be used for the energy recovery bonds if they were issued with original issue discount.

        To the extent that energy recovery bonds provide for periodic distributions throughout their term, the effect of these rules may be to require market discount to be includible in income at a rate that is not significantly slower than the rate at which the discount would accrue if it were original issue discount. Moreover, in any event a holder of an energy recovery bond typically will be required to treat a portion of any gain on the sale or exchange of the energy recovery bond as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income.

        Further, under Section 1277 of the Code, a holder of an energy recovery bond may be required to defer a portion of its interest deductions for the taxable year attributable to any indebtedness incurred or continued to purchase or carry an energy recovery bond purchased with market discount. For these purposes, the de minimis rule referred to in the third preceding paragraph applies. Any deferred interest expense would not exceed the market discount that accrues during that taxable year and is, in most cases, allowed as a deduction not later than the year in which the market discount is includible in income. If the holder elects to include market discount in income currently as it accrues on all market discount instruments acquired by that holder in that taxable year or after that year, the interest deferral rule described above will not apply.

Premium

        If a holder purchases an energy recovery bond for an amount greater than its remaining principal amount, the holder will be considered to have purchased the energy recovery bond with amortizable bond premium equal in amount to the excess. The holder may elect to amortize the premium using a constant yield method over the remaining term of the energy recovery bond and to offset interest otherwise required to be included in income relating to that energy recovery bond by the premium amortized in that taxable year. If this election is made, it will apply to all debt instruments having amortizable bond premium that the holder owns or subsequently acquires. The OID Regulations also permit bondholders to elect to include all interest, discount and premium in income based on a constant yield method. See "MATERIAL FEDERAL INCOME TAX CONSIDERATIONS—Market Discount" in this prospectus. The Committee Report states that the same rules that apply to accrual of market discount, which rules may require use of a prepayment assumption in accruing market discount for energy recovery bonds without regard to whether the energy recovery bonds have original issue discount, would also apply in amortizing bond premium under Section 171 of the Code. The use of an assumption that there will be no prepayments may be required.

Losses

        Losses sustained during a taxable year from the sale, exchange or worthlessnes of an energy recovery bond will be treated as losses from the sale or exchange of a capital asset. Each holder of an energy recovery bond will be required to accrue interest and original issue discount for that energy recovery bond, without giving effect to any reductions in distributions until it can be established that any such reduction ultimately will not be recoverable. As a result, the amount of taxable income reported in any period by the holder of an energy recovery bond could exceed the amount of economic income actually realized by the holder in that period. Although the holder of an energy recovery bond eventually will recognize a loss or reduction in income attributable to interest and original issue discount previously accrued and included income that ultimately will not be realized, the law is unclear as to the timing and character of the loss or reduction in income.

Sales of Energy Recovery Bonds

        If an energy recovery bond is sold, the selling bondholder will recognize gain or loss equal to the difference between the amount realized on the sale and its adjusted basis in the energy recovery bond. The adjusted basis of an energy recovery bond, in most cases, will equal the cost of that energy recovery bond to that bondholder, increased by the amount of any original issue discount or market discount previously reported by the bondholder for that energy recovery bond and reduced by any amortized premium and any principal payment received by the bondholder. Except as provided in the following three paragraphs, any gain or loss will be capital gain or loss, provided the energy recovery bond is held as a capital asset, in most cases, property held for investment, within the meaning of Section 1221 of the Code.

        Gain recognized on the sale of an energy recovery bond by a seller who purchased the energy recovery bond at a market discount will be taxable as ordinary income in an amount not exceeding the sum of (i) any portion of the payment received in respect of accrued but unpaid interest on the energy recovery bonds and (ii) the portion of the discount that accrued during the period the energy recovery bond was held by the holder, reduced by any market discount included in income under the rules described under "MATERIAL FEDERAL INCOME TAX CONSIDERATIONS—Market Discount" and "—Premium" in this prospectus.

        A portion of any gain from the sale of an energy recovery bond that might otherwise be capital gain may be treated as ordinary income to the extent that the energy recovery bond is held as part of a "conversion transaction" within the meaning of Section 1258 of the Code. A conversion transaction generally is one in which the taxpayer has taken two or more positions in the same or similar property that reduce or eliminate market risk, if substantially all of the taxpayer's return is attributable to the time value of the taxpayer's net investment in the transaction. The amount of gain so realized in a conversion transaction that is recharacterized as ordinary income generally will not exceed the amount of interest that would have accrued on the taxpayer's net investment at 120% of the appropriate "applicable Federal rate," which rate is computed and published monthly by the IRS, at the time the taxpayer enters into the conversion transaction, subject to appropriate reduction for prior inclusion of interest and other ordinary income items from the transaction.

        Finally, a taxpayer may elect to have net capital gain taxed at ordinary income rates rather than capital gains rates in order to include any net capital gain in total net investment income for the taxable year, for purposes of the rule that limits the deduction of interest on indebtedness incurred to purchase or carry property held for investment to a taxpayer's net investment income.

Backup Withholding

        Payments of interest and principal, as well as payments of proceeds from the sale of energy recovery bonds, may be subject to the "backup withholding" under Section 3406 of the Internal

Revenue Code of 1986, as amended, if recipients of the payments fail to furnish to the payor information, including their taxpayer identification numbers, or otherwise fail to establish an exemption from the tax. Any amounts deducted and withheld from a distribution to a recipient would be allowed as a credit against the recipient's federal income tax. Furthermore, penalties may be imposed by the IRS on a recipient of payments that is required to supply information but that does not do so in the proper manner.

        We will report to the holders and to the IRS for each calendar year the amount of any "reportable payments" during that year and the amount of tax withheld, if any, relating to payments on the energy recovery bonds.

Tax Treatment of Foreign Investors

        Interest paid on an energy recovery bond to a nonresident alien individual, foreign partnership or foreign corporation that has no connection with the U.S. other than holding energy recovery bonds, known as nonresidents, will normally qualify as portfolio interest and will be exempt from federal income tax, except, in general, where (1) the recipient is a holder, directly or by attribution, of 10% or more of the capital or profits interest in us, or (2) the recipient is a controlled foreign corporation to which we are a related person. Upon receipt of appropriate ownership statements, the issuer normally will be relieved of obligations to withhold tax from the interest payments. These provisions supersede the generally applicable provisions of U.S. law that would otherwise require us to withhold at a 30% rate, unless this rate were reduced or eliminated by an applicable tax treaty, on, among other things, interest and other fixed or determinable, annual or periodic income paid to nonresidents. For these purposes a bondholder may be considered to be related to us by having common ownership with us or any affiliate. Special rules apply to partnerships, estates and trusts, and in certain circumstances certifications as to foreign status and other matters may be required to be provided by partners and beneficiaries thereof.

        The payment of the proceeds from the sale of energy recovery bonds to or through the United States office of a broker will be subject to information reporting and backup withholding unless the holder of the energy recovery bond certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption. With certain exceptions, the payment of the proceeds from the sale of energy recovery bonds to or through the foreign office of a broker generally will not be subject to backup withholding.

        Non-United States holders should consult their tax advisors regarding the application of withholding information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against the non-United States holder's U.S. federal income tax liability and may entitle the holder to a refund, provided the required information is furnished to the IRS.

STATE AND OTHER TAX CONSEQUENCES

        In addition to the federal income tax consequences described in "MATERIAL FEDERAL INCOME TAX CONSIDERATIONS," potential investors should consider the state and local tax consequences of the acquisition, ownership, and disposition of the energy recovery bonds offered by this prospectus. State tax law may differ substantially from the corresponding federal tax law, and the discussion above does not purport to describe any aspect of the tax laws of any state or other jurisdiction. Therefore, prospective investors should consult their tax advisors about the various tax consequences of investments in the energy recovery bonds offered by this prospectus.

ERISA CONSIDERATIONS

        Before making an investment in the energy recovery bonds, benefit plans that are subject to Title I of ERISA and/or the prohibited transaction provisions of Section 4975 of the Code, or similar restrictions, which we refer to as benefit plans, should review the following summary of issues.

        This summary is based on the provisions of ERISA and/or Section 4975 of the Code and the code (and the related regulations and administrative and judicial interpretations) as of the date hereof. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, administrative regulations, rulings or administrative pronouncements will not significantly modify the requirements summarized herein. Any such changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release.

        Benefit plans may purchase energy recovery bonds subject to the investing fiduciary's determination that the investment satisfies ERISA's fiduciary standards and other requirements under ERISA or the Code applicable to investments by the benefit plan. Accordingly, among other factors, the investing fiduciary should consider whether: (i) such investment would satisfy the prudence and diversification requirements of ERISA; (ii) such investment would be consistent with the documents and instruments governing the benefit plan; (iii) such investment is made solely in the interest of participants and beneficiaries of the benefit plan; (iv) the acquisition and holding of energy recovery bonds would result in a non-exempt "prohibited transaction" under Section 406 of ERISA or Section 4975 of the Code; and (v) such investment would violate ERISA's prohibition on improper delegation of control over or responsibility for plan assets.

Plan Asset Issues

        In contemplating an investment in the energy recovery bonds, fiduciaries of benefit plans should also carefully consider the definition of the term "plan assets" in Section 2510.3-101 of the regulations promulgated by the U.S. Department of Labor, or DOL. Under the plan asset regulations, if a benefit plan invests in an "equity interest" with respect to a corporation, partnership, trust or another specified entity, the underlying assets and properties of the entity may be deemed for purposes of ERISA and Section 4975 of the Code to be assets of the investing benefit plan. According to the plan asset regulations, an interest is not an "equity interest" if it is treated as an indebtedness under applicable local law and has no substantial equity features. Although there is little statutory or regulatory guidance on this subject, it appears that the energy recovery bonds should not be treated as equity interests for purposes of the plan asset regulations. Accordingly, our assets should not be treated as the assets of benefit plans investing in the energy recovery bonds.

        If the energy recovery bonds are considered "equity interests," our assets be deemed to be "plan assets," and a portion of those assets would be attributable to each of the benefit plans that have purchased energy recovery bonds. In such event, with respect to benefit plans subject to Title I of ERISA that have purchased energy recovery bonds, the prudence, diversification, exclusive benefit and other requirements of ERISA generally applicable to investments by benefit plans would extend to the assets.

Prohibited Transactions

        ERISA and Section 4975 of the Code generally prohibit certain transactions involving the assets of a benefit plan and persons who have certain specified relationships to the benefit plan ("parties in interest" as defined in ERISA or "disqualified persons" as defined in the Code (collectively, "Parties in Interest")). If the assets of are deemed to be "plan assets," DRC charges received by the servicer would be deemed, for purposes of the prohibited transaction rules, to flow indirectly from customers to benefit plans that own energy recovery bonds. As a result, if one or more customers were Parties in

Interest with respect to a benefit plan that owned that class or series of energy recovery bonds, such holding could be deemed to constitute a prohibited transaction.

Additional Prohibited Transaction Issues

        Regardless of whether our assets are deemed to be "plan assets," the acquisition of energy recovery bonds by a benefit plan could, depending upon the facts and circumstances, constitute or result in a prohibited transaction under ERISA and/or Section 4975 of the Code if the seller, the underwriters or any of their affiliates, are Parties in Interest with respect to the benefit plan. However, such a prohibited transaction may be exempt under ERISA and Section 4975 of the Code if the energy recovery bonds were acquired pursuant to and in accordance with one or more prohibited transaction "class exemptions", or PTCEs, issued by the DOL. The PTCEs that may apply to the acquisition and holding of energy recovery bonds include PTCE 84-14 (respecting transactions determined by independent qualified professional asset managers), PTCE 90-1 (respecting insurance company separate accounts), PTCE 91-38 (respecting bank collective trust funds), PTCE 95-60 (respecting insurance company general accounts) and PTCE 96-23 (respecting transactions determined by in-house asset managers). If the purchase of energy recovery bonds were to constitute or result in a non-exempt prohibited transaction, the purchase might have to be rescinded.

        Each of these PTCEs contains conditions and limitations on its application. Fiduciaries of benefit plans which consider purchasing energy recovery bonds in reliance on any of these or other PTCEs should carefully review such PTCE to assure it is applicable.

        A benefit plan investor shall be deemed to have represented and warranted that the use of plan assets to purchase and hold the energy recovery bonds does not and will not constitute or otherwise result in a non-exempt prohibited transaction in violation of Section 406 or 407 of ERISA or Section 4975 of the Code.

        In this regard, any potential investor that is an insurance company investing assets out of its general account should consider the United States Supreme Court's decision in John Hancock Mutual Life Insurance Co. vs. Harris Trust and Savings Bank, 510 U.S. 86 (1993), which in certain circumstances treats those general account assets as assets of a benefit plan for purposes of the fiduciary responsibility provisions of ERISA and the prohibited transaction rules of ERISA and Section 4975 of the Code. In addition, such potential investor should consider the effect of Section 401 of ERISA and the regulations thereunder. Insurance companies which consider purchasing energy recovery bonds for their general accounts should also consider whether any state laws regulating insurance affect the purchase of energy recovery bonds.

Importance of Obtaining Professional Advice

        PROSPECTIVE INVESTORS THAT ARE BENEFIT PLANS ARE STRONGLY URGED TO CONSULT THEIR OWN ERISA AND TAX ADVISORS REGARDING THE CONSEQUENCES OF AN INVESTMENT IN THE ENERGY RECOVERY BONDS.

        The sale of energy recovery bonds to a benefit plan shall not be deemed a representation by the seller, us or the underwriters that this investment meets all relevant legal requirements with respect to benefit plans generally or any particular benefit plan.

PLAN OF DISTRIBUTION FOR THE ENERGY RECOVERY BONDS

        General.    The energy recovery bonds of each series may be sold to or through the underwriters by a negotiated firm commitment underwriting and public reoffering by the underwriters. The energy recovery bonds may also be sold to or through any other underwriting arrangement as may be specified in the applicable prospectus supplement related to a series of energy recovery bonds or may be offered or placed either directly or through agents. We intend that energy recovery bonds will be offered through various methods from time to time. We also intend that offerings may be made concurrently through more than one of these methods or that an offering of a particular series of energy recovery bonds may be made through a combination of these methods.

        The distribution of energy recovery bonds may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to the prevailing market prices or in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

        It is not anticipated that any of the energy recovery bonds will be listed on any securities exchange.

        Compensation to Underwriters.    In connection with the sale of the energy recovery bonds, underwriters or agents may receive compensation in the form of discounts, concessions or commissions. Underwriters may sell energy recovery bonds to particular dealers at prices less a concession. Underwriters may allow, and these dealers may re-allow, a concession to other dealers. Underwriters, dealers and agents that participate in the distribution of the energy recovery bonds of a series may be deemed to be underwriters under the Securities Act of 1933, or the Securities Act. Any discounts or commissions received by the underwriters from us and any profit on the resale of the energy recovery bonds by them may be deemed to be underwriting discounts and commissions under the Securities Act. These underwriters or agents will be identified, and any compensation received from us will be described, in the applicable prospectus supplement related to a series of energy recovery bonds.

        Other Distribution Issues.    Under agreements which may be entered into by the seller, us and any indenture trustee, underwriters and agents who participate in the distribution of the energy recovery bonds may be entitled to indemnification by the seller and us against liabilities specified therein, including under the Securities Act. The underwriters may, from time to time, buy and sell the energy recovery bonds, but there can be no assurance that a secondary market will develop and there is no assurance that this market, if established, will continue.

VARIOUS LEGAL MATTERS RELATING TO THE ENERGY RECOVERY BONDS

        Certain legal matters relating to the energy recovery bonds will be passed upon for us by Orrick, Herrington & Sutcliffe LLP, San Francisco, California, and for the underwriters by Sidley Austin Brown & Wood LLP, San Francisco, California. Certain legal matters relating to the federal tax consequences of the issuance of the energy recovery bonds will be passed upon for us by Orrick, Herrington & Sutcliffe LLP, San Francisco, California.

PG&E Energy Recovery Funding LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the energy recovery bonds being registered. All amounts, other than the SEC registration fee are estimates.

SEC Registration fee	$126.70
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer agent and registrar fees	*
Blue sky fees and expenses	*
Miscellaneous	*

Total	$126.70

*
To be supplied by amendment.

Item 15. Indemnification of Directors and Officers

        Section 18-108 of the Delaware Limited Liability Company Act provides that subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may and has the power to indemnify and hold harmless any member or other person from and against any and all claims and demands whatsoever. Section 20 of the Limited Liability Company Agreement of the registrant provides that, to the fullest extent permitted by applicable law, the registrant shall indemnify "covered persons", consisting of any member, special member, officer, director, employee or agent of the registrant and any employee, representative, agent or affiliate of the member or the special member, for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such covered person in good faith on behalf of the registrant and in a manner reasonably believed to be within the scope of authority conferred on the covered person by the Limited Liability Company Agreement, except that the registrant shall not indemnify any covered person for any loss, damage or claim incurred by the covered person by reason of the covered person's gross negligence or willful misconduct with respect to such acts or omissions.

Item 16. Exhibits and Financial Schedules

Number	Description
1.1	Form of Underwriting Agreement*
4.1	Form of Indenture*
4.2	Form of Energy Recovery Bond*
5.1	Opinion of Orrick, Herrington & Sutcliffe LLP regarding the legality of the securities being registered*
8.1	Tax Opinion of Orrick, Herrington & Sutcliffe LLP with respect to tax matters*
10.1	Form of Recovery Property Purchase and Sale Agreement*
10.2	Form of Recovery Property Servicing Agreement*

23.1	Consent of Orrick, Herrington & Sutcliffe LLP (included in its opinion filed as Exhibit 5.1)*
24.1	Powers of Attorney*
25.1	Statement of Eligibility and Qualification of Indenture Trustee on Form T-1(to be filed pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939)*
99.1	Application for Financing Order*
99.2	Financing Order*
99.3	Form of Issuance Advice Letter*

*
To be filed by amendment.

Item 17. Undertakings

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a)   to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (b)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (c)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs 1(a) and 1(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (5)   To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (the "Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, State of California, on October 14, 2004.

PG&E ENERGY RECOVERY FUNDING LLC

By:	/s/ KENT M. HARVEY
Title:	President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KENT M. HARVEY Kent M. Harvey	President and Director (Principal Executive Officer)	October 14, 2004
/s/ MICHAEL J. DONNELLY Michael J. Donnelly	Treasurer and Director (Principal Financial Officer)	October 14, 2004
/s/ BERNARD J. ANGELO Bernard J. Angelo	Director	October 14, 2004
/s/ DINYAR B. MISTRY Dinyar B. Mistry	Controller (Principal Accounting Officer)	October 14, 2004

EXHIBIT INDEX

(a)
Exhibits.

Number	Description
1.1	Form of Underwriting Agreement*
4.1	Form of Indenture*
4.2	Form of Energy Recovery Bond*
5.1	Opinion of Orrick, Herrington & Sutcliffe LLP regarding the legality of the securities being registered*
8.1	Tax Opinion of Orrick, Herrington & Sutcliffe LLP with respect to tax matters*
10.1	Form of Recovery Property Purchase and Sale Agreement*
10.2	Form of Recovery Property Servicing Agreement*
23.1	Consent of Orrick, Herrington & Sutcliffe LLP (included in its opinion filed as Exhibit 5.1)*
24.1	Powers of Attorney*
25.1	Statement of Eligibility and Qualification of Indenture Trustee on Form T-1(to be filed pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939)*
99.1	Application for Financing Order*
99.2	Financing Order*
99.3	Form of Issuance Advice Letter*

*
To be filed by amendment.

QuickLinks

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY OF TERMS—PROSPECTUS SUPPLEMENT
THE SERIES 200[4]-1 BONDS
TABLE 1
TABLE 2 Expected Amortization Schedule Outstanding Class Principal Balance
TABLE 3 Weighted Average Life Sensitivity
TABLE 4
THE RECOVERY PROPERTY FOR THE SERIES 200[4]-1 BONDS
SERVICING
UNDERWRITING THE SERIES 200[4]-1 BONDS
RATINGS FOR THE SERIES 200[4]-1 BONDS
TAX MATTERS
LEGAL MATTERS

ABOUT THIS PROSPECTUS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
SUMMARY OF TERMS—PROSPECTUS
PARTIES TO THE TRANSACTIONS
ALLOCATIONS AND DISTRIBUTIONS IN RESPECT OF EACH SERIES OF ENERGY RECOVERY BONDS
RISK FACTORS
BACKGROUND AND OVERVIEW
THE RECOVERY PROPERTY
THE SERVICER OF THE RECOVERY PROPERTY
Annual Forecast Variances (GWh)
TOTAL BILLED REVENUES
Net Write-Offs(1)
Net Write-Offs as a Percentage of Billed Revenue(2)
Customer Delinquency Data(1)
PG&E ENERGY RECOVERY FUNDING LLC
THE SALE AGREEMENTS
THE SERVICING AGREEMENTS
THE ENERGY RECOVERY BONDS
RATINGS FOR THE ENERGY RECOVERY BONDS
HOW WE AND THE SELLER WILL USE THE PROCEEDS OF THE ENERGY RECOVERY BONDS
WEIGHTED AVERAGE LIFE AND YIELD CONSIDERATIONS FOR THE ENERGY RECOVERY BONDS
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS
STATE AND OTHER TAX CONSEQUENCES
ERISA CONSIDERATIONS
PLAN OF DISTRIBUTION FOR THE ENERGY RECOVERY BONDS
VARIOUS LEGAL MATTERS RELATING TO THE ENERGY RECOVERY BONDS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX